Exhibit 10.1

Amended and Restated Credit Agreement

Dated as of September 22, 2006

among

AECOM Technology Corporation,
The Subsidiary Borrowers

Union Bank of California, N.A.,
as the Administrative Agent,
a Letter of Credit Issuing Lender and the Swing Line Lender,

Harris N.A. (successor by Merger to Harris Trust and Savings Bank)     ,
as a Letter of Credit Issuing Lender,

Bank of Montreal, acting under its trade name
BMO Capital Markets,
as the Syndication Agent

and

The Other Financial
Institutions Party Hereto

Union Bank of California, N.A.
and
Bank of Montreal, acting under its trade name
BMO Capital Markets,
as Co-Lead Arrangers and Co-Book Managers

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND RELATED MATTERS	1

1.01	Definitions	1
1.02	Other Interpretive Provisions.	29
1.03	Exchange Rates; Currency Equivalents	30
1.04	Extensions of Credit in Offshore Currencies.	31

SECTION 2.	THE CREDITS	32

2.01	Amounts and Terms of Commitments.	32
2.01A	The Swing Line.	32
2.02	Loan Accounts and Notes.	33
2.03	Borrowings, Conversions and Continuations of Loans.	34
2.04	Voluntary Termination or Reduction of Commitments prior to the Termination Date	35
2.04A	Optional Increase in Commitments.	36
2.05	Optional Prepayments	37
2.06	Mandatory Prepayments.	37
2.07	Repayment.	38
2.08	Interest.	38
2.09	Fees	39
2.10	Computation of Fees and Interest.	39
2.11	Payments by the Borrowers.	40
2.12	Payments by Lenders to Administrative Agent.	41
2.13	Sharing of Payments, Etc.	41
2.14	Guaranty	42
2.15	Several Obligations	42

SECTION 3.	THE LETTERS OF CREDIT	42

3.01	The Letter of Credit Subfacility.	42
3.02	Issuances and Amendments of Letters of Credit.	44
3.03	Risk Participations, Drawings and Reimbursements.	45
3.04	Repayment of Participations.	46
3.05	Special Provisions Relating to Auto-Renewal Letters of Credit	46
3.06	Role of Issuing Lender.	47
3.07	Obligations Absolute	48
3.08	Cash Collateral Pledge	49
3.09	Letter of Credit Fees	49
3.10	Uniform Customs and Practice	50

SECTION 4.	TAXES, YIELD PROTECTION AND ILLEGALITY	50

4.01	Taxes.	50
4.02	Increased Costs and Reduction of Return.	54

i

4.03	Illegality.	55
4.04	Inability to Determine Rates	55
4.05	Funding Losses	55
4.06	Certificates of Lenders	56
4.07	Substitution of Lenders	56
4.08	Survival	56

SECTION 5.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	56

5.01	Conditions Precedent to All Loans and Letters of Credit.	56
5.02	Conditions Precedent to each Extension of Credit	59
5.03	Conditions for a Subsidiary Becoming a Subsidiary Borrower or Subsidiary Guarantor	59

SECTION 6.	REPRESENTATIONS AND WARRANTIES	60

6.01	Organization, Powers and Good Standing.	60
6.02	Authorization, Binding Effect, No Conflict, Etc.	61
6.03	Financial Information.	62
6.04	No Material Adverse Effect	62
6.05	Litigation	62
6.06	Agreements; Applicable Law	63
6.07	Taxes	63
6.08	Governmental Regulation	63
6.09	Margin Regulations	63
6.10	Employee Benefit Plans.	63
6.11	Title to Property; Liens	65
6.12	Capitalization and Ownership.	65
6.13	Licenses, Trademarks; Etc	65
6.14	Environmental Condition	65
6.15	Solvency	67
6.16	Absence of Certain Restrictions	67
6.17	Labor Matters	67
6.18	Full Disclosure	67
6.19	Tax Shelter Regulations	67

SECTION 7.	AFFIRMATIVE COVENANTS	68

7.01	Financial Statements	68
7.02	Certificates; Other Information	69
7.03	Notices	70
7.04	Records and Inspection	72
7.05	Corporate Existence, Etc	72
7.06	Payment of Taxes	72
7.07	Maintenance of Properties	72
7.08	Maintenance of Insurance	73
7.09	Conduct of Business	73

7.10	Further Assurances	73
7.11	Subordination of Intercompany Loans and Advances to the Company	73
7.12	Payment of Obligations	73
7.13	Compliance with Laws	74
7.14	Environmental Laws.	74
7.15	Solvency	74
7.16	Use of Proceeds.	74
7.17	Additional Subsidiary Guarantors	74

SECTION 8.	NEGATIVE COVENANTS	75

8.01	Liens	75
8.02	Indebtedness	76
8.03	Restricted Payments	78
8.04	Investments	79
8.05	Financial Covenants.	80
8.06	Restriction on Fundamental Changes	81
8.07	Asset Dispositions.	82
8.08	Transactions with Affiliates	82
8.09	Restrictive Agreements	83
8.10	Amendments of Bylaws	83
8.11	Change in Business	83
8.12	Accounting Changes	83
8.13	Contributions to the Plans	83
8.14	Right to Terminate Post-Retirement Benefits	83

SECTION 9.	EVENTS OF DEFAULT	84

9.01	Events of Default	84
9.02	Remedies	87

SECTION 10.	ADMINISTRATIVE AGENT AND ISSUING LENDERS	88

10.01	Appointment and Authorization.	88
10.02	Delegation of Duties	89
10.03	Liability of Administrative Agent and Each Issuing Lender	89
10.04	Reliance by Administrative Agent and the Issuing Lenders.	89
10.05	Notice of Default	90
10.06	Credit Decision	90
10.07	Indemnification	90
10.08	Administrative Agent in Individual Capacity	91
10.09	Successor Administrative Agent	91
10.10	Arranger	92

SECTION 11.	MISCELLANEOUS	92

11.01	Amendments and Waivers	92
11.02	Transmission and Effectiveness of Communications and Signatures.	93

11.03	No Waiver; Cumulative Remedies	94
11.04	Costs and Expenses	94
11.05	Indemnity and Reimbursements.	95
11.06	Marshalling; Payments Set Aside	97
11.07	Successors and Assigns	97
11.08	Assignments, Participations, Etc.	97
11.09	Set-Off	101
11.10	Notification of Addresses, Lending Offices, Etc	101
11.11	Counterparts	101
11.12	Severability	101
11.13	No Third Parties Benefited	102
11.14	Time	102
11.15	Governing Law and Jurisdiction.	102
11.16	Waiver of Jury Trial	102
11.17	Entire Agreement	103
11.18	Obligations Several and Not Joint; Certain Waivers.	103
11.19	USA PATRIOT Act Notice	106

EXHIBITS

Form of

A	Form of Request for Extension of Credit
B	Form of Compliance Certificate
C	Form of Note
D	Master Guaranty and Intercreditor Agreement
E	Form of Assignment and Acceptance
F	Form of Instrument of Joinder
G	Form of Funds Transfer Agreement
H	Form of Funds Transfer Authorization
I	Form of Master Repetitive Wire Instruction

SCHEDULES

1.01(a)	Subsidiary Borrowers as of the Amendment Effective Date
1.01(b)	Mandatory Cost Rate
2.01	Commitments and Pro Rata Shares
2.02	Offshore Currencies as of Amendment Effective Date
3.01(b)	Existing Letters of Credit
6.01	Subsidiaries; Partnerships and Joint Ventures
6.05	Litigation
6.06	Violations of Applicable Law or Agreements
6.07	Taxes
6.10	Employee Benefit Plans
6.12	Capitalization and Ownership
6.13	Licenses, Trademarks, Etc.
6.14	Environmental Condition
6.17	Labor Matters
7.01	Subsidiary Financial Statements
8.01	Existing Liens
8.02	Existing Indebtedness
8.08	Certificate of Designation of Preferred Stock, Investors Rights Agreement and Regulatory Side Letter
11.02	Addresses and Lending Offices

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of September 22, 2006 (as amended, supplemented or modified from time to time, the “Agreement”) among AECOM Technology Corporation, a Delaware corporation (the “Company”), each Wholly-Owned Subsidiary of the Company from time to time designated as a borrower hereunder (each, a “Subsidiary Borrower”, and collectively, the “Subsidiary Borrowers”, and together with the Company, the “Borrowers”), the several financial institutions from time to time parties hereto (hereinafter collectively referred to as the “Lenders” and individually as a “Lender”), Union Bank of California, N.A. and Harris N.A. (successor by merger to Harris Trust and Savings Bank) in their respective capacities as a letter of credit issuing lender (each, an “Issuing Lender”, and collectively, the “Issuing Lenders”), Union Bank of California, N.A., as administrative agent (the “Administrative Agent”) and swing line lender (the “Swing Line Lender”), and Bank of Montreal, acting under its trade name BMO Capital Markets, as the syndication agent (the “Syndication Agent”).

RECITALS

A.                                   The parties hereto are parties to a Credit Agreement dated as of December 30, 2003, as amended (as so amended, the “Existing Credit Agreement”), and certain other Loan Documents entered into in connection with (and as defined in) the Existing Credit Agreement (collectively with the Existing Credit Agreement, the “Existing Loan Documents”) pursuant to which the Lenders have provided credit facilities to the Borrowers in the current aggregate principal amount of up to $300,000,000, but which may increase from time to time to a maximum aggregate principal amount of up to $375,000,000, as set forth in the Existing Credit Agreement (collectively, the “Credit Facilities”).

B.                                     The parties wish to enter into this Agreement and the other Loan Documents described herein, which shall amend, restate, replace and supersede (but not cause a novation of) the Existing Loan Documents and which hereinafter shall govern the terms and conditions under which the Lenders shall provide the Credit Facilities to the Borrowers.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

SECTION 1.  DEFINITIONS AND RELATED MATTERS

1.01                        Definitions.  Terms used in this Agreement shall have the respective meanings set forth in this Section 1.01, in the sections of this Agreement or in the other Loan Documents.

“Adjusted Leverage Ratio” means, at any date of determination thereof, the ratio of (a) Consolidated Funded Debt plus, without duplication, all unreimbursed drawings under any Letter of Credit existing as of such date, minus Excess Cash as of such date, to (b) Consolidated EBITDA for the most recently ended four Fiscal Quarters for which financial statements are available.

“Administrative Agent” means Union Bank in its capacity as Administrative Agent for the Lenders hereunder, and any successor Administrative Agent.

“Administrative Agent-Related Persons” means the Administrative Agent and any successor Administrative Agent arising under Section 10.09 and the Issuing Lenders and any other or successor letter of credit Issuing Lenders hereunder, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Agent’s Office” means the address for payments set forth on the signature page hereto in relation to the Administrative Agent or such other address as the Administrative Agent may from time to time specify in accordance with Section 11.02.

“Affected Lender” has the meaning specified in Section 4.07.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.  The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, (a) to vote more than ten percent (10%) of the securities having voting power for the election of directors of such Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or other equity interests, by contract or otherwise, and the terms “controlled” and “common control shall have correlative meanings.  Notwithstanding the foregoing provisions of this definition, in no event shall the trustee under any Plan, any Lender or the Administrative Agent be deemed to be an Affiliate of the Company or any of its Subsidiaries.

“Aggregate Commitment” means the combined Commitments of the Lenders set forth in Schedule 2.01 in an initial amount of $300,000,000, as such amount may be increased from time to time to a maximum amount of $375,000,000 pursuant to Section 2.04A or reduced permanently pursuant to Section 2.04.

“Agreement” shall have the meaning ascribed to it in the preamble hereto.

“Amendment Effective Date” means the date on which all conditions precedent to the effectiveness of this Agreement set forth in Section 5 are satisfied or waived by all the Lenders.  The Administrative Agent shall notify the Borrowers and the Lenders in writing of the date which is the Amendment Effective Date.

“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws, rules, regulations, ordinances and orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, judgments, awards and decrees of any Governmental Authority.

“Applicable L/C Termination Date” shall mean, in the case of Commercial Letters of Credit and Financial Letters of Credit, a date that is the earlier of 12 months after the date of issuance or the Termination Date, and, in the case of Performance Letters of Credit, a date that is the earliest of:  (a) 36 months after the date of issuance, (b) for Performance Letters of Credit in an aggregate outstanding undrawn amount of up to $50,000,000, one year after the Termination

Date, and (c) for Performance Letters of Credit in an aggregate outstanding undrawn amount in excess of $50,000,000, the Termination Date.

“Applicable Margin” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Level	Leverage Ratio	Offshore Rate +	Base Rate +	Commitment Fee
1	≥2.75:1	175 basis points	25 basis points	37.5 basis points
2	≥2.25:1 but <2.75:l	150 basis points	0 basis points	32.5 basis points
3	≥1.75:l but <2.25:1	125 basis points	0 basis points	27.5 basis points
4	≥1.25:1 but <1.75:l	100 basis points	0 basis points	22.5 basis points
5	<1.25:1	75 basis points	0 basis points	17.5 basis points

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective two Business Days after the date that the Administrative Agent receives a duly completed Compliance Certificate pursuant to Section 7.02(a); provided, however, that if the Administrative Agent fails to receive a Compliance Certificate on the due date therefor provided in Section 7.02(a), then until (but only until) such Compliance Certificate is thereafter received, the Applicable Margin shall continue to be based on the Level then in effect; provided that, if such Compliance Certificate indicates a change in the Leverage Ratio that results in an increase in the Applicable Margin, such increase shall be retroactive to a date two Business Days after the due date for such Compliance Certificate.

As of the Amendment Effective Date, Level 4 shall apply.

“Arrangers” means, collectively, Union Bank and BMO Capital Markets, in their respective capacities as Co-Lead Arrangers and Co-Book Managers.

“Asset Disposition” means any sale, assignment, transfer, lease or other disposition (including without limitation any Sale-Leaseback Transaction and any sale or other disposition effected by way of merger or consolidation (other than a merger or consolidation permitted pursuant to Section 8.06) but not including any sale or other disposition by any Subsidiary to the Company or a Wholly-Owned Subsidiary) in any single transaction or series of related transactions, of (a) all or substantially all of the Capital Stock of any Significant Subsidiary, (b) all or substantially all of the assets of the Company or any Significant Subsidiary, (c) all or substantially all of the assets of a division or comparable business segment of the Company or any Significant Subsidiary or (d) any other asset or assets if the aggregate amount of Net Cash Proceeds and the fair value of Non-Cash Proceeds from the sale or other disposition of such asset or assets, together with the Net Cash Proceeds and the fair value of Non-Cash Proceeds of any other sale or other disposition of assets of the Company or any Subsidiary in a series of related transactions, exceeds $10,000,000 in the aggregate and not previously included as an Asset Disposition except that this clause (d) shall not include (i) sales or other dispositions of inventory held or purchased for sale to others, or other property that has become obsolete or worn out, in each case in the ordinary course of business; (ii) the sale or other disposition in the ordinary course of business of equipment (including without limitation fixtures, motor vehicles, and other property used or useful in the performance of projects by the Company and its Significant Subsidiaries) upon project completion or termination or when such equipment is otherwise no longer useful in the performance of projects, provided that the Company and its Significant Subsidiaries have plans to use the amount of proceeds from such sale or other disposition to purchase other equipment for use in the same or other projects; or (iii) subleases or leases of office space in the ordinary course of business consistent with past practices.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time, or any successor statute.

“Base Rate” means the higher of:  (a) the rate of interest publicly announced from time to time by Union Bank as its “reference rate,” which is a rate set by Union Bank based upon various factors including Union Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and (b) one-half percent per annum above the Federal Funds Rate.  Any change in the reference rate announced by Union Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan, or any portion thereof, that bears interest at a rate determined by reference to the Base Rate.

“Borrowers” shall have the meaning ascribed to it in the preamble hereto.

“Borrowing” means a borrowing hereunder consisting of Loans made to the Borrowers on the same day by the Lenders pursuant to Section 2.

“Borrower Party” means the Company, each Subsidiary Borrower, each Subsidiary Guarantor or any Person other than the Lenders, the Issuing Lender and any Affiliates of the Lenders, the Administrative Agent, or the Issuing Lender from time to time party to a Loan Document.

“Business Day” means:

(a)                                  any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located;

(b)                                 if the applicable Business Day relates to an Offshore Currency Loan denominated in euro, such a day shall also be a TARGET Day; and

(c)                                  if the applicable Business Day relates to any Offshore Rate Loan denominated in an Offshore Currency other than euro, such a day shall also be a day on which dealings in deposits denominated in Dollars or the applicable Offshore Currency are carried out in London or by Union Bank’s Lending Office in the country of such Offshore Currency or such other office as may be designated for such purpose by Union Bank or the Administrative Agent.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during that period and including Capitalized Lease Obligations of the Company and its Subsidiaries during such period) that, in conformity with GAAP, are required to be capitalized and reflected in the property, plant and equipment or similar fixed asset accounts in the consolidated balance sheet of the Company and its Subsidiaries; provided, however, that any such expenditures for which another Person is contractually obligated to pay or otherwise reimburse the Company shall be excluded from the definition of Capital Expenditures.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (howsoever designated) of capital stock and any rights (other than debt securities convertible into capital stock), warrants or options to acquire capital stock.

“Capitalized Lease” means any lease (or other agreement conveying the right to use) of real or personal property by a Person as lessee or guarantor which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means all obligations under Capitalized Leases of a Person that would, in conformity with GAAP, appear on a balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, as additional collateral for the Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lenders (which documents are hereby consented to by the Lenders).  Derivatives of such term shall have corresponding meanings.  The Borrowers hereby grant the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lender, a security interest in all such cash and deposit account balances.  Cash collateral shall be maintained in blocked interest-bearing accounts of the Administrative Agent which shall be subject to the terms and conditions of such accounts.

“Cash Collateral Cover” shall have the meaning set forth in Section 9.02(c).

“Class F Preferred Stock” means the Class F Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Class G Preferred Stock” means the Class G Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor or superseding tax laws of the United States of America, together with all regulations promulgated thereunder.

“Commercial Letter of Credit” means a Letter of Credit issued for the purpose of providing a payment mechanism for the importation of goods or equipment in connection with a transaction conducted in the ordinary course of Company’s and its Subsidiaries’ business.

“Commitment” with respect to each Lender, has the meaning specified in Section 2.01(a).

“Common Stock” means the common stock of the Company.

“Common Stock Units” means the common stock units of the Company issued from time to time pursuant to the Company’s Stock Purchase Plan dated June 1, 1991, as amended from time to time.

“Company” has the meaning set forth in the preamble hereto.

“Company’s Capital Stock” means all Capital Stock and Common Stock Units of the Company outstanding from time to time and all securities and other property distributed in respect of or in exchange for such stock.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer of the Company.

“Consolidated EBITDA” means, for any measurement period, an amount equal to the sum of (a) Consolidated Net Income for the period, plus (b) Consolidated Interest Expense for such period, plus (c) 100% of the principal contributions for such period accrued for stock match programs for employees, consultants and Directors for purchases of the Company’s Capital Stock, plus (d) the amount of Taxes expensed, based on or measured by income, used or included in the determination of Consolidated Net Income for such period, plus (e) the amount of depreciation and amortization expense deducted in determining Consolidated Net Income for such period, plus (f) non-cash extraordinary losses included in the determination of Consolidated Net Income for such period, plus (g) non-cash expenses associated with the Senior Executive Equity Investment Program and other accrual of stock-based compensation expense (including stock appreciation rights) for such period minus (h) extraordinary gains included in the determination of Consolidated Net Income for such period, minus (i) non-cash interest income associated with the Senior Executive Equity Investment Program for such period; provided, however, that with respect to a Subsidiary acquired within such measurement period or any proposed Investment pursuant to Section 8.04(i), the Company may also include items (a) through (g) above for such acquired Subsidiary or such proposed Investment for the entire measurement period in Consolidated EBITDA for the measurement period to the extent that either:

(A)                              the Company has provided to the Administrative Agent (1) financial statements for that entity for the portion of such measurement period occurring prior to its acquisition or proposed acquisition and (2) the most recent year-end audited financial statements for that entity (which audited statements must be as of a date occurring within five fiscal quarters prior to the acquisition date (even if such date is prior to the measurement period and, therefore, such audited statements are not actually used in computing Consolidated EBITDA for such measurement period)); or

(B)                                if the Company has not provided to the Administrative Agent the audited financial statements for the entity described in clause (A)(2) above, but the Company has provided to the Administrative Agent the financial statements for that entity described in clause (A)(1) above and the most recent unaudited financial statements for the entity (which unaudited financial statements must satisfy the timing requirements described in the parenthetical reference in clause (A)(2) above), provided that the Company may not include pursuant to this clause (B) more than $10,000,000 of the net sum of items (a) through (g) above for any single such acquisition or investment, nor more than $20,000,000 of the net sum of items (a) through (g) above in the aggregate for all such acquisitions or investments made in any consecutive twelve-month period.

“Consolidated Funded Debt” means, as of any date of determination, all Indebtedness of the Company and its Subsidiaries on a consolidated basis excluding obligations relating to Performance Letters of Credit and the Company’s payment obligations with respect to its Preferred Stock.

“Consolidated Interest Expense” means, for any period, (a) total interest expense, whether paid or accrued, of the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, including commitment fees owed with respect to the unused portion of the Commitments, other fees hereunder, charges in respect of Financial Letters of Credit, the portion of any Capitalized Lease Obligations allocable to interest expense, (b) but excluding (i) amortization, expensing or write-off of financing costs or debt discount or expense, (ii) amortization, expensing or write-off of capitalized private equity transaction costs, to the extent such costs are treated as interest under GAAP, (iii) the portion of the upfront costs and expenses for Swap Contracts (to the extent included in interest expense) fairly allocated to such Swap Contracts as expenses for such period, less interest income on Swap Contracts for that period and Swap Contracts payments received.

“Consolidated Net Income” means, for any period, the net earnings (or loss) after Taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP, provided that there shall be excluded therefrom (a) portions of income properly attributable to minority interests, if any, in the stock and surplus of such Subsidiaries held by anyone other than the Company or any of its Subsidiaries, and (b) except to the extent of dividends or other distributions actually paid to the Company or its Subsidiaries by such Person during such period, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged with or into the Company or any of its Subsidiaries or such Person’s assets are acquired by the Company or any of its Subsidiaries.

“Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of the Company and its Subsidiaries determined in accordance with GAAP, plus redeemable Common Stock and Common Stock Units shown on the Company’s consolidated balance sheet plus an amount equal to the principal amount of issued and outstanding preferred stock of the Company, including, without limitation, the Preferred Stock, but excluding the Permitted Chinese Stock.

“Contingent Obligation” means, as to any Person, any obligation, direct or indirect, contingent or otherwise, of such Person (a) with respect to any Indebtedness or other obligation or liability of another Person, including without limitation any direct or indirect guarantee of such Indebtedness, obligation or liability, endorsement (other than for collection or deposit in the ordinary course of business) thereof or discount or sale thereof by such Person with recourse to such Person, or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge of any such Indebtedness, obligation or liability (whether in the form of loans, advances, stock purchases, capital contributions, performance letters of credit or otherwise), (b) to provide funds to maintain working capital or equity capital of another Person or otherwise to maintain the net worth, solvency or financial condition of the other Person, (c) to make payment for any products, property, securities or services regardless of non-delivery thereof, if the purpose of any agreement so to do is to provide assurance that another Person’s Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of another Person’s Indebtedness, obligation or liability will be protected (in whole or in part) against loss in respect thereof, (d) in respect of any Swap Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person, (e) reimbursement obligations under undrawn Financial Letters of Credit, (f) to redeem preferred stock issued by such Person, or (g) otherwise to assure or hold harmless the holders of Indebtedness or other obligation or liability of another Person against loss in respect thereof.  The amount of any Contingent Obligation shall be an amount equal to that portion of the amount of the Indebtedness, obligation or liability guaranteed or otherwise supported thereby.

“Continuation” and “Continue” mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

“Conversion Date” means any date on which the Borrowers Convert a Base Rate Loan to an Offshore Rate Loan or an Offshore Rate Loan to a Base Rate Loan.

“Credit Facilities” has the meaning specified in the recitals to this Agreement.

“Customary Permitted Liens” means (a) Liens (other than Environmental Liens and any Lien imposed under ERISA) for Taxes, assessments or charges of any Governmental Authority or claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, customs and revenue authorities and other Liens (other than any Lien imposed under ERISA) imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP, (c) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds and Liens securing obligations under indemnity agreements for surety bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits, (d) Liens consisting of any right of offset, or statutory banker’s lien, on bank deposit or securities accounts maintained in the ordinary course of business so long as such bank deposit or securities accounts are not established or maintained for the purpose of providing such right of offset or banker’s lien, (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Company or its Subsidiaries and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Company or its Subsidiaries and (f) building restrictions, zoning laws and other statutes, law, rules, regulations, ordinances and restrictions, and any amendments thereto, now or at any time hereafter adopted by any Governmental Authority having jurisdiction.

“Default” means any condition or event which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

“Director” means a member of the Board of Directors of the Company.

“Dollars” and “$” means lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Offshore Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Offshore Currency.

“Effective Amount” means:

(a)                                  with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and

(b)                                 with respect to any outstanding L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” has the meaning specified in Section 11.08(g).

“Employee Benefit Plan” means (i) each termination or change in control agreement involving the Company, its Subsidiaries or any of its ERISA Affiliates, on the one hand, and any of its respective employees whose annual compensation is at a base rate equal to or exceeding $150,000, on the other hand; (ii) all Pension Plans; (iii) all employee benefit plans relating to all profit-sharing, bonus, stock option, stock purchase and related employee loan, stock bonus, restricted stock, stock appreciation right, phantom stock or supplemental retirement plans or arrangements; in each case maintained or contributed to by the Company, its Subsidiaries or any of its ERISA Affiliates for the benefit of its employees (or former employees) and/or their beneficiaries or under which the Company, its Subsidiaries or any of its ERISA Affiliates may incur any material liability.  An arrangement will not fail to be a Employee Benefit Plan simply because it only covers one individual, or because the Company’s, its Subsidiaries’ or any of its ERISA Affiliates’ obligations under the plan arise by reason of its being a “successor employer” under applicable laws.  Employee Benefit Plan shall not include any Multiemployer Plan.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of the Economic and Monetary Union as contemplated in the Treaty on European Union.

“Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to the Company, any of its Subsidiaries or any Facility.

“Environmental Laws” means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (a) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of Hazardous Materials, (b) the generation, use, storage, transportation or disposal of Hazardous Materials, or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Resource Conservation

and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 121 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any liability under any Environmental Laws, or damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

“ERISA Affiliate” means any company which is or was a member of the controlled group of corporations or trades or businesses (as defined in Subsection (b), (c), (m) or (o) of Section 414 of the Code or the regulations promulgated thereunder) of which the Company is or was a member at any time within the last six years.  Notwithstanding the above, such company shall not be considered an ERISA Affiliate with respect to any representation, warranty, affirmative or negative covenant, Event of Default or any other provision of this Agreement or any other Loan Document (collectively the “Relevant Provisions”) unless the inaccuracy, breach or violation of such Relevant Provision (at the time or times such Relevant Provision applies) by such company would result in the Company or any Significant Subsidiary being subject to any liability under ERISA or the Code.  An ERISA Affiliate shall be a current ERISA Affiliate only while it is a member of the controlled group of corporations or trades or businesses (as defined in Subsection (b), (c), (m) or (o) of Section 414 of the Code and the regulations thereunder) of which the Company is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a material required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan (c) the provision by the administrator of any Pension Plan pursuant to Section 404l(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability pursuant to Sections 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of material liability on the Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (g) the withdrawal by the Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Company or any of its ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409 or 502(c), (i) or (l) of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or (k) the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.

“euro” means the single currency of Euro Participating Member States, as defined in any EMU Legislation.

“Event of Default” means any of the events specified in Section 9.01.

“Excess Cash” means, at any date of determination thereof, the amount by which all cash, cash equivalents and marketable securities held by the Company and the Guarantors in accounts maintained in the United States exceeds $25,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations thereunder.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Indebtedness” means, with respect to the Company and its Subsidiaries, the Indebtedness as of the Amendment Effective Date set forth and described on Schedule 8.02.

“Existing Letters of Credit” has the meaning specified in Section 3.01(b).

“Existing Liens” means, with respect to the Company and its Subsidiaries, those Liens as of the Amendment Effective Date set forth and described on Schedule 8.01.

“Existing Loan Documents” has the meaning specified in the recitals to this Agreement.

“Extension of Credit” means (a) the Borrowing, Conversion or Continuation of any Loans, or (b) the Issuance of any Letters of Credit.

“Facilities” means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or possessed by the Company or any of its Subsidiaries or any of their respective predecessors.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Union Bank on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Financial Letter of Credit” means a standby letter of credit supporting indebtedness owing to third parties.

“Fiscal Quarter” means the fiscal quarter of the Company, as the Company may designate to the Administrative Agent pursuant to Section 7.03(i).

“Fiscal Year” means the fiscal year of the Company which shall be the 52-53 week period ending on the Friday closest to September 30 in each year or such other period as the Company may designate to the Administrative Agent pursuant to Section 7.03(i).

“Fitch IBCA, Duff & Phelps” means Fitch IBCA, Duff & Phelps.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (A) the sum of (i) Consolidated EBITDA for the last four Fiscal Quarters and (ii) income for the same four Fiscal Quarters attributable to minority interests if fixed charges attributable to such minority interests are included in any component of clause (B) below to (B) the sum of (i) Consolidated Interest Expense during such period excluding cash payments, cumulated dividends, and payments in kind with respect to the Company’s Preferred Stock, but including any cash interest paid with respect to any Permitted Chinese Stock to the extent such interest is not included as a dividend pursuant to clause (v) below, (ii) the current portion (i.e. the portion due and payable within the next twelve months) of long-term, interest-bearing indebtedness (meaning for this purpose only, the current portion of long term debt owing to banks, insurance companies, other financial institutions, and notes issued by the Company or any of its Subsidiaries to shareholders in conjunction with an acquisition); provided, however, if the Company is publicly traded and has an executed facility arrangement agreement or commitment letter for the refinancing of all such current portion of long-term debt with an anticipated closing date for such refinancing at least 60 days prior to the scheduled maturity or expiration date of such debt, then such current portion of long-term debt shall be excluded from the calculation under this clause (B), (iii) income taxes paid during the preceding four Fiscal Quarters minus income tax rebates, refunds and other receipts received during the same four Fiscal Quarters,

(iv) unfinanced Capital Expenditures for the preceding four Fiscal Quarters, (v) cash dividends paid on the Capital Stock of the Company, other than on any Preferred Stock (except for Permitted Chinese Stock), and all cash dividends paid with respect to any Permitted Chinese Stock, minus (vi) non-cash interest expense associated with the Senior Executive Deferred Compensation Plan to the extent that such amount is offset by interest income from the Senior Executive Equity Investment Program and minus (vii) capitalized private equity costs that are treated as selling, general and administrative expense under GAAP.

“Foreign Subsidiary Credit Agreement” means the Term Credit Agreement of even date herewith by and among Maunsell HK Holdings, Ltd., Faber Maunsell Limited, W.E. Bassett & Partners Pty. Ltd., Maunsell Group Limited, Maunsell Australia Pty. Ltd., the Lenders party thereto, Union Bank, as the Administration Agent, and BMO Capital Markets, as the Syndication Agent.

“Funding Date” means any date on which the Lenders make a Loan pursuant to Section 2 or issue a Letter of Credit pursuant to Section 3.

“GAAP” means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

“Governmental Approval” means an authorization, consent, approval, permit, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction.

“Guarantor” means, collectively, the Company and any of its Subsidiaries, other than the Subsidiary Borrowers, that is or becomes a party to the Master Guaranty and Intercreditor Agreement.

“Harris” means Harris N.A. (successor by merger to Harris Trust and Savings Bank).

“Hazardous Materials” means any chemical substance:

(a)                                  which is or becomes defined as a “hazardous waste” or “hazardous substance” under any Applicable Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or

(b)                                 which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any Governmental Authority.

“Honor Date” has the meaning specified in Section 3.03(b).

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication:  (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all Capitalized Lease Obligations; (e) all obligations or liabilities of others secured by a Lien on any asset owned by such Person or Persons whether or not such obligation or liability is assumed; (f) all obligations of such Person or Persons, contingent or otherwise, in respect of any letters of credit (other than performance letters of credit) or bankers’ acceptances; (g) all net obligations with respect to Swap Contracts; and (h) all Contingent Obligations (other than performance letters of credit); provided, that Indebtedness shall not include (i) indebtedness or other liabilities owing to shareholders in connection with purchases of the Company’s Capital Stock by the Company consistent with prior business practices, (ii) indebtedness of Joint Ventures of which the Company or any Subsidiary is a member to the extent such indebtedness is non-recourse (whether expressly, by operation of law or otherwise) to the Company or such Subsidiary or its assets, (iii) an amount equal to the lesser of (A) indebtedness supported by letters of credit and (B) the face amount of such letters of credit, and (iv) any Preferred Stock.

“Instrument of Joinder” means the Instrument of Joinder substantially in the form of Exhibit F executed and delivered by any Subsidiary of the Company becoming a Subsidiary Borrower hereunder, as contemplated by Section 5.03, and any amendments or supplements thereto.

“Intercompany Indebtedness” means any Indebtedness of the Company or any Subsidiary which, in the case of the Company, is owed to any Subsidiary and which, in the case of any Subsidiary, is owed to the Company or any other Subsidiary.

“Interest Payment Date” means, with respect to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to Base Rate Loans, the last Business Day of each Fiscal Quarter; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date which falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date.

“Interest Period” means the period commencing on the Business Day an Offshore Rate Loan is disbursed or Continued or on the Conversion Date on which a Loan is Converted to an Offshore Rate Loan and ending on the date one, two, three or six months thereafter, as selected by each Borrower, in its Request for Extension of Credit; provided that:

(i)                                     if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and

(iii)                               no Interest Period shall extend beyond the Termination Date.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of stock or securities, or any beneficial interest in stock or other securities, of any other Person, any partnership interest (whether general or limited) in any other Person, or all or any substantial part of the business or assets of any other Person, or any direct or indirect loan, advance or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IPO” means an initial public offering of Common Stock pursuant to a registration statement on Form S-1 and the related transactions described in such registration statement or resulting from such public offering.

“IRS” means the Internal Revenue Service of the United States of America.

“Issue” means with respect to any Letter of Credit to issue, amend, extend the expiry of, renew or otherwise modify any Letter of Credit and shall include any letter of credit issued outside of this Agreement as a Letter of Credit hereunder, and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” means Union Bank, Harris or any other Lender selected by the Company with the consent of the Administrative Agent and such Lender in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement Letter of Credit issuer arising under Section 10.09.

“Joint Venture” means a joint venture, partnership or similar arrangement formed for the purpose of performing a single project or series of related projects, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a subsidiary, be considered to be a Joint Venture to which such Person is a party.

“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its applicable Pro Rata Share.

“L/C Application” means an application and agreement for the issuance, extension or amendment of a letter of credit in the form from time to time in use by the Issuing Lender.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed the date when made nor converted into a Borrowing of Loans under Section 3.03(b).

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under Letters of Credit, including outstanding L/C Borrowings related thereto.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications and any other document relating to any Letter of Credit, including any of the Issuing Lender’s standard letter of credit documentation forms.

“Lender” or “Lenders” shall have the meaning ascribed to it in the preamble hereto. References to the “Lender” shall include references to any Lender issuing Letters of Credit in its capacity as an Issuing Lender; for purposes of clarification only, to the extent that such an Issuing Lender may have any rights or obligations in addition to those of the Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.  References to the “Lender” shall also include references to each Lender in its individual capacity as a counterparty under any Swap Contract.

“Lender Taxes” has the meaning specified in Section 4.01(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender specified on Schedule 11.02, or such other office or offices as the Lender may from time to, time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued by any Issuing Lender pursuant to Section 3.

“Letter of Credit Currency” has the meaning set forth in Section 1.04(b).

“Level” means Level 1, Level 2, Level 3 or Level 4, as determined by reference to the definition of “Applicable Margin.”

“Leverage Ratio” means, at any date of determination thereof, the ratio of (a) Consolidated Funded Debt plus, without duplication, all unreimbursed drawings under any Letter of Credit existing as of such date, to (b) Consolidated EBITDA for the four Fiscal Quarters most recently ended for which financial statements are available.

“Lien” means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

“Loan” has the meaning specified in Section 2.01(a).

“Loan Documents” means this Agreement, the Notes, the Master Guaranty and Intercreditor Agreement, the L/C-Related Documents and any other documents delivered to the Administrative Agent in connection therewith and all Swap Contracts between any Borrower and a Lender or any of its Affiliates in their capacity as a counterparty thereunder.

“Majority Lenders” means at any time Lenders then holding in excess of 51% of the then aggregate unpaid principal amount of the Loans and L/C Obligations, or, if no such principal amount is then outstanding, Lenders then having in excess of 51% of the Commitments.

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 1.01(b).

“Mandatory Cost Reference Lender” means Union Bank.

“Margin Regulations” means Regulations U and X of the Federal Reserve Board and any successor regulations thereto, as in effect from time to time.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Master Guaranty and Intercreditor Agreement” means the Second Amended and Restated Master Guaranty and Intercreditor Agreement, made by each Guarantor in favor of the Administrative Agent, in substantially the form of Exhibit D, as it may be from time to time amended, supplemented or otherwise modified.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, prospects, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; or (b) a material impairment of the ability of the Company to perform under any Loan Document and thereby avoid any Event of Default.

“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof

Borrowing or prepayment of, or Conversion into, Base Rate Loans	$500,000	$100,000

Borrowing, prepayment or Continuation of, or Conversion into, Dollar-denominated Offshore Rate Loans	$1,000,000	$100,000

Borrowing, prepayment or Continuation of, or Conversion into, Offshore Currency Loans	Greater of (a) Offshore Currency equivalent of U.S. $2,000,000, rounded up to the nearest 10,000 units of such Offshore Currency and (b) 2,000,000 units of such Offshore Currency	Greater of (a) Offshore Currency equivalent of U.S. $500,000, rounded up to the nearest 10,000 units of such Offshore Currency and (b) 500,000 units of such Offshore Currency

Type of Action	Minimum Amount	Multiples in excess thereof

Issuance of Letter of Credit	None	None

Reduction in Commitments	$1,000,000	$1,000,000

Assignments	$5,000,000	None

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) and Section 4001(a)(3) of ERISA to which the Company or any of its ERISA Affiliates is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means, with respect to any Asset Disposition, the sum of:

(a)                                  the cash and cash equivalent proceeds received by or for the account of the Company or any of its Subsidiaries attributable to such Asset Disposition;

(b)                                 the amount of cash and cash equivalents received by or for the account of the Company or any of its Subsidiaries upon the sale, conversion, collection or other liquidation of any Non-Cash Proceeds attributable to such Asset Disposition (but only as and when so received); and

(c)                                  the amount of cash and cash equivalents in respect of any run-off of receivables less payments on associated liabilities, in each case retained in connection with an Asset Disposition constituting a sale of all or substantially all of the other assets or a line of business of the Person making the disposition (but only as and when so received);

in each case net of any amount required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the stock or other assets disposed of, any amount applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under Section 8.01 on the asset disposed of, any transfer taxes paid or payable as a result of such Asset Disposition and professional fees and expenses, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person (other than the Company or any Subsidiary) attributable to such Asset Disposition.

“Non-Cash Proceeds” means any notes, debt securities, other rights to payment, equity securities and any other consideration received from an Asset Disposition, except cash and cash equivalents.

“Note” means a promissory note of the Borrowers payable to the order of a Lender, if requested by such Lender, evidencing the aggregate indebtedness of the Borrowers to such Lender resulting from Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all present and future obligations and liabilities of every type and description arising under or in connection with this Agreement or any other Loan Document, due or to become due to the Administrative Agent, any Lender (including any Lender or its Affiliate in its capacity as a counterparty under any Swap Contract) or any Person entitled to indemnification pursuant to Section 11.05 of this Agreement or any of their respective successors, transferees, or assigns, and shall include, without limitation, (a) all liability for, payment of principal of and interest on the Loans and under any Notes, (b) all liability to make reimbursements for drawings under Letters of Credit, (c) all liabilities under any Swap Contract constituting a Loan Document, (d) all liability hereunder or under the Loan Documents for any fees, expense reimbursements and indemnifications, and (e) any and all other debts, obligations and liabilities to the Administrative Agent or any Lender heretofore, now or hereafter incurred or created (and all renewals, extensions, readvances, modifications and rearrangements thereof), under, in connection with, in respect of or evidenced or created by this Agreement or any or all of the other Loan Documents, whether voluntary or involuntary, however arising, and whether due or not due, absolute or contingent, secured or unsecured, liquidated or unliquidated, determined or undetermined, direct or indirect, and whether the Borrowers may be liable individually or jointly with others.

“Offshore Currency” means the currencies listed on Schedule 2.02, any additional currency permitted in accordance with Section 1.04(a) and, with respect to Letters of Credit only, any Letter of Credit Currency permitted in accordance with Section 1.04(b).

“Offshore Currency Loan” means any Offshore Rate Loan denominated in an Offshore Currency.

“Offshore Rate” means:

(a)                                  for any Interest Period with respect to any Offshore Rate Loan other than one referred to in subsection (b) of this definition:

(i)                                     the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Quotation Day applicable to such Loan, or

(ii)                                  if the rate referenced in the preceding subsection (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Quotation Day applicable to such Loan, or

(iii)                               if the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upwards to the next 1/100th of 1%) at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, Continued or Converted by Union Bank and with a term equivalent to such Interest Period would be offered by Union Bank’s London branch or Affiliate to major banks in the offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) on the Quotation Day applicable to such Loan; and

(b)                                 for any Interest Period with respect to any Offshore Rate Loan advanced by a Lender required to comply with the relevant requirements of the Bank of England and the Financial Services Authority of the United Kingdom, the sum of (i) the rate determined in accordance with subsection (a) of this definition and (ii) the Mandatory Cost Rate for such Interest Period.

“Offshore Rate Loan” means a Loan that bears interest at a rate determined by reference to an Offshore Rate, which may be denominated in U.S. Dollars or an Offshore Currency. Offshore Rate Loans include Offshore Currency Loans.

“Operating Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) which is not a Capitalized Lease other than any such lease under which that Person is the lessor.

“Other Taxes” has the meaning specified in Section 4.01(b).

“Overnight Rate” means, for any day, (a) with respect to payments in Dollars, the Federal Funds Rate and (b) with respect to payments in Offshore Currencies, the rate of interest per annum at which overnight deposits in the applicable Offshore Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Union Bank’s principal office in London to major banks in the London or other applicable offshore interbank market.

“Participant” has the meaning specified in Section 11.08.

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any of its ERISA Affiliates sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding a Multiemployer Plan.

“Performance Letter of Credit” means a standby Letter of Credit used directly or indirectly to cover bid, performance, advance and retention obligations, including without limitation, Letters of Credit issued in favor of sureties who in connection therewith cover bid, performance, advance and retention obligations.

“Permitted Chinese Stock” means common stock, preferred stock or any other security issued by the Company or any Subsidiary in connection with the acquisition of any equity, ownership or similar arrangement or investment in a Chinese professional services firm (e.g., architecture, engineering, program or construction management, construction inspection, environmental services, facilities or infrastructure asset management, etc.) for aggregate issuance consideration of not more than $30,000,000 from January 1, 2005 through the Termination Date.

“Permitted Investments” means

(a)                                  marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(b)                                 marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having,  at the time of acquisition, the highest rating obtainable from any Rating Agency;

(c)                                  commercial paper maturing within one year from the date of acquisition thereof and having, at the time of acquisition, a rating of A-3 or higher from S&P or comparable rating from any other Rating Agency;

(d)                                 demand deposits, time deposits, certificates of deposit, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements and bankers’ acceptances maturing within one year after the date of acquisition which are in, issued, accepted or guarantied by a bank whose short term securities are rated at least A-3 by S&P or comparably by any other Rating Agency and whose combined capital and surplus is at least U.S. $200,000,000;

(e)                                  corporate promissory notes or other obligations maturing not more than one year after the date of acquisition which at the time of such acquisition have, or are supported by, an unconditional guaranty from a corporation with similar obligations which have the highest rating obtainable from any Rating Agency;

(f)                                    institutional money market funds organized under the laws of the United States of America or any state thereof that invest solely in any of the Investments permitted under clauses (a), (b), (c), (d) and (e) hereof; and

(g)                                 obligations maturing not more than one year after the date of the acquisition and issued or guarantied by any non-U.S. government or non-U.S. governmental agency or multinational intergovernmental organization, which obligations have a rating at the time of such acquisition of not less than “AA” from S&P or a comparable rating from any other Rating Agency.

“Permitted Letter of Credit Account Party” means, either the Company, any of the Subsidiary Borrowers, or any other Subsidiary that is a Guarantor.

“Permitted Liens” means, collectively, the Liens permitted under Section 8.01.

“Person” means an individual, a corporation, a partnership, a trust, an unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof and, for the purpose of the definition of “ERISA Affiliate,” a trade or business.

“Plans” means the AECOM Technology Corporation Retirement Savings Plan, and the associated trust, any plan, charter document or other arrangement pursuant to which the Company repurchases stock, including the AECOM Technology Corporation Liquidity and Diversification Program, and the associated trust, and any corresponding plan outside the U.S. and any associated trust, including without limitation the plans listed in Schedule 6.10, as such plans and trusts may from time to time be supplemented, modified or amended, but including any successor or replacement plan.

“Preferred Stock” means, collectively, the Class F Preferred Stock, the Class G Preferred Stock, the Permitted Chinese Stock (to the extent constituting preferred stock of the Company) and any other class of preferred stock of the Company which in the reasonable determination of the Administrative Agent has substantially similar material terms as the Class F Preferred Stock and the Class G Preferred Stock.

“Pricing Period” means, with respect to each Fiscal Quarter, the period commencing on the first date indicated in the table below opposite such Fiscal Quarter and ending on and including the second date opposite such Fiscal Quarter.

Compliance Certificate for Fiscal Quarter	Shall determine pricing for Pricing Period
1st Fiscal Quarter	February 16— May 15
2nd Fiscal Quarter	May 16 — August 15
3rd Fiscal Quarter	August 16— November 15
4th Fiscal Quarter	November 16— February 15

“Pro Rata Share” means, as to any Lender, the percentage equivalent of the sum of such Lender’s Commitment, if any, divided by the Aggregate Commitment, if any.  The initial Pro Rata Shares of each Lender are set forth opposite such Lender’s name in Schedule 2.01 hereto under the heading “Pro Rata Shares.”

“Quarterly Payment Date” means the last Business Day of each Fiscal Quarter.

“Quotation Day” means (a) if a Loan is made in Dollars or any Offshore Currency other than euro, two Business Days prior to the first day of such Interest Period and (b) if a Loan is made in euro, two TARGET Days prior to the first day of such Interest Period; provided that if market practice differs in the relevant interbank market for an Offshore Currency, then the Quotation Day for that Offshore Currency will be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Quotation Day will be the last of those days).

“Rating Agency” means any of S&P, Moody’s or Fitch IBCA, Duff & Phelps.

“Real Property” means each of those parcels (or portions thereof) of real property, improvements and fixtures thereon and appurtenances thereto now or hereafter owned or leased by the Company or any of its Subsidiaries.

“Regulation U” means Regulation U of the Federal Reserve Board or any successor regulation, in each case as in effect from time to time.

“Request for Extension of Credit” means, unless otherwise specified herein, (a) with respect to a Borrowing, Conversion or Continuation of Loans, a duly completed written request substantially in the form of Exhibit A, and (b) with respect to the Issuance of a Letter of Credit, a duly completed L/C Application.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Issuances of, or other modifications to, Letters of Credit (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient.  Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 11.02 or as otherwise designated by such recipient by written notice to the Administrative Agent, and (ii) if made by any Borrower Party, given or made by a Responsible Officer of such Borrower Party.  Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed herein or therein.  Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by the Administrative Agent, by a manually-signed hardcopy thereof.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action	California Time	Date of Action
Delivery of Request for Extension of Credit for, or notice for:

• Borrowing or prepayment of Base Rate Loans	10:00 a.m.	Same Business Day as such Borrowing or prepayment

• Borrowing or prepayment of Swing Line Loan	2:00 p.m.	Same Business Day as such Borrowing or prepayment

• Conversion into Base Rate Loans	10:00 a.m.	3 Business Days prior to such Conversion

• Borrowing, prepayment or, Continuation of, or Conversion into, Offshore Rate Loans denominated in Dollars	10:00 a.m.	3 Business Days prior to such Borrowing, prepayment, Continuation or Conversion

• Borrowing, prepayment or, Continuation of, or Conversion into, Offshore Rate Loans denominated in Offshore Currencies (other than Special Notice Currencies)	See note below	5 Business Days prior to such Borrowing, prepayment, Continuation or Conversion

• Borrowing, prepayment or, Continuation of, or Conversion into, Offshore Rate Loans denominated in Special Notice Currencies	See note below	6 Business Days prior to such Borrowing, prepayment, Continuation or Conversion

• Requests for additional Offshore Currencies	11:00 a.m.	10 Business Days prior to proposed Extension of Credit

• Issuances of Letter of Credit	10:00 a.m.	2 Business Days prior to such action (or such lesser time which is acceptable to the Issuing Lender)

Voluntary reduction in or termination of Commitments	10:00 a.m.	5 Business Days prior to such reduction or termination

Payments by the Lenders to the Administrative Agent for Base Rate Loans	12:00 Noon	On Borrowing date

Payments by the Borrowers to reimburse the Issuing Lender for a drawing under a Letter of Credit	8:00 a.m.	On the Business Day following the Honor Date

Other payments by the Lenders or a Borrower Party to the Administrative Agent	11:00 a.m.	On date payment is due

Note:                  The Requisite Time for Borrowings and payments in Offshore Currencies shall be the local times in the country of settlement for such Offshore Currencies as specified from time to time by the Administrative Agent to the parties hereto.

“Responsible Officer” means the Chief Executive Officer, the Vice Chairman, the President or the Chief Financial Officer, Controller, Treasurer, General Counsel, Chief Administrative Officer or any other officer of the applicable Borrower Party expressly designated by the applicable Borrower Party as a Responsible Officer hereunder.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of the Company’s Capital Stock now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Company’s Capital Stock now or hereafter outstanding, and (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, or any outstanding warrants, options or other rights to acquire shares of any class of the Company’s Capital Stock or any class of Capital Stock of its Subsidiaries now or hereafter outstanding.

“Revaluation Date” means each date of an Extension of Credit denominated in an Offshore Currency, each Honor Date and such additional dates as the Administrative Agent or the Majority Lenders shall specify.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale-Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of any real or personal property that, or of any property similar to and used for substantially the same purposes as any other property that, has been or is to be sold or otherwise transferred by the Company or any of the Subsidiaries to such Person with the intention of entering into such a lease.

“SEC” means the United States Securities and Exchange Commission, and any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Executive Deferred Compensation Plan” means the Company’s senior executive deferred compensation plan providing deferred compensation benefits for certain senior executives of the Company and its Subsidiaries.

“Senior Executive Equity Investment Program” means the Company’s senior executive equity investment program for certain senior executives of the Company and its Subsidiaries.

“Significant Subsidiary” means any direct or indirect domestic Subsidiary of the Company that individually, without duplication or consolidation with any other Subsidiary, (a) has assets with a book value that total 5% or more of the book value of all assets of the Company and its Subsidiaries on a consolidated basis or (b) has the net sum of items (a)

through (g) of the definition of Consolidated EBITDA that is 5% or more of Consolidated EBITDA in any fiscal year.  Notwithstanding the foregoing, any Significant Subsidiary whose assets or earnings (the term “earnings” defined as the net sum of items (a) through (g) of the definition of the Company’s Consolidated EBITDA) fall below the foregoing 5% test at any Fiscal Year end shall not thereafter be considered a Significant Subsidiary hereunder until such time as it does meet such test.

“Solvent” means, with respect to any Person that:

(a)                                  the total present fair value and fair salable value of such Person’s assets on a going concern basis is in excess of the total amount of such Person’s liabilities, including contingent liabilities;

(b)                                 such Person is able to pay its liabilities and contingent liabilities as they become due; and

(c)                                  such Person does not have unreasonably small capital with which to engage in such Person’s business as theretofore operated and as proposed to be operated.

“Special Notice Currency” means at any time an Offshore Currency, other than of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate quoted by Union Bank as the spot rate for the purchase by Union Bank of such currency with another currency.

“Subordinated Debt” means any Indebtedness hereafter incurred subordinated to the Obligations and with subordination terms approved in advance in writing by all Lenders, such approval not to be unreasonably withheld.

“Subsidiary” means any corporation or other entity (excluding Joint Ventures) of which more than fifty percent (50%) of the total voting power of shares of stock or other securities or other ownership interests entitled to vote in the election of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or one or more of the Company’s Subsidiaries.

“Subsidiary Borrower” means any Wholly-Owned Subsidiary of the Company which has satisfied the requirements of Section 5.03.  The Subsidiary Borrowers as of the Amendment Effective Date are identified as such on Schedule 1.01(a).

“Subsidiary Guarantor” has the meaning set forth in the Master Guaranty and Intercreditor Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of the Borrowers pursuant to Section 2.01A.

“Swing Line Commitment” means $20,000,000.

“Swing Line Lender” means Union Bank, or any successor swing line lender hereunder.

“Swing Line Loan” means a loan denominated in Dollars which bears interest at a rate per annum equal to interest payable on a Base Rate Loan and made by the Swing Line Lender to a Borrower under the Swing Line.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal amount of Swing Line Loans then outstanding.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is operating.

“Taxes” means any present or future income, stamp and other taxes, charges, fees, levies, duties, imposts, withholdings or other assessments, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.

“Termination Date” means the earlier to occur of:

(a)                                  March 31, 2011; or

(b)                                 the date on which the Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Trademarks” means trademarks, servicemarks and trade names, all registrations and applications to register such trademarks, servicemarks and trade names and all renewals thereof, and the goodwill of the business associated with or relating to such trademarks, servicemarks and trade names, including without limitation any and all licenses and rights granted to use any trademark, servicemark or trade name owned by any other Person.

“Transferee” has the meaning specified in Section 11.08.

“UCC” means the Uniform Commercial Code as in effect in the State of California.

“UCP” means the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce.

“Unfunded Pension Liability” means the excess on the most recent valuation date of a Pension Plan’s benefit liabilities under Section 400l(a)(16) of ERISA (determined in accordance with the actuarial assumptions specified for funding purposes pursuant to Section 412 of the Code in such Pension Plan’s most recent actuarial valuation rather than PBGC assumptions), over the current value of that Pension Plan’s assets.

“Union Bank” means Union Bank of California, N.A.

“Wholly-Owned Subsidiary” means any Subsidiary for which all of the voting shares of Capital Stock or other ownership interests (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company or one or more of its other Wholly-Owned Subsidiaries.

1.02                        Other Interpretive Provisions.

(a)                                  Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the respective defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)                                  The Agreement.  The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and section, schedule and exhibit references are to this Agreement unless otherwise specified.

(c)                                  Certain Common Terms.

(i)                                     The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)                                  The term “including” is not limiting and means “including without limitation.”

(d)                                  Performance; Time.  Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”  If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)                                  Contracts.  Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)                                    Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(g)                                 Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(h)                                 Independence of Provisions.  The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

(i)                                    Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to the Administrative Agent, the Company and other parties, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders, any Issuing Lender, or the Administrative Agent merely because of the Administrative Agent’s, any Issuing Lender’s or Lenders’ involvement in the preparation of such documents and agreements.

(j)                                    Accounting Principles.  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(k)                                Back-to-back Letters of Credit.  In calculating any amount of Indebtedness or Contingent Obligations for purposes of any covenant, if a letter of credit (whether or not a Letter of Credit issued hereunder) is issued for the purpose of securing reimbursement obligations of the Company or any of its Subsidiaries in respect of another letter of credit (commonly known as a back-to-back letter of credit), reimbursement obligations in respect of only one of the letters of credit will be used, and the other reimbursement obligations will be disregarded.  If the amount of the reimbursement obligation in respect of one letter of credit in any such arrangement is greater than the amount of the reimbursement obligation in respect of the other, the higher amount shall be used.

1.03                        Exchange Rates; Currency Equivalents.  The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Extensions of Credit and Effective Amounts denominated in Offshore Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the

Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

1.04                        Extensions of Credit in Offshore Currencies.

(a)                                  The Borrowers may from time to time request Extensions of Credit in currencies other than those listed on Schedule 2.02 so long as such currency is freely traded in the offshore interbank foreign exchange markets and freely transferable and freely convertible into Dollars.  The Borrowers shall request any such additional currency by Requisite Notice to the Administrative Agent (who shall promptly notify each Lender) not later than the Requisite Time therefor.  Each Lender shall notify the Administrative Agent (who shall promptly notify the Company) whether it can, in its sole discretion, make an Extension of Credit in such requested currency.  If all the Lenders consent to such currency, such currency shall thereafter be deemed for all purposes an Offshore Currency hereunder available for Extensions of Credit.

(b)                                  The Borrowers may from time to time request, with the consent of the applicable Issuing Lender given or withheld in its sole discretion, that Letters of Credit be issued in currencies other than those listed on Schedule 2.02 or otherwise approved pursuant to subsection (a) above (a “Letter of Credit Currency”).  Only Letters of Credit may be issued in a Letter of Credit Currency, and no Loans may be requested in a Letter of Credit Currency unless such currency has been otherwise approved pursuant to subsection (a) above.

(c)                                  Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the euro as its lawful currency after the date hereof shall be redenominated into euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(d)                                  The Administrative Agent may from time to time further modify the terms of, and practices contemplated by, this Agreement with respect to the euro to the extent the Administrative Agent determines, in its reasonable discretion, that such modifications are necessary or convenient to reflect new laws, regulations, customs or practices developed in connection with the euro.  The Administrative Agent may effect such modifications, and this Agreement shall be deemed so amended, without the consent of any Borrower or the Lenders to the extent such modifications are not materially disadvantageous to the Borrowers and the Lenders, upon notice thereto.

SECTION 2.  THE CREDITS

2.01                        Amounts and Terms of Commitments.

(a)                                  From time to time on any Business Day during the period from the Amendment Effective Date to the Termination Date, each Lender severally agrees, on the terms and conditions hereinafter set forth, to (i) make loans in Dollars and Offshore Currencies to each Borrower (each such loan, a “Loan”) and (ii) participate in Letters of Credit denominated in Dollars or Offshore Currencies Issued for the account of a Borrower or another Permitted Letter of Credit Account Party; provided, however, that, after giving effect to any Borrowing of Loans or any Issuance of, or purchase of participations in, Letters of Credit:

(1)                                  the Effective Amount of the Loans of any Lender plus the participation of such Lender in the Effective Amount of all L/C Obligations shall not exceed an aggregate amount at any time outstanding equal to the amount set forth opposite the Lender’s name in Schedule 2.01 hereto under the heading “Commitment” (such amount as the same may be reduced pursuant to Section 2.04 or as a result of one or more assignments pursuant to Section 11.08, the Lender’s “Commitment”);

(2)                                  the Effective Amount of all L/C Obligations relating to Commercial L/Cs and Financial Letters of Credit shall not exceed $50,000,000 in the aggregate at any time;

(3)                                  the Effective Amount of all L/C Obligations relating to Performance Letters of Credit shall not at any time exceed the Aggregate Commitment;

(4)                                  the Effective Amount of all Loans (whether denominated in Dollars or Offshore Currencies advanced on a pro rata basis by all of the Lenders, or as a Swing Line Loan advanced by the Swing Line Lender) shall not at any time exceed the Aggregate Commitment;

(5)                                  The Effective Amount of each Lender’s Loans shall not exceed such Lender’s Pro Rata Share of such amount; and

(6)                                  the Effective Amount of all Loans and L/C Obligations shall not at any time exceed the Aggregate Commitment.

(b)                                  Within the foregoing limits, and subject to the other terms and conditions hereof, any Borrower may borrow Loans under this Section 2.01, request the Issuance of Letters of Credit under Section 3.02, prepay pursuant to Section 2.05 and reborrow Loans pursuant to this Section 2.01.

2.01A               The Swing Line.

(a)                                  The Swing Line Lender shall from time to time prior to the Termination Date make Swing Line Loans denominated in Dollars to the Borrowers in such amounts as any Borrower may request; provided, however, that (i) after giving effect to such Swing Line Loan, the aggregate Swing Line Outstandings shall not exceed the Swing Line Commitment and the

Borrowers shall be in compliance with Section 2.01(a); and (ii) without the consent of the Majority Lenders and the Swing Line Lender, no Swing Line Loan shall be made during the continuation of an Event of Default.  The Borrowers may borrow, repay and reborrow under this Section.  Unless notified to the contrary by the Swing Line Lender, Borrowings under the Swing Line may be made in amounts which are multiples of $100,000 (“integral amount”) upon Requisite Notice made to the Swing Line Lender not later than 2:00 p.m. California time.  Each such request for a Swing Line Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 5.02(b) and (c) are satisfied.  Promptly after receipt of such request, the Swing Line Lender shall obtain telephonic verification from the Administrative Agent that there is availability for such Swing Line Loan under the Commitments.  Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is a multiple of the integral amount.  If the Borrowers instruct the Swing Line Lender to debit their Designated Deposit Account in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 2:00 p.m. California time, such payment shall be deemed received on the next Business Day.  The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Loan Outstandings each time there is a change therein.

(b)                                  Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the rate of interest payable on Base Rate Loans, which interest shall be payable on such dates, not more frequent than quarterly, as may be specified by the Swing Line Lender and in any event on the Termination Date.  The Swing Line Lender shall be responsible for invoicing the Borrowers for such interest.  The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender.

(c)                                  The principal amount of each Swing Line Loan shall be payable on the earlier of (i) the fifth Business Day after such Swing Line Loan is made, or (ii) the Termination Date.

(d)                                  Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender’s Pro Rata Share times the amount of the Swing Line Loan.  Upon demand made by the Swing Line Lender, each Lender shall, according to its Pro Rata Share, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein.  The obligation of each Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

2.02                        Loan Accounts and Notes.

(a)                                  Subject to Section 2.02(b), the Loans made by each Lender and the Letters of Credit Issued by any Issuing Lender shall be evidenced by one or more loan or letter of credit accounts maintained by such Lender or such Issuing Lender, as the case may be, in the ordinary course of business.  The loan or letter of credit accounts or records maintained by the Administrative Agent, each Issuing Lender and each Lender shall be rebuttable presumptive evidence of the amount of the Loans made by the Lenders to, and the Letters of Credit Issued by such Issuing Lender at the request of, the Borrowers and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or Letters of Credit.

(b)                                  If requested by any Lender, each Borrower shall issue a Note payable to the order of such Lender in an amount equal to such Lender’s Pro Rata Share of the maximum amount of Loans permitted under Section 2.01(a)(1), to evidence the Loans made by such Lender.  Each such Lender shall endorse on the schedules annexed to its Notes, the date and amount of each Loan made by such Lender.  Each Lender is irrevocably authorized by the Borrowers to endorse its Notes and each Lender’s record shall be rebuttable presumptive evidence; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the Obligations of a Borrower hereunder or under any such Note to such Lender.

2.03                        Borrowings, Conversions and Continuations of Loans.

(a)                                  Any Borrower may irrevocably request a Borrowing, Conversion or Continuation of Loans on any Business Day in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to the Administrative Agent not later than the Requisite Time therefor.  All Borrowings, Conversions and Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

(b)                                  Following receipt of a Request for Extension of Credit denominated in Dollars, the Administrative Agent shall promptly notify each Lender by Requisite Notice of its Pro Rata Share thereof.  Following receipt of a Request for Extension of Credit denominated in an Offshore Currency, the Administrative Agent shall promptly notify each Lender by Requisite Notice of the aggregate amount of such Extension of Credit in such Offshore Currency, the aggregate Dollar Equivalent of such Extension of Credit and the applicable Spot Rate used by the Administrative Agent to determine such Dollar Equivalent.  In the case of a Borrowing of Loans, each Lender shall, subject to the next paragraph, make the funds for its Loan available in the currency of such Loan to the Administrative Agent at the Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit.  Upon satisfaction of the applicable conditions set forth in Section 5.02, (and, with respect to the initial Extension of Credit hereunder, Section 5.01), all funds so received shall be made available to the Borrowers in like funds received.  The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Offshore Rate Loans upon determination of same.  The Administrative Agent shall from time to time notify the Company and the Lenders of any change in Union Bank’s reference rate used in determining the Base Rate following the public announcement of such change.

If any Lender (a “Nonfunding Lender”) determines that it is unable, in its sole discretion and for any reason, to fund an Offshore Currency Loan in a requested Offshore Currency, it shall notify the Administrative Agent (who shall notify the Company and the other Lenders) prior to the time specified by the Administrative Agent for setting the rate for such Offshore Currency Loan.  In such case, the Administrative Agent shall request another Lender to fund the Offshore Currency Loan which would otherwise have been made by such Nonfunding

Lender (a “Fronting Loan”).  If another Lender (a “Fronting Lender”), in its sole discretion, elects to make a Fronting Loan, the Nonfunding Lender shall be deemed to have irrevocably and unconditionally, purchased a risk participation from the Fronting Lender in such Fronting Loan.  Upon demand of the Fronting Lender made at any time through the Administrative Agent, the Nonfunding Lender  shall fund its risk participation in the Fronting Loan by delivering an amount equal to the Dollar Equivalent of the principal amount of the Fronting Loan to the Fronting Lender.  Notwithstanding anything else to the contrary in this Agreement, unless and until the Nonfunding Lender funds its risk participation in the Fronting Loan, all payments of principal in respect of the Fronting Loan shall be for the account of the Fronting Lender, and the Fronting Lender shall be entitled to interest in an amount equal to the Overnight Rate in respect of the Fronting Loan, and such amount of interest shall be deducted by the Administrative Agent from any interest payments made by the Borrowers in respect of the Fronting Loan. Subject to the prior sentence, unless the Nonfunding Lender has defaulted in its obligations under this paragraph, the Nonfunding Lender shall be entitled to all interest payments in respect of the Fronting Loan.  The Nonfunding Lender shall indemnify the Fronting Lender upon demand from and against any losses incurred by the Fronting Lender arising from fluctuations in currency exchange rates in respect of the Fronting Loan.  If no Lender elects to make a Fronting Loan, such Request for Extension of Credit shall be deemed withdrawn.

(c)                                  Except as otherwise provided herein, Offshore Rate Loans may be Continued or Converted only on the last day of the Interest Period for such Loan.  No Loan may be Converted into or Continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(d)                                  If a Loan is to be made on the same date that another Loan in the same currency is due and payable, the Borrowers or the Lenders, as the case may be, shall, unless the Administrative Agent otherwise requests, make available to the Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

(e)                                  The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f)                                    Unless the Majority Lenders shall otherwise agree, during the existence of an Event of Default, the Borrowers may not elect to have a Loan be made as, or Converted into or Continued as, an Offshore Rate Loan.

(g)                                 After giving effect to any Borrowing, there shall not be more than 10 different Interest Periods in effect.

2.04                        Voluntary Termination or Reduction of Commitments prior to the Termination Date.  The Borrowers may, upon Requisite Notice to the Administrative Agent given not later than the Requisite Time therefor, terminate the Aggregate Commitment or permanently reduce the Aggregate Commitment in a Minimum Amount therefor; provided, that no such reduction or termination shall be permitted if, after giving effect thereto and any concurrent prepayments, the Effective Amount of Loans and L/C Obligations would exceed the

Aggregate Commitment; provided, further, that once reduced in accordance with this Section 2.04, no Commitment may be increased.  Any reduction of the Aggregate Commitment pursuant to this Section 2.04 shall be applied to each Lender’s Commitment in accordance with the Lender’s Pro Rata Share thereof.  All accrued commitment and Letter of Credit fees to, but not including, the effective date of any reduction or termination of the Aggregate Commitment, shall be paid on the effective date of such reduction or termination.

2.04A               Optional Increase in Commitments.

(a)                                  Provided that no Default or Event of Default then exists, the Borrowers may at any time and from time to time request in writing that the Aggregate Commitment be increased in accordance with the provisions of this Section 2.04A up to a maximum aggregate increase of $75,000,000 during the term of this Agreement (the “maximum increase amount”).  Each requested increase in the Aggregate Commitment pursuant to this Section 2.04A shall be in a minimum amount of $15,000,000 or, if less, the remaining available portion of the maximum increase amount.

(b)                                  Any request under this Section 2.04A shall be submitted by the Borrowers to the Administrative Agent not less than fifteen (15) days prior to the proposed increase, shall specify the proposed effective date and amount of such increase, and shall be accompanied by a certificate of a Responsible Officer stating that no Default or Event of Default exists as of the date of the request or will result from the requested increase.  The Borrowers may also specify any fees offered to purchasers of the increased amount of the Aggregate Commitment.

(c)                                  The Administrative Agent promptly shall communicate each request under this Section 2.04A to all of the Lenders, which shall have an exclusive  right of first refusal to purchase the increased amount of the Aggregate Commitment.  The Lenders shall have fifteen (15) days to advise the Administrative Agent whether, collectively, they wish to acquire all or any portion of the increased Aggregate Commitment.  No Lender’s Commitment may be increased pursuant to this Section 2.04A without the consent of such Lender.

(d)                                  Each Lender may approve or reject a request for an increase in the amount of the Aggregate Commitment in its sole and absolute discretion.  Notwithstanding any other provision hereof, no Lender which rejects a request for an increase in the Aggregate Commitment shall be (i) subject to removal as a Lender, (ii) obligated to lend any amount greater than its original Pro Rata Share of the original Aggregate Commitment, or (iii) deemed to be in default in any respect hereunder.

(e)                                  In responding to a request under this Section 2.04A, each Lender which, individually, is willing to purchase a portion of the increased Aggregate Commitment shall specify the amount of the proposed increase which it is willing to acquire.  Each consenting Lender shall be entitled to participate ratably in any resulting increase in the Aggregate Commitment, subject to the right of the Administrative Agent to adjust allocations of the increased Aggregate Commitment so as to result in the amounts of the respective Pro Rata Shares of the Lenders being in integral multiples of $1,000,000.

(f)                                    If the aggregate principal amount offered to be purchased by the Lenders is less than the amount requested by the Borrowers, the Borrowers may (i) reject all or any portion of the proposed increase; provided, however, that any partial reduction shall, to the extent practicable, be apportioned among the participating Lenders on a ratable basis, (ii) accept the offered amounts or (iii) accept the offered amounts and solicit additional commitments, in an aggregate amount not to exceed the difference between the requested commitments and the offered amounts, from financial institutions which are not then Lenders.

(g)                                 Subject to the foregoing, any increase in the Aggregate Commitment requested under this Section 2.04A shall be effective as of the date proposed by the Borrowers or such later date as may be mutually agreeable to the Borrowers, the Administrative Agent and the Lenders providing the increased Aggregate Commitment (the ‘Participating Lenders’).  Upon the effectiveness of any such increase, the Borrowers shall issue replacement Notes to each Participating Lender which acquires a portion of such increase, and the Pro Rata Share of each Lender and each Participating Lender will be adjusted, higher or lower as needed, to give effect to the increase in the Aggregate Commitment and set forth in a new Schedule 2.01 issued by the Administrative Agent.  In addition, each Participating Lender shall execute and deliver to the Borrowers and the Administrative Agent an agreement whereby such Participating Lender agrees to provide the portion of the Aggregate Commitment identified to such Participating Lender in the revised Schedule 2.01 referred to in the preceding sentence and each Participating Lender that is not already a Lender agrees to become a Lender and be bound by the terms and conditions of this Agreement.

2.05                        Optional Prepayments.  Subject to Section 4.05, the Borrowers may upon Requisite Notice given not later than the Requisite Time therefor to the Administrative Agent, at any time or from time to time, ratably prepay Loans in a Minimum Amount therefor.  Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans or Offshore Rate Loans, or any combination thereof. Such notice shall not thereafter be revocable by the Borrowers and the Administrative Agent will promptly notify each Lender thereof and of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest on any Offshore Rate Loans prepaid to each such date on the amount prepaid and any amounts required pursuant to Section 4.05.

2.06                        Mandatory Prepayments.

(a)                                  If at any time the Effective Amount of Loans and/or L/C Obligations then outstanding exceeds the Effective Amount thereof then permitted by Section 2.01 and subject to Section 11.18, the Borrowers shall, immediately, without notice or demand, prepay the outstanding principal amount of the Loans and/or L/C Advances and/or Cash Collateralize outstanding Letters of Credit in an aggregate amount equal to such excess in accordance with Section 2.06(b).

(b)                                  As between repayment of Loans and Cash Collateralization of L/C Obligations pursuant to Section 2.06(a) and subject to Section 11.18 the Borrowers shall first prepay any Base Rate Loans then outstanding and then prepay Offshore Rate Loans with the shortest Interest Periods remaining, and thereafter Cash Collateralize outstanding Letters of Credit.  If the amount of Base Rate Loans is not sufficient to satisfy the entire prepayment requirement pursuant to Section 2.06(a), the Borrowers may prepay any Offshore Rate Loans which they would otherwise be required to prepay on a day other than the last day of the Interest Period therefor on the last day of such Interest Period(s), and the amount of Letters of Credit required to be Cash Collateralized may be reduced by the amount of such Offshore Rate Loans to be prepaid.  The Borrowers shall pay, together with each prepayment of Offshore Rate Loans under this Section 2.06, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.05.

2.07                        Repayment.

(a)                                  Loans.  Each Borrower agrees to repay to the Lenders in full on the Termination Date the aggregate principal amount of all Loans made to it that are outstanding on the Termination Date.

(b)                                  L/C Borrowings.  Except as permitted under Section 3.01(c), each Borrower agrees to repay to the Lenders in full on the Termination Date the aggregate principal amount of all L/C Borrowings made to it that are outstanding on the Termination Date.

2.08                        Interest.

(a)                                  Subject to Sections 2.08(d) and 11.01(b), each Loan shall bear interest on the outstanding principal amount thereof from the date when made to the date paid in full at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be, plus the Applicable Margin in effect.

(b)                                  Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of Offshore Rate Loans pursuant to Section 2.05 or 2.06 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand.

(c)                                  While any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin based on Level 1 for Base Rate Loans plus 2% per annum.

(d)                                  Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law.

2.09                        Fees.  In addition to fees described at Section 3.09:

(a)                                  Commitment Fee.  The Company shall pay to the Administrative Agent for the account of each Lender a commitment fee on the actual daily unused portion of such Lender’s Commitment, computed on a quarterly basis in arrears on each Quarterly Payment Date upon the daily utilization for that Fiscal Quarter as calculated by the Administrative Agent, equal to the Applicable Margin therefor in effect.  Such commitment fee shall accrue from the Amendment Effective Date to the Termination Date, and shall be due and payable quarterly in arrears commencing in September 2006 and continuing through the Termination Date; provided, however, that in connection with any reduction or termination of Commitments pursuant to Section 2.04, the accrued commitment fee calculated for the period ending on such date shall also be paid, with the next succeeding quarterly payment being calculated on the basis of the period from the reduction or termination date to such Quarterly Payment Date.  The commitment fees provided in this Section shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Section 5.02 are not met.

(b)                                  Agency, Arrangement and Participation Fees.  The Company shall pay to the Administrative Agent for the Administrative Agent’s own account an annual agency fee, and shall pay to the Administrative Agent for the respective accounts of the Arrangers an arrangement fee, in each case in the amount and at the times set forth in a separate fee letter agreement among the Company, the Administrative Agent and the Arrangers.  The Company also shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share listed on Schedule 2.01(a) a participation fee in an amount based upon each Lender’s Commitment as set forth in a separate fee letter agreement among the Company, the Administrative Agent and the Arrangers.

2.10                        Computation of Fees and Interest.

(a)                                  All computations of interest payable in respect of Base Rate Loans at all times as the Base Rate is determined by Union Bank’s “reference rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof or, in the case of interest in respect of Loans denominated in Offshore Currencies as to which market practice differs from the foregoing, in accordance with such market practice.

(b)                                  The Administrative Agent will, with reasonable promptness, notify the Borrowers and the Lenders of each determination of an Offshore Rate; provided, however, that any failure to do so shall not relieve the Borrowers of any liability hereunder or provide the basis for any claim against the Administrative Agent.  Any change in the commitment fee or interest rate on a Loan resulting from a change in the Applicable Margin shall become effective as of the opening of business on the day on which such change in the Applicable Margin becomes effective.  The Administrative Agent will with reasonable promptness notify the Company and the Lenders of the effective date and the amount of each such change, provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against the Administrative Agent.

(c)                                  Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error.  The Administrative Agent will, at the request of any Borrower or any Lender, deliver to such Borrower or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate.

2.11                        Payments by the Borrowers.

(a)                                  Subject to Section 11.01(b), all payments (including prepayments) to be made by the Borrowers on account of principal, interest, drawings under Letters of Credit, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim; shall, except as otherwise expressly provided with respect to drawings under Letters of Credit and elsewhere herein, be made to the Administrative Agent for the ratable account of the Lenders at the Administrative Agent’s Office and shall be made in the currency of such Extension of Credit and in immediately available funds, no later than the Requisite Time therefor on the date specified herein.  Subject to Section 11.01(b), the Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Administrative Agent later than the Requisite Time therefor shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  Notwithstanding any other provisions of this Agreement, if and to the extent that EMU Legislation provides that amounts denominated in the euro or a national currency unit (“NCU”) may be paid within a country in either the euro or the NCU of that country by crediting an account of the creditor in that country, payments may be made in either the euro or such NCU.

(b)                                  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of “Interest Period” herein.

(c)                                  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full as and when required hereunder, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent a Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such each such day.

2.12                        Payments by Lenders to Administrative Agent.

(a)                                  Unless the Administrative Agent shall have received notice from a Lender on the Amendment Effective Date or, with respect to each Borrowing after the Amendment Effective Date, at least one Business Day prior to the date of any proposed Borrowing of Offshore Rate Loans and not later than 12:00 Noon California time on the date of any proposed Borrowing of Base Rate Loans, that such Lender will not make available to the Administrative Agent as and when required hereunder for the account of the Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Borrowers such amount, that Lender shall on the next Business Day following the date of such Borrowing make such amount available to the Administrative Agent, together with interest at the Overnight Rate for and determined as of each day during such period.  A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under this Section 2.12(a) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to the Administrative Agent on the next Business Day following the date of such Borrowing, the Administrative Agent shall notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Borrowers shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)                                  The failure of any Lender to make any Loan on any date of borrowing shall not relieve any other Lender of any obligation hereunder to make a Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.

2.13                        Sharing of Payments, Etc.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s Pro Rata Share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.

2.14                        Guaranty.  All Obligations shall be unconditionally guaranteed by the Guarantors pursuant to the Master Guaranty and Intercreditor Agreement which shall be administered in accordance with Section 7.17.  The Administrative Agent and each Lender consent to the terms and conditions of the Master Guaranty and Intercreditor Agreement.

2.15                        Several Obligations.  Notwithstanding anything to the contrary in Sections 2 and 3, the obligations of each Borrower (except the Company in its capacity as a Guarantor for the Subsidiary Borrowers under the Master Guaranty and Intercreditor Agreement) under this Agreement are several and not joint.

SECTION 3.  THE LETTERS OF CREDIT

3.01                        The Letter of Credit Subfacility.

(a)                                  On the terms and conditions set forth herein (i) each Issuing Lender agrees, (A) from time to time on any Business Day during the period from the Amendment Effective Date to the Termination Date to Issue Letters of Credit under the Commitments denominated in Dollars or an Offshore Currency for the account of each Permitted Letter of Credit Account Party and to amend or renew Letters of Credit previously issued by it, and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of one or more of the Permitted Letter of Credit Account Parties; provided, however, that an Issuing Lender shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if to do so would violate Section 2.01(a); provided, further, that with respect to a request for a Letter of Credit denominated in an Offshore Currency, the Issuing Lender shall not be obligated to Issue or amend such a Letter of Credit if and so long as the Issuing Lender determines that it cannot pay under a Letter of Credit denominated in such Offshore Currency.  Within the foregoing limits, and subject to the other terms and conditions hereof, the ability of each Borrower or other Permitted Letter of Credit Account Party to obtain Letters of Credit shall be fully revolving, and, accordingly, each Permitted Letter of Credit Account Party may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b)                                  The parties hereto acknowledge and agree that as of the Amendment Effective Date, the letters of credit identified on Schedule 3.01(b) (collectively, the “Existing Letters of Credit”) are outstanding under the Existing Credit Agreement and that such Existing Letters of Credit shall be deemed to be outstanding under this Agreement and to constitute Letters of Credit for all purposes hereunder.

(c)                                  No Issuing Lender shall be under any obligation to Issue any Letter of Credit if:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from Issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Amendment Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Amendment Effective Date and which such Issuing Lender in good faith deems material to it;

(ii)                                  such Issuing Lender has received written notice from any Lender, the Administrative Agent or a Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.02 is not then satisfied;

(iii)                               the expiry date of any requested Financial Letter of Credit is after the Applicable L/C Termination Date;

(iv)                              the expiry date of any requested Performance Letter of Credit would cause the aggregate face amount of all outstanding Performance Letters of Credit expiring after the Termination Date to exceed $50,000,000; or

(v)                                 any requested Letter of Credit is not in form and substance acceptable to such Issuing Lender, or the Issuance of a Letter of Credit shall violate any applicable policies of such Issuing Lender.

(d)                                  Performance Letters of Credit in a Dollar Equivalent aggregate face amount of up to $50,000,000 may remain outstanding for up to twelve (12) months after the Termination Date.  If any Letter of Credit remains outstanding after the Termination Date, the Borrowers shall, not later than the Termination Date, secure the reimbursement obligations for such Letters of Credit (in the form of cash collateral, back-to-back letters of credit or other liquid assets in a form reasonably satisfactory to the Issuing Lender).  To the extent cash is deposited with an Issuing Lender to secure such reimbursement obligations, it shall to be held by the Issuing Lender in an interest bearing cash collateral account as collateral hereunder, and the Borrowers hereby grant a security interest in such account to the Issuing Lender and the Administrative Agent for and on behalf of the Lenders.  If, notwithstanding the Borrowers’ provision of such cash collateral, the Issuing Lender shall have any liability with respect to any Letter of Credit after the Termination Date, each Lender agrees that it will, upon the written request of the Issuing Lender, forward to the Issuing Lender an amount (the “risk participation amount”) equal to such Lender’s Pro Rata Share of such liability, based on its participation in such Letter of Credit as of the Termination Date in accordance with Section 3.03(a).  Each such risk participation amount shall bear interest as if it were a Base Rate Loan hereunder and shall be payable in full within two (2) Business Days of the Issuing Lender’s demand therefor.  The covenants in this paragraph shall survive the termination of this Agreement, the expiration of the Letters of Credit, and the payment of the Notes and all other amounts payable hereunder.

3.02                        Issuances and Amendments of Letters of Credit.

(a)                                  Any Permitted Letter of Credit Account Party may irrevocably request a Letter of Credit be Issued or otherwise amended on any Business Day by delivering a Request for Extension of Credit therefor by Requisite Notice to the Issuing Lender (with a copy to the Administrative Agent if Union Bank is not the Issuing Lender) not later than the Requisite Time therefor.  If the Company has designated another Lender (with the consent of such Lender and the Administrative Agent, such consent not to be unreasonably withheld) to be the Issuing Lender for that particular Letter of Credit, it shall promptly notify the Administrative Agent who shall then notify the Borrowers.  Each such Request for Extension of Credit shall specify in form and detail satisfactory to the applicable Issuing Lender:  (i) whether the Letter of Credit is a Commercial Letter of Credit, Financial Letter of Credit, or a Performance Letter of Credit; (ii) the proposed date of Issuance or amendment of the Letter of Credit (which shall be a Business Day); (iii) the face amount of the Letter of Credit; (iv) the expiry date of the Letter of Credit, which shall conform to the definition of Applicable L/C Termination Date; (v) the name and address of the beneficiary thereof; (vi) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vii) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (viii) the currency of the Letter of Credit if other than Dollars; and (ix) such other matters as such Issuing Lender may require.

(b)                                  Not later than 10:00 a.m. (California time) at least one Business Day prior to the Issuance or amendment of any Letter of Credit, the applicable Issuing Lender will notify the Administrative Agent (by Requisite Notice) that such Issuing Lender has received a copy of the L/C Application.  Unless the Administrative Agent has notified such Issuing Lender by 3:00 p.m. (California time) on such Business Day that (A) such Issuing Lender is not to Issue or amend such Letter of Credit because such Issuance or amendment is not then permitted under Section 3.01 or (B) one or more conditions specified in Section 5.02 are not then satisfied, then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, Issue or amend the Letter of Credit for the account of the applicable Permitted Letter of Credit Account Party in accordance with such Issuing Lender’s usual and customary business practices; provided, however, that, unless the Issuing Lender otherwise determines in each instance in its sole discretion, the conditions specified in Section 5.02 need not be satisfied with respect to an amendment that does not otherwise constitute an Issuance.  All Issuances and amendments are subject to acceptance thereof by the beneficiary of such Letter of Credit.

(c)                                  Each Issuing Lender may, at its election (or as required by the Administrative Agent at the direction of the Majority Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Applicable L/C Termination Date.

(d)                                  This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(e)                                  Each Issuing Lender will also deliver to the Administrative Agent, concurrently or promptly following its Issuance or amendment of a Letter of Credit a true and complete copy thereof.

3.03                        Risk Participations, Drawings and Reimbursements.

(a)                                  Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from each Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.  For purposes of Section 2.01(a), each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.

(b)                                  Upon any drawing under a Letter of Credit, the Issuing Lender thereof will promptly notify the Borrowers.  The Borrowers shall reimburse such Issuing Lender not later than the Requisite Time therefor, on each date that any amount is paid by such Issuing Lender under any Letter of Credit (each such date, an “Honor Date”), in an amount equal to the amount so paid by such Issuing Lender.  With respect to Letters of Credit denominated in Offshore Currencies, the Borrowers may reimburse the Issuing Lender in the currency thereof or the Dollar Equivalent thereof.  In the event the Borrowers shall fail to reimburse any Issuing Lender for the full amount of any drawing under any Letter of Credit by the Requisite Time therefor on any Honor Date occurring prior to the Termination Date, such Issuing Lender will promptly notify the Administrative Agent by Requisite Notice of such unreimbursed drawing, and the Administrative Agent will promptly notify each Lender thereof by Requisite Notice.

(c)                                  Upon receipt of any notice pursuant to Section 3.03(b), each Lender shall make available to the Administrative Agent for the account of the applicable Issuing Lender by the Requisite Time therefor an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the Dollar Equivalent amount of the unreimbursed drawing.  The Administrative Agent shall remit the funds so received to the Issuing Lender.  If the conditions precedent set forth in Section 5.02 can be satisfied (but for the giving of notice by the Borrowers and without regard to the Minimum Amount), the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in that amount, and each Lender’s funding shall be deemed to be a Base Rate Loan to the Borrowers.

(d)                                  If the conditions precedent set forth in Section 5.02 cannot be satisfied in respect of a notice pursuant to Section 3.03(b), the Borrowers shall be deemed to have incurred from the Issuing Lender Issuing such Letter of Credit an L/C Borrowing in the Dollar Equivalent amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin based on Level 1 plus 2% per annum, and each Lender’s payment to such Issuing Lender pursuant to Section 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.03.

(e)                                  Each Lender’s obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit shall be absolute and unconditional and without recourse to any Issuing Lender and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender so notified shall fail to make available to the Administrative Agent for the account of any Issuing Lender the amount of such Lender’s Pro Rata Share of the amount of the drawing by no later than the Requisite Time therefor on the Honor Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to (i) the Overnight Rate in effect from time to time during the period commencing on the Honor Date and ending on the date three Business Days thereafter, and (ii) thereafter at the Base Rate as in effect from time to time.

3.04                        Repayment of Participations.

(a)                                  Upon (and only upon) receipt by the Administrative Agent for the account of any Issuing Lender of funds from a Borrower (i) in reimbursement of any payment made by such Issuing Lender under a Letter of Credit with respect to which any Lender has paid the Administrative Agent for the account of such Issuing Lender for such Lender’s participation in such Letter of Credit pursuant to Section 3.03, or (ii) in payment of interest thereon, the Administrative Agent will pay to each Lender, in the same funds as those received by the Administrative Agent for the account of such Issuing Lender, the amount of such Lender’s Pro Rata Share of such funds, and such Issuing Lender shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Administrative Agent for the account of such Issuing Lender.

(b)                                  If the Administrative Agent or any Issuing Lender is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Borrower to the Administrative Agent for the account of such Issuing Lender pursuant to Section 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent forthwith return to the Administrative Agent or such Issuing Lender the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent or such Issuing Lender plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent or such Issuing Lender, at a rate per annum equal to the Overnight Rate in effect from time to time.

3.05                        Special Provisions Relating to Auto-Renewal Letters of Credit.  If a Borrower so requests in any applicable L/C Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Lender, a Borrower shall not be required to make a specific request to the Issuing Lender for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the renewal of such Letter of Credit at any time to a date not later than the Applicable L/C Termination Date; provided, however, that the Issuing Lender shall not permit any such renewal if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or a Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.  Notwithstanding anything to the contrary contained herein, the Issuing Lender shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time.

3.06                        Role of Issuing Lender.

(a)                                  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Lender shall have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b)                                  No Administrative Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for:  (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Majority Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c)                                  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  No Administrative Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.07; provided, however, anything in such clauses to the contrary notwithstanding, that a Borrower may have a claim against an Issuing Lender, and such Issuing Lender may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit, after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing:  (i) such Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the lights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.07                        Obligations Absolute.  The obligations of each Borrower under this Agreement and any L/C-Related Document to reimburse any Issuing Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of a Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(iii)                               the existence of any claim, set-off, defense or other right that a Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv)                              any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v)                                 any payment by any Issuing Lender under any Letter of Credit made in accordance with the UCP or ISP98 (as defined in Section 3.10) against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by any Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vi)                              any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of each Borrower in respect of any Letter of Credit; or

(vii)                           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or a guarantor.

3.08                        Cash Collateral Pledge.  Upon (i) the request of the Administrative Agent on behalf of the Lenders, (A) if any Issuing Lender has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in Section 2.06, the Borrowers shall secure the obligations for such Letter of Credit in the form of cash collateral, back-to-back letters of credit or other liquid assets in a form reasonably satisfactory to the Administrative Agent and the Issuing Lender.

3.09                        Letter of Credit Fees

(a)                                  With respect to each Commercial Letter of Credit, Borrowers shall pay to the Administrative Agent on each Quarterly Payment Date in arrears, for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee equal to 1/8 of 1% per annum times the actual daily maximum amount available to be drawn under each Letter of Credit since (i) the previous Quarterly Payment Date, in the case of the Existing Letters of Credit or (ii) the later of the Amendment Effective Date and the previous Quarterly Payment Date, in the case of all other Letters of Credit.

(b)                                  With respect to each Financial Letter of Credit and Performance Letter of Credit, the Borrowers shall pay to the Administrative Agent on each Quarterly Payment Date in arrears, for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee equal to the fee set forth in the table below for such type of Letter of Credit times the actual daily maximum amount available to be drawn under each Letter of Credit since (i) the previous Quarterly Payment Date, in the case of the Existing Letters of Credit or (ii) the later of the Amendment Effective Date and the previous Quarterly Payment Date, in the case of all other Letters of Credit.

Type of Letter of Credit	Per Annum Fee

Financial	Applicable Margin for Offshore Rate Loans

Performance	75% of Applicable Margin for Offshore Rate Loans

If there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. In no event shall the minimum fee for any single Letter of Credit be less than $350 per quarter for all the Lenders.

(c)                                  The Borrowers shall pay directly to the Issuing Lender for its sole account a fronting fee in an amount (i) with respect to each Performance Letter of Credit and Financial Letter of Credit, equal to 1/8 of 1% per annum on the daily average maximum amount thereof, payable quarterly in arrears and (ii) with respect to each Commercial Letter of Credit, equal to 1/8 of 1% of the face amount thereof, payable upon the issuance thereof.

(d)                                  Each Borrower shall pay to each Issuing Lender from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Lender relating to the letters of credit as from time to time in effect.

(e)                                  All fees with respect to a Letter of Credit denominated in a foreign currency shall be payable in Dollars based on the Dollar Equivalent thereof.

3.10                        Uniform Customs and Practice.  Unless otherwise expressly agreed by the Issuing Lender and the Borrowers when a Letter of Credit is issued, (i) performance under Letters of Credit by the Issuing Lender, its correspondents, and beneficiaries will be governed by the rules of the “International Standby Practices 1998” (ISP98) or such later revision as may be published by the International Chamber of Commerce (the “ICC”), and (ii) with respect to Commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits (the “UCP”), as published in its most recent version by the ICC on the date any Commercial Letter of Credit is issued, and including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro).

SECTION 4.  TAXES, YIELD PROTECTION AND ILLEGALITY

4.01                        Taxes.

(a)                                  Subject to Section 4.01(g), any and all payments by the Borrowers to each Lender or the Administrative Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future Taxes, excluding, in the case of each Lender and the Administrative Agent, (i) such Taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income or net profits by any Governmental Authority in any jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized, has its principal office or maintains a Lending Office or by any such Governmental Authority as a result of a present or former connection between such Lender or the Administrative, as the case may be, and such jurisdiction, (ii) any branch profits tax imposed by the United States or any similar tax imposed by any other Governmental Authority in any jurisdiction in which such Lender or the Administrative Agent, as the case may be, is located, (iii) any Taxes which would not have been imposed but for the failure or unreasonable delay by such Lender or the Administrative Agent, as the case may be, to complete, provide or file and update or renew any application, form, certificate, document or other evidence required from time to time, properly completed and duly executed, to qualify for any applicable exemption from or reduction of Taxes, and (iv) any Taxes imposed solely as a result of gross negligence or willful misconduct on the part of such Lender or the Administrative

Agent, as the case may be) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Lender Taxes”).

(b)                                  In addition, for the avoidance of doubt, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)                                  Subject to Section 4.01(g), the Borrowers shall indemnify and hold harmless each Lender and the Administrative Agent for the full amount of the Lender Taxes or Other Taxes (including any Lender Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.01 paid by the Lender or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Lender Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days from the date the Lender or the Administrative Agent makes written demand therefor.

(d)                                  If a Borrower shall be required by law to deduct or withhold any Lender Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then, subject to Section 4.01(g):  (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.01) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e)                                  Within 30 days after the date of any payment by a Borrower of the Lender Taxes or Other Taxes, each Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(f)                                    Each Lender which is a Person other than a United States person for United States Federal income tax purposes (a “foreign Person”) agrees that:  (i) it shall, no later than the Amendment Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 11.08 after the Amendment Effective Date, the date upon which the Lender becomes a party hereto) deliver to the Company through the Administrative Agent two accurate and complete signed originals of Internal Revenue Service Form W-8BEN or any successor thereto (“Form W-8BEN”), or two accurate and complete signed originals of Internal Revenue Service Form W-8ECI or any successor thereto (“Form W-8ECI”), as appropriate, and any other relevant certification or documentation, in each case establishing to the reasonable satisfaction of the Company and the Administrative Agentthat the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax; (ii) if at any time the Lender makes any changes necessitating a new Form W-8BEN or Form W-8ECI, it shall with reasonable promptness deliver to the Company through the Administrative Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form W-8BEN; or two accurate and complete signed originals of Form W-8ECI, as appropriate, and any other relevant certification or documentation, in each case establishing to the reasonable satisfaction of the Company and the Administrative Agent that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax; (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form W-8BEN or Form W-8ECI (and related certifications or documentation) previously delivered by such Lender and deliver to the Company through the Administrative Agent two accurate and complete original signed copies of Form W-8BEN or Form W-8ECI (and related certifications or documentation) in replacement for the forms previously delivered by the Lender; and (iv) it shall, promptly upon the Company’s or the Administrative Agent’s reasonable request to that effect, deliver to the Company or the Administrative Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender’s tax status for withholding purposes.  In addition, no foreign Person may acquire any participation in any portion of an Obligation unless all payments to be made to a Lender on behalf of such foreign Person would be and are completely, exempt from United States withholding tax under an applicable statute or tax treaty and, on or prior to the date of the proposed sale, the Lender selling such participation has provided to the Company and the Administrative Agent two accurate and complete signed originals of Internal Revenue Service Form W-8IMY or any successor form and any other certificate or statement of exemption required under the Code to establish that such foreign Person’s entitlement to such exemption.

Each Lender which is a United States person for United States Federal income tax purposes (a “U.S. Person”) agrees to execute and deliver to the Company through the Administrative Agent, no later than the Amendment Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 11.08 after the Amendment Effective Date, the date upon which the Lender becomes a party hereto) and on or before the date on which such Lender sells a participation or otherwise ceases to act for its own account with respect to the applicable portion of any sums paid or payable to such Lender and before the first scheduled payment date in each subsequent year a copy of Internal Revenue Service Form W-9 (or any successor or substitute forms) properly completed and duly executed by such lender, and claiming that it is organized and existing under the laws of the United States of America or any State thereof.

(g)                                 The Borrowers will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 4.01(d) to any Lender for the account of any Lending Office of such Lender:  (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 4.01(f) in respect of such Lending Office; (ii) if such Lender shall have delivered to the Company a Form W-8BEN in respect of such Lending Office pursuant to Section 4.01(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrowers hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN; or (iii) if the Lender shall have delivered to the Company a Form W-8ECI in respect of such Lending Office pursuant to Section 4.01(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrowers hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8ECI.  The Borrowers will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 4.0 1(d) to any Lender for the account of any Participant:  (a) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 4.01(f) in respect of such Participant; or (b) if such Lender shall have delivered to the Company a Form W-8IMY in respect of such Participant pursuant to Section 4.01(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrowers to such Lender for the account of such Participant for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8IMY.

(h)                                 If a Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 4.01(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by a Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

(i)                                    If any Borrower determines in good faith that a reasonable basis exists for contesting a Lender Tax or Other Tax with respect to which additional amounts have been paid pursuant to this Section 4.01, the relevant Lender or Administrative Agent, as applicable, shall cooperate with such Borrower (but shall have no obligation to disclose any confidential information, unless arrangements satisfactory to the relevant Lender have been made to preserve the confidential nature of such information) in challenging such Lender Tax at such Borrower’s expense if requested by such Borrower (it being understood and agreed that none of Administrative Agent or any Lender shall have any obligation to contest, or any responsibility for contesting, any Tax).  If a Lender shall become aware that it is entitled to receive a refund (whether by way of a direct payment or by offset) in respect of a Lender Tax or Other Tax with respect to which additional amounts have been paid pursuant to this Section 4.01, it shall promptly notify such Borrower of the availability of such refund (unless it was made aware of such refund by a Borrower) and shall, within 30 days after the receipt of a request from such Borrower, apply for such refund at such Borrower’s sole expense.  If any Lender or Administrative Agent, as applicable, receives a refund (whether by way of a direct payment or by offset) of any Lender Tax or Other Tax with respect to which additional amounts have been paid pursuant to this Section 4.01 and which, in the reasonable good faith judgment of such Lender or Administrative Agent, as the case may be, is allocable to such payment, the amount of such refund (together with any interest received thereon) shall be paid to such Borrower to the extent payment of such Lender Tax or Other Tax has been made in full as and when required pursuant to this Section 4.01.

4.02                        Increased Costs and Reduction of Return.

(a)                                  If any Lender or any Issuing Lender shall determine that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements contemplated by subsection (c) below) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request arising after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in any L/C Obligations, or any increase in the cost to such Issuing Lender of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Borrowers shall be liable for, and shall from time to time, upon demand therefor by such Lender or such Issuing Lender, as the case may be (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such Issuing Lender, additional amounts as are sufficient to compensate such Lender or such Issuing Lender for such increased costs.

(b)                                  If any Lender or any Issuing Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or such Issuing Lender, as the case may be, or any corporation controlling the Lender or such Issuing Lender, as the case may be, with any Capital Adequacy Regulation; affects or would affect the amount of capital required or expected to be maintained by the Lender or such Issuing Lender or any corporation controlling the Lender or such Issuing Lender and (taking into consideration such Lender’s, such Issuing Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s, such Issuing Lender’s or corporation’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits, participations in Letters of Credit, or obligations under this Agreement, then, upon demand of such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to the Lender or such Issuing Lender, from time to time as specified by the Lender or such Issuing Lender, additional amounts sufficient to compensate the Lender or such Issuing Lender for such increase.

(c)                                  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan.

4.03                        Illegality.

(a)                                  If any Lender shall determine that the introduction of any Applicable Laws or any change in any Applicable Law, or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make Offshore Rate Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, the obligation of that Lender to make Offshore Rate Loans shall be suspended until the Lender shall have notified the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

(b)                                  If a Lender shall determine that it is unlawful to maintain any Offshore Rate Loan, each Borrower shall prepay in full all Offshore Rate Loans of that Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Offshore Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 4.05.

4.04                        Inability to Determine Rates.  If the Administrative Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or that the Offshore Rate applicable to any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to such Lender of funding such Loan, the Administrative Agent will forthwith give notice of such determination to the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Administrative Agent upon the instruction of the Majority Lenders revokes such notice in writing.  Upon receipt of such notice, a Borrower may revoke any Request for Extension of Credit then submitted to it.  If a Borrower does not revoke such notice, the Lenders shall make, Convert or Continue the Loans, as proposed by such Borrower, in the amount specified in the applicable notice submitted by such Borrower, but such Loans shall be made, Converted or Continued as Base Rate Loans instead of Offshore Rate Loans.

4.05                        Funding Losses.  Each Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:  (a) the failure of such Borrower to make any payment of principal of any Offshore Rate Loan (including payments made after any acceleration thereof); (b) the failure of such Borrower to Borrow, Continue or Convert a Loan after such Borrower has given (or is deemed to have given) a Request for Extension of Credit; (c) the failure of such Borrower to make any prepayment after such Borrower has given a notice in accordance with Section 2.04, 2.05 or 2.06; (d) the payment of an Offshore Rate Loan on a day which is not the last day of the Interest Period, with respect thereto; or (e) the conversion of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the respective Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.  Solely for purposes of calculating amounts payable by a Borrower to the Lenders under this Section 4.05 and under Section 4.03(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Offshore Base Rate used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank offshore market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

4.06                        Certificates of Lenders.  Any Lender claiming reimbursement or compensation pursuant to this Section 4 shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

4.07                        Substitution of Lenders.  Upon the receipt by the Company from any Lender (an “Affected Lender”) of a claim for compensation under Section 4.01 or 4.02, the Company may:  (a) request the Affected Lender to, use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company, to acquire and assume all or a ratable part of all of such Affected Lender’s Loans and Commitments (a “Replacement Lender”); (b) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitments; or (c) designate a Replacement Lender.  Any such designation of a Replacement Lender under clause (a) or (c) shall be subject to the prior written consent of the Administrative Agent and each Issuing Lender having any outstanding Letters of Credit (which consents shall not be unreasonably withheld).

4.08                        Survival.  The agreements and obligations of the Borrowers in this Section 4 shall survive the payment of all other Obligations.

SECTION 5.  CONDITIONS TO LOANS AND LETTERS OF CREDIT

5.01                        Conditions Precedent to All Loans and Letters of Credit.

The obligation of each Lender to make any Loans and the obligation of any Issuing Lender to issue any Letters of Credit shall be subject to satisfaction or written waiver by the Administrative Agent of all of the following conditions precedent on the Amendment Effective Date:

(a)                                  Delivery of Certain Documents.  The Administrative Agent shall have received all of the following, each of which shall be in form and substance satisfactory to the Administrative Agent and each Lender and, except for any Notes, in sufficient copies for each Lender:

(1)                                  This Agreement, duly executed by each Borrower, all the Lenders, the Issuing Lender and the Administrative Agent;

(2)                                  Each Note requested by any Lender, executed by each Borrower and payable to the order of such Lender;

(3)                                  The Master Guaranty and Intercreditor Agreement, duly executed by the Company, the Guarantors, the Subsidiary Borrowers, the Administrative Agent,

the Lenders, The Prudential Insurance Company of America, Pruco Life Insurance Company, U.S. Private Placement Fund, The Northwestern Mutual Life Insurance Company, and Union Bank, as the Creditor Agent;

(4)                                  The names and true signatures of the officers of each Borrower Party initially authorized to sign each Loan Document to which it is a party, and the resolutions of each Borrower Party’s Board of Directors approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party, in each case certified by the secretary or assistant secretary of such Borrower Party;

(5)                                  The names and true signatures of the officers of each Permitted Letter of Credit Account Party authorized to sign each document required by the Issuing Lenders for the issuance of Letters of Credit, and the resolutions of each Permitted Letter of Credit Account Party’s Board of Directors approving and authorizing the execution, delivery and performance of each L/C-Related Document to which it is a party, in each case certified to the secretary or assistant secretary of such Permitted Letter of Credit Account Party;

(6)                                  The Administrative Agent’s standard-form Funds Transfer Agreement, Funds Transfer Authorization and Master Repetitive Wire Instruction, attached hereto as Exhibits G, H and I, respectively, each duly executed by the Company and the Administrative Agent;

(7)                                  A certificate of the Secretary of the Company attesting that there have been no changes to the constituent documents of the Company and of each Subsidiary Guarantor that were previously delivered to the Administrative Agent in connection with the Existing Credit Agreement;

(8)                                  A favorable legal opinion dated the Amendment Effective Date addressed to the Administrative Agent and the Lenders from counsel to the Company and its Subsidiaries, which may be from in-house counsel;

(9)                                  A certificate signed by the Chief Executive Officer, Vice Chairman, President, Controller, Chief Financial Officer and Treasurer or any Senior Vice President of the Company, dated the Amendment Effective Date, certifying, after due inquiry and solely in such officer’s capacity as an officer of the Company:

(a)                                  that the representations and warranties herein contained as to the Company and its Subsidiaries are true and correct in all material respects, as if made on and as of the Amendment Effective Date;

(b)                                 that no Default or Event of Default has occurred and is continuing or would result from any Extension of Credit being made on the Amendment Effective Date;

(c)                                  that all conditions precedent set forth in this Section 5.01 have been satisfied;

(d)                                 that the Company and each Significant Subsidiaries and each Subsidiary Borrower, on a pro forma basis after giving effect to the extensions of credit hereunder on such date, will be Solvent.

(10)                            Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may request.

(b)                                  Financial Information.  The Arrangers shall have been satisfied with their review of the following:

(1)                                  The Company’s most recent operating and financial statements;

(2)                                  A current backlog schedule for the Company and its Subsidiaries;

(3)                                  The corporate organization and capital structure of the Company and its Subsidiaries, including all employee stock ownership, retirement, savings and executive compensation plans of the Company and its Subsidiaries; and

(4)                                  Financial projections for the term of this Agreement, including, but not limited to, a balance sheet, income statement and statement of cash flows for the Company and its Subsidiaries.

(c)                                  Legal, Tax and Regulatory Matters.  The Arrangers and their counsel shall have been reasonably satisfied with their review of all legal, tax and regulatory matters relating to the transactions contemplated under this Agreement.

(d)                                  Fees.  The Company shall have paid to the Administrative Agent (i) for the benefit of the Lenders an amendment fee in the amount specified in a separate agreement dated May 26, 2006 between the Company and the Administrative Agent, and (ii) for the benefit of the arrangers a fee in the amount specified in a separate agreement between the Company and the Arrangers.

(e)                                  Representations and Warranties.  All of the representations and warranties of the Borrowers contained in Section 6 and in any other Loan Documents and all of the representations and warranties of the Guarantors in the Master Guaranty and Intercreditor Agreement and in any other Loan Documents shall be true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of that date.

(f)                                    No Default.  No Default or Event of Default shall have occurred and be continuing or would result from the assumption by a Borrower or making to a Borrower of any Loans being made or any Letters of Credit being issued on the Amendment Effective Date.

(g)                                 No Material Adverse Change.  No material adverse change shall have occurred (i) in the business, assets, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, (measured against the business, assets, prospects, results of operations or financial condition of the Company and its Subsidiaries as of June 30, 2006 or as reported by the Company and its Subsidiaries as of such date), or (ii) in the ability of the Company or its Subsidiaries to perform their obligations under the Loan Documents.

(h)                                 Applicable Law.  The financings and other transactions contemplated hereby and the other Loan Documents shall not contravene in any material respect any Applicable Law applicable to the Administrative Agent or any Lender.

(i)                                    Minimum EBITDA of Guarantors and Subsidiary Borrowers.  The Persons which are Guarantors and Subsidiary Borrowers on the Amendment Effective Date shall have, without duplication, accounted for at least 85% of Consolidated EBITDA for the Fiscal Year ended September 30, 2005.

5.02                        Conditions Precedent to each Extension of Credit.  In addition to any applicable conditions precedent set forth elsewhere in this Section 5 or in Section 2, the obligation of each Lender to honor any Request for Extension of Credit in respect of a Borrowing of Loans or an Issuance of a Letter of Credit is subject to the following conditions precedent:

(a)                                  Request for Extension of Credit.  The Administrative Agent shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time therefor.

(b)                                  Representations and Warranties.  All of the representations and warranties of the Borrowers contained in Section 6 and in any other Loan Documents and all of the representations and warranties of the Guarantors in the Master Guaranty and Intercreditor Agreement and in any other Loan Documents shall be true and correct in all material respects on and as of the Funding Date as though made on and as of that date.

(c)                                  No Default.  No Default or Event of Default shall have occurred and be continuing or would result from such Extension of Credit.

(d)                                  No Prohibition or Adverse Litigation.  No Applicable Law shall prohibit, and no bona fide litigation shall be pending or threatened against the Administrative Agent, any Lender, any Issuing Lender or any Borrower which in the judgment of the Administrative Agent is reasonably expected to prevent or make unlawful, or impose any material adverse condition upon, the Loans, the Letters of Credit or any other Loan Document, or the Company’s, or any of its Subsidiaries’ ability to perform their respective obligations hereunder or thereunder.

Each Borrowing of Loans or Issuance of a Letter of Credit shall constitute a representation and warranty by the Borrowers as of such Borrowing Date that the conditions contained in Sections 5.02(b), (c) and (d) have been satisfied.

5.03                        Conditions for a Subsidiary Becoming a Subsidiary Borrower or Subsidiary Guarantor.  As a condition precedent to a Wholly-Owned Subsidiary becoming a Subsidiary Borrower, or whenever a Subsidiary of the Company is required to become a Subsidiary Guarantor pursuant to Section 7.17, the Company shall, and/or shall cause such Subsidiary to, deliver to the Administrative Agent each of the following with respect to such Subsidiary, in form and substance satisfactory to the Administrative Agent:

(a)                                  With respect to each such Subsidiary, the items referred to in Section 5.01(a)(3) and, to the extent not previously delivered, the items referred in Section 5.01(a)(4).

(b)                                  With respect to each such Subsidiary, the opinion of counsel to the Company and such Subsidiary (or such other counsel designated by the Company and acceptable to the Administrative Agent) as to (i) such Subsidiary’s obligations under the Loan Documents to which it will be a party being the legal, valid, binding and enforceable obligation of such Subsidiary and (ii) the execution, delivery and performance of such Loan Documents by such Subsidiary (A) being authorized by all necessary corporate, company or partnership action, as applicable, (B) not violating any law, decree, judgment or contractual obligation to which such Subsidiary is a party or by which it or its assets are bound, and (C) not requiring any government approvals, consents, registrations or filings.

(c)                                  With respect to each Subsidiary Borrower, a duly executed and completed Instrument of Joinder, whereby such Subsidiary agrees to be bound by the terms and conditions hereof, together with the consent of each existing Borrower and each Lender, which may be given or withheld by each Lender in its sole discretion.

(d)                                  With respect to each Subsidiary Borrower, a duly executed and completed joinder agreement in the form of Exhibit A to the Master Guaranty and Intercreditor Agreement, whereby such Subsidiary Borrower agrees to be bound by the terms and conditions of the Master Guaranty and  Intercreditor Agreement as a Guarantied Party in accordance with the terms thereof.

(e)                                  With respect to each Subsidiary Guarantor, a duly executed and completed joinder agreement in the form of Exhibit B to the Master Guaranty and Intercreditor Agreement whereby such Subsidiary Guarantor agrees to be bound by the terms and conditions of the Master Guaranty and Intercreditor Agreement as a Guarantor in accordance with the terms thereof.

(f)                                    Such other approvals, opinions or documents as the Administrative Agent or any Lender may reasonably request.

SECTION 6.  REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent, the Lenders and each Issuing Lender as follows:

6.01                        Organization, Powers and Good Standing.

(a)                                  Organization and Powers.  The Company, each Subsidiary Borrower and each Wholly-Owned Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate power and authority and the legal right to own and operate its properties and to carry on its business as heretofore conducted in each case where failure to be so qualified would have a Material Adverse Effect.  Each Borrower Party has all requisite corporate power and authority to enter into this Agreement and the other Loan Documents to which it is a party, to issue the Notes and to carry out the transactions contemplated hereby and thereby.  Each Guarantor has all requisite power and authority to enter into each Loan Document to which it is a party and to carry out the transactions contemplated thereby.  The Company, each Subsidiary Borrower and each Wholly-Owned Subsidiary possesses all Governmental Approvals, in full force and effect, that are necessary for the ownership, maintenance and operation of its properties and conduct of its business as now conducted and proposed to be conducted in each case where failure to be so qualified would have a Material Adverse Effect, and is not in material violation thereof.

(b)                                  Good Standing.  The Company, each Subsidiary Borrower and each Wholly-Owned Subsidiary is duly qualified and in good standing as a foreign corporation and authorized to do business in each state where the nature of its business activities conducted or properties owned or leased requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

(c)                                  Significant Subsidiaries.  As of the date of this Agreement and as of the Amendment Effective Date, the Company has no Significant Subsidiaries other than those identified in Schedule 6.01 hereto.  All foreign Subsidiaries that would otherwise constitute Significant Subsidiaries if they were domestic Subsidiaries are owned directly or indirectly by one of the Subsidiary Borrowers.  The accounts of all Subsidiaries are required to be consolidated with those of the Company in its consolidated financial statements.

(d)                                  Partnerships and Joint Ventures.  Except as set forth on Schedule 6.01 hereto, as of the Amendment Effective Date neither the Company, the Subsidiary Borrowers, nor any of the Significant Subsidiaries is a general partner or a party to or a limited partner in any general or limited, partnership or a joint venturer in any Joint Venture which has liabilities of $10,000,000 or more.  Each partnership and Joint Venture listed on Schedule 6.01 is duly organized and qualified or authorized to do business in each jurisdiction where the nature of its business activities conducted or properties owned or based requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

6.02                        Authorization, Binding Effect, No Conflict, Etc.

(a)                                  Authorization by Borrower Parties.  The execution, delivery and performance by each Borrower Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate action on the part of each Borrower Party.

(b)                                  Execution and Delivery by Borrower Parties.  Each Loan Document to which it is a party has been duly executed and delivered by each Borrower Party.

(c)                                  Binding Obligations of Borrower Parties.  Each Loan Document to which it is party is the legal, valid and binding obligation of each Borrower Party, enforceable against each of them in accordance with its terms, except as may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally.

(d)                                  No Conflict.  The execution, delivery and performance by each Borrower Party of each Loan Document to which it is party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the charter or bylaws of any Borrower Party, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any Person pursuant to any material contractual obligation of any Borrower Party or violate any provision of Applicable Law binding on any Borrower Party, except where such default, breach, conflict or violation would not individually or in the aggregate have a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon a material asset of any Borrower Party, except for Liens in favor of the Administrative Agent.

(e)                                  Governmental Approvals.  No Governmental Approval is or will be required to be obtained by any Borrower Party in connection with the execution, delivery and performance by any Borrower Party of each Loan Document to which it is a party or the transactions contemplated hereby or thereby except where the failure to obtain such Governmental Approval would not have a Material Adverse Effect.

6.03                        Financial Information.

The consolidated balance sheet of the Company and its Subsidiaries at September 30, 2005 and the consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for the Fiscal Year then ended, certified by the Company’s independent certified public accountants, copies of which have been delivered to the Administrative Agent, were prepared in accordance with GAAP consistently applied and fairly present the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the results of operations and cash flow of the Company and its Subsidiaries for the period then ended.  Neither the Company nor any of its Subsidiaries had on such dates any Contingent Obligations, liabilities for Taxes or long-term leases, forward or long-term commitments or unrealized losses from any unfavorable commitments which are not reflected in the foregoing statements or in the notes thereto and which are material to the business, assets, prospects, results of operation or financial condition of the Company and its Subsidiaries taken as a whole.

The internally-prepared consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2006 and the consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for the nine-month fiscal period then ended, copies of which have been delivered to the Administrative Agent, were prepared in accordance with GAAP consistently applied and fairly present the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the results of operations and cash flow of the Company and its Subsidiaries for the period then ended.

6.04                        No Material Adverse Effect.  Since June 30, 2006, there has been no Material Adverse Effect.

6.05                        Litigation.  As of the Amendment Effective Date, except as set forth in Schedule 6.05 or any other schedule attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any of its or their respective properties before any Governmental Authority (a) in which there is a reasonable possibility of an adverse determination that would have a Material Adverse Effect, or (b) which draws into question the validity or the enforceability of this Agreement, any other Loan Document or any transaction contemplated hereby.

6.06                        Agreements; Applicable Law.  Except as set forth in Schedule 6.06, neither the Company nor any Subsidiary is in violation of any Applicable Law, or in default under any contractual obligations to which it is a party or by which its property is bound, except where such violation or default would not individually or in the aggregate have a Material Adverse Effect.

6.07                        Taxes.  Except to the extent permitted by Section 7.04, all material tax returns and reports of the Company and its Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes which are due and payable have been paid when due and payable.  As of the Amendment Effective Date, except as described on Schedule 6.07, the Company knows of no proposed tax assessment against the Company or any of its Subsidiaries which is not being actively contested by the Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.  Neither the Company nor any of its Subsidiaries is a party to or obligated under any tax sharing or similar agreement other than the Tax Sharing Agreement.

6.08                        Governmental Regulation.  Neither the Company nor any of its Subsidiaries is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or a company controlled by such a company or (ii) subject to regulation under the Federal Power Act, the Interstate Commerce Act or to any Federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed.

6.09                        Margin Regulations.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying Margin Stock.  The execution, delivery and performance of the Loan Documents by the Company and its Subsidiaries will not violate the Margin Regulations.

6.10                        Employee Benefit Plans.

(a)                                  As of the Amendment Effective Date, Schedule 6.10 sets forth a true, correct and complete list of Employee Benefit Plans.

(b)                                  The Company has delivered to the Administrative Agent and/or its counsel a true and complete copy of (i) each Employee Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Schedule 6.20 includes a description of any such amendment that is not in writing); (ii) the current draft of the summary plan description and all subsequent summaries of material modifications of each Employee Benefit Plan; (iii) the most recent Internal Revenue Service determination letter and/or opinion letter, if applicable, for each Employee Benefit Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) of the Code; (iv) the three (3) most recent

Form 5500s (including all applicable Schedules and the opinions of the independent accountants), if any, that were filed on behalf of the Employee Benefit Plan; and (v) the nondiscrimination tests for the three (3) most recent plan years.

(c)                                  All material contributions required to be made to each Employee Benefit Plan under the terms of that Employee Benefit Plan, ERISA, the Code, or any other applicable requirement of law have been timely made.  All other amounts that should be accrued to date as liabilities of the Company under or with respect to each Employee Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the Books of the Company.  As of the Amendment Effective Date, there will be no material liability of the Company with respect to any Employee Benefit Plan that has previously been terminated that has not been disclosed in the Company’s annual financial statements for its Fiscal Year ended September 30, 2005.

(d)                                  Each Employee Benefit Plan has been operated at all times in accordance with its terms in all material respects, and complies currently, and has complied in the past, both in form and in operation, in all material respects, with all applicable laws, including ERISA and the Code, and any Employee Benefit Plan maintained in a jurisdiction outside the United States or that provides benefits to individuals outside the United States complies in all material respects with any applicable law of such jurisdiction.  The IRS has issued a favorable determination letter with respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code or such a determination letter is pending, and to the best knowledge of the Company, no event has occurred (either before or after the date of the letter) that would disqualify the plan.

(e)                                  With respect to each Benefit Plan that is subject to Title IV of ERISA, all required premiums have been paid to the PBGC on a timely basis, except for such premiums the failure of payment of which could not reasonably be expected to result in a Material Adverse Effect.

(f)                                    Neither the Company, its Subsidiaries nor any ERISA Affiliate has incurred any material withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan, and no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of the occurrence of any withdrawal (partial or otherwise) from, or the partition, termination, reorganization, or insolvency of any Multiemployer Plan that could result in any material liability on behalf of the Company, any Subsidiary or any ERISA Affiliate to a Multiemployer Plan.  All material contributions required to be made by the Company and its ERISA Affiliates to any Multiemployer Plan have been timely made.

(g)                                 No ERISA Event has occurred or is expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

(h)                                 There are no investigations, proceedings, lawsuits or claims pending or threatened relating to any Employee Benefit Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(i)                                    To the best knowledge of the Company, none of the Persons performing services for the Company has been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime to an extent that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(j)                                    None of the Employee Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code) solely as a result of the consummation of this transaction.  Furthermore, the consummation of this transaction will not require the funding (whether formal or informal) of the benefits under any Employee Benefit Plan (e.g., contributions to a “rabbi trust”).

6.11                        Title to Property; Liens.  The Company and its Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, all of their respective Real Property, and good title to or valid and subsisting leasehold interests in all of their respective other property reflected in their books and records as being owned by them, and none of such property is subject to any Lien, except for Permitted Liens.

6.12                        Capitalization and Ownership.

(a)                                  As of the Amendment Effective Date, the authorized and outstanding Company’s Capital Stock is as set forth on Schedule 6.12.  All such outstanding shares of such Company’s Capital Stock were duly authorized and validly issued and are fully paid and nonassessable.

(b)                                  Except as set forth in the Company’s Certificate of Incorporation and Bylaws or on Schedule 6.12 hereto and as of the Amendment Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights) or other agreements or commitments of any nature relating to any Capital Stock of the Company or any of its Subsidiaries.

(c)                                  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock except as set forth in the Certificate of Incorporation or the bylaws of the Company or on Schedule 6.12 hereto and except as permitted under Section 8.06 or Section 8.10.

6.13                        Licenses, Trademarks; Etc.  The Company and its Subsidiaries own or hold valid licenses in all necessary Trademarks, copyrights, patents, patent rights, licenses and other similar rights which are material to the conduct of their respective businesses as heretofore operated.  Neither the Company nor any of its Subsidiaries has been charged or, to the knowledge of the Company, threatened to be charged with any infringement of, nor has any of them infringed on, any unexpired Trademark, patent, patent registration, copyright, copyright registration or other proprietary right of any Person except where the effect thereof individually or in the aggregate would not have a Material Adverse Effect or except as set forth on Schedule 6.13.

6.14                        Environmental Condition.  Except as set forth on Schedule 6.14 and except to the extent not giving rise to any Environmental Claim with a liability to the Company and its

Subsidiaries in excess of $10,000,000 after giving effect to any insurance proceeds reasonably expected to be available:

(a)                                  The operations of the Company and each of its Subsidiaries comply with all Environmental Laws.

(b)                                  The Company and each of its Subsidiaries have obtained all Governmental Approvals under Environmental Laws necessary to their respective operations, and all such Governmental Approvals are in good standing, and the Company and each of its Subsidiaries are in compliance with all terms and conditions of such Governmental Approvals.

(c)                                  Neither the Company nor any of its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or comparable state laws, and, to the best of the Company’s knowledge, none of the operations of the Company or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any other location.

(d)                                  None of the operations of the Company or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws.

(e)                                  Neither the Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order or agreement with any Governmental Authority or private party relating to (i) any Environmental Laws or (ii) any Environmental Claims.

(f)                                    To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any contingent liability in connection with any release of any Hazardous Materials by the Company or any of its Subsidiaries.

(g)                                 Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any predecessor of the Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment or release of Hazardous Materials at any Facility, and none of the Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste pursuant to 40 C.F.R. Parts 260-270 or any state equivalent at any Facility.

(h)                                 No Hazardous Materials exist on, under, or about any Facility.  Neither the Company nor any of its Subsidiaries has filed any notice or report of a release of any Hazardous Materials.

(i)                                    Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective predecessors has disposed of any Hazardous Materials.

(j)                                    To the knowledge of the Company, no underground storage tanks or surface impoundments are on or at any Facility of the Company that do not comply with Applicable Law.

(k)                                No Lien in favor of any person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility.

6.15                        Solvency.  After giving effect to the transactions contemplated by the Loan Documents and the payment of all fees related thereto and hereto, as of the Amendment Effective Date, the Company, the Subsidiary Borrowers and the Guarantors on a consolidated basis are Solvent and each of the Subsidiary Borrowers and each Guarantor individually is Solvent.

6.16                        Absence of Certain Restrictions.  Except as set forth in the Foreign Subsidiary Credit Agreement, neither the Company nor any Subsidiary is subject to any contractual obligation which restricts or limits the ability of any Subsidiary to (a) pay dividends or make any distributions on its Capital Stock, (b) pay Indebtedness owed by the Company or any Subsidiary, (c) make any loans or advances to the Company or (d) except as provided in contractual obligations respecting the specific assets subject to Permitted Liens, transfer any of its property to the Company.

6.17                        Labor Matters.  There are no material strikes or other labor disputes or grievances pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries except as described on Schedule 6.17 or as otherwise disclosed to the Administrative Agent in writing.  As of the Amendment Effective Date, none of the Company or any of its Subsidiaries is a party to any collective bargaining agreement except as described on Schedule 6.17.  The Company and its Subsidiaries have complied in all material respects with the requirements of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (“WARN”).  No claim under WARN against the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries except where the effect thereof individually or in the aggregate would not have a Material Adverse Effect.

6.18                        Full Disclosure.  To the knowledge of the Company, none of the representations or warranties made by the Company or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Amendment Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.19                        Tax Shelter Regulations.  The Borrowers do not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.60114).  In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  If the Borrowers so notify the Administrative Agent, the Borrowers acknowledge that one or more of the Lenders may treat its Loans and/or its interest in Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

SECTION 7.  AFFIRMATIVE COVENANTS

The Company covenants and agrees that, so long as any portion of the Commitments shall be in effect and until all Obligations are paid in full, the Company shall perform each and all of the following:

7.01                        Financial Statements.  The Company shall deliver to the Administrative Agent, with sufficient copies for each Lender:

(a)                                  as soon as practicable and in any event within 120 days after the end of each Fiscal Year of the Company, consolidated and with respect to the Subsidiaries identified on Schedule 7.01 hereto consolidating balance sheets of the Company and its Subsidiaries as of the end of such year and the related consolidated (and, except as to statements of stockholders’ equity, consolidating with respect to the Subsidiaries identified on Schedule 7.01 hereto) statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated figures for the previous Fiscal Year, all in reasonable detail and (i) in the case of such consolidated financial statements, accompanied by a report thereon, unqualified as to scope, accounting principles and going concern, of independent certified public accountants of recognized national standing selected by the Company and reasonably satisfactory to the Administrative Agent (with the understanding that any of the so-called “Big Four” accounting firms shall be deemed to be acceptable to the Administrative Agent), which report shall state that such consolidated financial statements fairly present the financial position of the Company and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (ii) in the case of such consolidating financial statements, certified by the chief financial officer or controller of the Company as being fairly stated in all material respects when considered in relation to the audited consolidated financial statements of the Company; and

(b)                                  as soon as practicable and in any event within 60 days after the end of each Fiscal Quarter (and within 120 days in the case of the last Fiscal Quarter of the Company’s Fiscal Year) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries for such Fiscal Quarter and the portion of the Company’s Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the prior Fiscal Year, all in reasonable detail and certified by the Company’s chief financial officer or controller as fairly presenting the consolidated financial condition of the Company and its Subsidiaries as at the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end adjustments and audit changes.

As to any information contained in materials furnished pursuant to Section 7.02(f), the Company shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in subsection (a) and (b) above at the times specified therein.

7.02                        Certificates; Other Information.  The Company shall furnish to the Administrative Agent, with sufficient copies for each Lender:

(a)                                  together with each delivery of financial statements of the Company and its Subsidiaries pursuant to Sections 7.01(a) and (b) above, a Compliance Certificate of the chief financial officer, treasurer, or controller of the Company (i) stating that such officer has reviewed the terms of the Loan Documents and has made, or has caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence of any Default or Event of Default during or at the end of such accounting period and that such officer does not have knowledge of the existence, as at the date of such certificate, of any Default or Event of Default, or, if he does have knowledge that a Default or an Event of Default existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking, or proposes to take with respect thereto; and (ii) setting forth the calculations required to establish whether the Company was in compliance with this Agreement on the date of such financial statements;

(b)                                  [Reserved;]

(c)                                  as soon as practicable and in any event within 60 days after the end of each Fiscal Quarter (and within 90 days in the case of the last Fiscal Quarter of the Company’s Fiscal Year), a Compliance Certificate of the chief financial officer or controller of the Company setting forth the Leverage Ratio, with reasonable detail as to the calculation thereof, which calculations shall be based on the preliminary unaudited consolidated financial statements of the Company and its Subsidiaries for the last Fiscal Quarter of such Fiscal Year, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Compliance Certificate setting forth the actual calculation thereof;

(d)                                  within 90 days after the end of each Fiscal Year, an operating budget and projections for the Company and its Subsidiaries for the next Fiscal Year, which shall include a balance sheet, income statement and operating cash flow statement;

(e)                                  together with each delivery of the quarterly financial statements of the Company and its Subsidiaries pursuant to Sections 7.01(a) and 7.01(b), a schedule of the backlog of the contracts of the Company and its Subsidiaries for the subject Fiscal Quarter, in the same form as then prepared for the internal use of the Company and its Subsidiaries;

(f)                                    promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available by the Company to its security holders, all registration statements (other than the exhibits thereto) and annual, quarterly or monthly reports, if any, filed by the Company with the SEC and all press releases by the Company concerning material developments in the business of the Company; and

(g)                                 promptly after the Borrower has notified the Administrative Agent of any intention by any Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

Reports required to be delivered pursuant to Sections 7.01(a), 7.01(b) or 7.02(f) (to the extent any such financial statements, reports or proxy statements are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Company posts such reports, or provides a link thereto, either: (i) on the Company’s website on the Internet at the website address listed on Schedule 11.02; (ii) when such report is posted electronically on IntraLinks/IntraAgency or other relevant website which each Lender and the Administrative Agent have access to (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any, on the Company’s behalf; or (iii) when such report is filed electronically with the SEC’s EDGAR system; provided that: (x) the Company shall deliver paper copies of such reports to the Administrative Agent or any Lender who requests the Company to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender; (y) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such reports and immediately following such notification the Company shall provide to the Administrative Agent, by electronic mail, electronic versions (i.e., soft copies) of such reports ; and (z) in every instance the Company shall provide paper copies of the Compliance Certificates required by subsection (c) above to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

7.03                        Notices.  The Company shall furnish to the Administrative Agent, with sufficient copies for each Lender:

(a)                                  promptly and in no event later than five (5) Business Days after any executive officer or any other Responsible Officer of the Company obtains knowledge of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(b)                                  promptly and in no event later than ten (10) Business Days after becoming aware thereof, notice of any of the following events affecting the Company, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental

Authority and any notice delivered by a Governmental Authority to the Company with respect to such event:

(i)                                     an ERISA Event;

(ii)                                  the failure by the Company to make all material contributions required to be made to each Pension Plan under the terms of that plan, ERISA, the Code, or any other applicable requirement of law;

(iii)                               the adoption of any new Pension Plan or other plan subject to Section 412 of the Code; or

(iv)                              the adoption of any amendment to a Pension Plan or other plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

(c)                                  promptly after any executive officer or any other Responsible Officer of the Company obtains knowledge thereof, notice of all litigation or proceedings commenced or threatened affecting the Company or any Subsidiary (i) in which there is a reasonable likelihood of (A) liability in excess of 2% of the Company’s Consolidated Net Worth (in the aggregate for all related actions) and is not likely to be covered by insurance, or (B) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect or (ii) which questions the validity or enforceability of any Loan Document;

(d)                                  promptly after receipt thereof by the Company, any of its Subsidiaries, or any Pension Plan (but in any event no less often than quarterly), copies or notice of any written correspondence or written communication from the United States Department of Labor, the IRS or any other Governmental Agency with respect to such Pension Plan which could reasonably be expected to result in a Material Adverse Effect;

(e)                                  promptly after any executive officer or any other Responsible Officer of the Company learning thereof, notice (in writing) giving details of any proceeding, notice or action by the United States Department of Labor or the IRS relating to any potential assertion by either such agency that any material violation of ERISA or the Code may have occurred in connection with the administration or operation of any Pension Plan which could reasonably be expected to result in a Material Adverse Effect;

(f)                                    promptly upon receipt thereof, copies of all final reports or letters submitted to the Company by its independent certified public accountants in connection with each annual audit of the financial statements of the Company or its Subsidiaries made by such accountants, including without limitation any “management letter,” and the Company, agrees to obtain such a letter in connection with each of its annual audits;

(g)                                 promptly after the availability thereof, copies of all material amendments to the certificate of incorporation or bylaws of the Company, each Subsidiary Borrower or any of the Significant Subsidiaries, including any such amendments effected in connection with an IPO;

(h)                                 promptly after the receipt thereof, a copy of any notice, summons, citation or letter concerning any actual, alleged, suspected or threatened Environmental Claim which could reasonably be expected to result in a Material Adverse Effect after giving effect to any insurance proceeds reasonably expected to be available;

(i)                                    promptly, notice of any material amendment to, or waiver of any of its material rights under, any Pension Plan, termination of any Pension Plan or merger of any Pension Plan into any other Pension Plan; and

(j)                                    from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent on behalf of the Lenders may reasonably request.

7.04                        Records and Inspection.  The Company shall, and shall cause each Subsidiary to, maintain adequate books, records and accounts as may be required or necessary to permit the preparation of consolidated financial statements in accordance with sound business practices and GAAP or the equivalent international standards for the Subsidiary Borrowers.  The Company shall, and shall cause each Subsidiary Borrower and Significant Subsidiary to, permit such persons as the Administrative Agent may designate, at reasonable times and under reasonable circumstances, to (a) visit and inspect any properties of the Company and its Subsidiaries, (b) inspect and copy their books and records, and (c) discuss with their officers and employees and their independent accountants, their respective businesses; assets, liabilities, prospects, results of operation and financial condition.

7.05                        Corporate Existence, Etc.  Except as permitted by Section 8.06, the Company shall, and shall cause each Subsidiary to, at all times preserve and keep in full force and effect its corporate existence and any rights and franchises material to its business; provided, however, that the corporate existence of any Subsidiary may be terminated if such termination is determined by the Company to be in its best interest and is not materially disadvantageous to the Lenders.

7.06                        Payment of Taxes.  The Company shall, and shall cause each Subsidiary to, pay and discharge all material Taxes imposed upon it or any of its properties or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Taxes; provided, however, that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have commenced and shall not have been stayed, the Company and its Subsidiaries need not pay or discharge any such Tax so long as the validity or amount thereof is contested in good faith and by appropriate proceedings and so long as any reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

7.07                        Maintenance of Properties.  The Company shall maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted), all material properties useful or necessary to its business and the business of its Subsidiaries considered as a whole, and from time to time the Company will make or cause to be made all appropriate repairs, renewals and replacements thereto.

7.08                        Maintenance of Insurance.  The Company shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurance companies, insurance in at least such amounts, of such character and as against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.  The Company shall furnish to the Administrative Agent, upon written request, full information as to the insurance in effect at any time.

7.09                        Conduct of Business.  The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses in which the Company and its Subsidiaries taken as a whole are engaged as of the Amendment Effective Date or any businesses or activities substantially similar or related thereto except for other businesses which constitute an insubstantial part of the business of the Company and its Subsidiaries taken as a whole.  The Company shall, and shall cause each Subsidiary to, conduct its business in compliance in all material respects with Applicable Law and all material contractual obligations.

7.10                        Further Assurances.  The Company shall ensure that all written information, exhibits and reports furnished to the Administrative Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Administrative Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, or recordation thereof.

7.11                        Subordination of Intercompany Loans and Advances to the Company.  The Company shall cause any Indebtedness owed by the Company to any Subsidiary to be subordinated to the Obligations and any Indebtedness owed by any Subsidiary to the Company or any other Subsidiary to be subordinated to the Obligations on terms of subordination satisfactory to all the Lenders; provided, however, that (a) such subordination may be evidenced on a general ledger or evidenced by check, bank statement, note or other written agreement, document or instrument and (b) as long as no Event of Default under Sections 9.01(a), (f) or (g) has occurred and is continuing and no notice has been delivered under Section 9.02(b), the Company and its Subsidiaries may pay such Intercompany Indebtedness in the ordinary course of business.  All such Intercompany Indebtedness shall be indicated on a general ledger or evidenced by a check, bank statement, note or other written agreement, document or instrument.

7.12                        Payment of Obligations.  The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a)                                  all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, which could reasonably be expected to result in a Material Adverse Effect;

(b)                                  all lawful claims which, if unpaid, would by law become a Lien upon its Property, which could reasonably be expected to result in a Material Adverse Effect; and

(c)                                  all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, which could reasonably be expected to result in a Material Adverse Effect.

7.13                        Compliance with Laws.  The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Applicable Laws of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist or where non-compliance could not reasonably be expected to result in a Material Adverse Effect.

7.14                        Environmental Laws.

(a)                                  The Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain any real property owned or leased by the Company or any Subsidiary in compliance in all material respects with all Environmental Laws.

(b)                                  Upon the written request of the Administrative Agent or any Lender, the Company shall submit and cause each of its Subsidiaries to submit, to the Administrative Agent with sufficient copies for each Lender, at the Company’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 7.03(h), that, individually or in the aggregate, could reasonably be expected to result in liability in excess of $10,000,000 after giving effect to any insurance proceeds reasonably expected to be available.

7.15                        Solvency.  The Company shall at all times be, and shall cause each of the Subsidiary Borrowers and each Guarantor to be, Solvent.

7.16                        Use of Proceeds.

(a)                                  Each Borrower shall use the proceeds of Loans (i) to repay all obligations owing under the Existing Credit Agreement, (ii) to finance Capital Expenditures, (iii) for Investments permitted under Section 8.04, (iv) to make contributions or other distributions to facilitate repurchases of Company’s Capital Stock, and (v) for working capital and other general corporate purposes, including the payment of any closing fees or expenses associated with the closing of the transactions contemplated hereunder.

(b)                                  No portion of the Loans will be used, directly or indirectly, (i) to purchase or carry Margin Stock or (ii) to repay or otherwise refinance indebtedness of any Borrower or others incurred to purchase or carry Margin Stock, or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock.  No proceeds of any Loans will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Exchange Act.

7.17                        Additional Subsidiary Guarantors.  Upon delivery of the annual financial statements for the Fiscal Year ended September 30, 2006 and upon delivery of the annual financial statements for each subsequent Fiscal Year ending thereafter as required under Section 7.01(a), any new or existing Subsidiary of the Company which is a Significant

Subsidiary and which is not already a Guarantor shall be required to become a “Subsidiary Guarantor” under, and as defined in, the Master Guaranty and Intercreditor Agreement, and the Company shall, and shall cause such Subsidiary to, comply with Section 8.12 of the Master Guaranty and Intercreditor Agreement and Section 5.03 of this Agreement applicable to a Guarantor.  If upon delivery of the annual financial statements for the Fiscal Year ended September 30, 2006 or upon delivery of the annual financial statements for any subsequent Fiscal Year ending thereafter as required under Section 7.01(a) for any Fiscal Year following the Amendment Effective Date, the Guarantors, the Subsidiary Borrowers and their respective Wholly-Owned Subsidiaries, without duplication, collectively do not account for at least 85% of Consolidated EBITDA for such Fiscal Year, the Company shall cause such additional Subsidiaries to become either Guarantors or Subsidiary Borrowers so that the Guarantors, the Subsidiary Borrowers and their respective Wholly-Owned Subsidiaries, without duplication, collectively account for at least 85% of Consolidated EBITDA for such Fiscal Year.

SECTION 8.  NEGATIVE COVENANTS

The Company covenants and agrees that, so long as any portion of the Commitments shall be in effect and until all Obligations are paid in full, the Company shall perform each and all of the following:

8.01                        Liens.  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Company or any Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom or rights in respect thereof, except:

(a)                                  Customary Permitted Liens;

(b)                                  Liens on cash collateral in favor of the Administrative Agent pursuant to Sections 3.01(c) and 3.08;

(c)                                  Existing Liens;

(d)                                  any attachment or judgment Lien not otherwise constituting an Event of Default in existence less than sixty (60) days after the entry thereof or with respect to which (i) execution has been stayed, (ii) payment is covered in full by insurance, or (iii) the Company or its Subsidiary shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;

(e)                                  Liens existing on property or assets of any Person at the time such Person becomes a Subsidiary or such property or assets are acquired, but only, in any such case, (i) if such Lien was not created in contemplation of such Person becoming a Subsidiary or such property or assets being acquired, and (ii) so long as such Lien does not encumber any assets other than the property subject to such Lien at the time such Person becomes a Subsidiary or such property or assets are acquired;

(f)                                    Liens on assets securing Indebtedness permitted to be incurred or assumed pursuant to Section 8.02(e), including any interest or title of a lessor under any Capitalized

Lease, provided that any such Lien does not encumber any property other than assets constructed or acquired with the proceeds of such Indebtedness;

(g)                                 leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole;

(h)                                 any Lien constituting a renewal, extension or replacement of any Existing Lien or any Lien permitted by clauses (f) or (g) of this Section 8.01, but only, in the case of each such renewal, extension or replacement Lien, to the extent that the principal amount of Indebtedness secured thereby does not exceed the principal amount of such Indebtedness so secured unless such excess is permitted by Section 8.02 to be incurred and by this Section 8.01 to be secured by such Lien at the time of the extension, renewal or replacement, the maturity thereof is not shortened and such Lien is limited to all or a part of the property subject to the Lien extended, renewed or replaced;

(i)                                    other Liens incidental to the conduct of the business or the ownership of the property of the Company or a Subsidiary which were not incurred in connection with borrowed money and which do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business and which, in any event, do not secure obligations aggregating in excess of $20,000,000; and

(j)                                    to the extent the negative pledge clauses contained in the Private Shelf Agreements as defined in the Master Guaranty and Intercreditor Agreement constitute Liens;

provided that if, notwithstanding this Section 8.01, any Lien which this Section 8.01 proscribes shall be created or arise without the prior written consent of the Lenders (including with respect to this proviso), the Obligations shall be secured by such Lien equally and ratably with the other Indebtedness secured thereby and the Company will take or cause to be taken all such action as may be requested by the Administrative Agent or the Majority Lenders to confirm and protect such Lien in favor of the Lenders; provided, further, however, that notwithstanding such equal and ratable securing, the existence of such Lien shall constitute a default by the Company in the performance or observance of this Section 8.01.

8.02                        Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become, or remain liable with respect to any Indebtedness, except:

(a)                                  the Obligations;

(b)                                  Indebtedness of the Subsidiaries incurred under the Loan Documents;

(c)                                  Subordinated Debt;

(d)                                  Existing Indebtedness listed on Schedule 8.02 other than Indebtedness relating to financial letters of credit;

(e)                                  purchase money Indebtedness, provided that such Indebtedness (i) if incurred in connection with a Capitalized Lease Obligation does not in the aggregate exceed $20,000,000 at any time, (ii) if incurred in connection with the purchase of real estate does not in the aggregate exceed $20,000,000 at any time, (iii) does not exceed the cost to the Company or its Subsidiary of the assets constructed or acquired with the proceeds of such Indebtedness and (iv) is incurred within twelve (12) months following the date of the completion or acquisition of the asset so constructed or acquired;

(f)                                    Contingent Obligations with respect to performance, bid, advance payment and other similar obligations (which may be in the form of guarantees or letters of credit issued outside of this Agreement to the extent the aggregate outstanding amount of such guarantees and letters of credit issued outside this Agreement do not exceed $45,000,000 at any time), provided that such Indebtedness (i) is incurred to support contracts or bids in the ordinary course of business, (ii) remains contingent and (iii) is unsecured (other than banker’s liens, set-off rights or similar liens);

(g)                                 Contingent Obligations with respect to unsecured (other than banker’s liens, set-off rights or similar liens) financial letters of credit issued outside of this Agreement in an aggregate outstanding amount not exceeding $20,000,000 at any time;

(h)                                 Indebtedness incurred in the ordinary course of business with respect to equipment leases or purchases, operating expenses and real property leases necessary for the performance of Joint Venture projects; provided that such Indebtedness is unsecured (except to the extent permitted under Section 8.01);

(i)                                    Intercompany Indebtedness of a Subsidiary to the Company or a Wholly-Owned Subsidiary which is Subordinated Debt, to the extent permitted by Section 8.04(c) and (d);

(j)                                    other unsecured Indebtedness owing offshore by Subsidiaries or Affiliates of the Company exclusively for the purpose of short term working capital requirements or managing foreign currency risk and tax liabilities consistent with existing business practices not in excess of $50,000,000 at any time outstanding;

(k)                                Contingent Obligations with respect to Swap Contracts in connection (i) with bona fide hedging operations against interest rates on funded Indebtedness of the Company and its Subsidiaries in an aggregate notional amount not exceeding such funded Indebtedness at any time outstanding (less the amount of any such Existing Indebtedness then outstanding), and (ii) with the conduct of its business; provided that in each case such Indebtedness (A) is incurred in the ordinary course of business, (B) is unsecured and (C) remains contingent;

(l)                                    Contingent Obligations incurred by the Company or any Subsidiary with respect to Indebtedness payable by other Subsidiaries which is permitted to be incurred by such other Subsidiary under this Section 8.02;

(m)                              Contingent Obligations incurred by the Company or any Subsidiary with respect to Indebtedness for borrowed money of Joint Ventures which are not included in the consolidated financial statements of the Company under GAAP, provided that (i) such Indebtedness and such Contingent Obligations are incurred in the ordinary course of business,

(ii) such Indebtedness is fully secured by assets not reflected on the consolidated balance sheet of the Company, (iii) such Contingent Obligations do not in the aggregate exceed $50,000,000 at any time outstanding (less the amount of any such Existing Indebtedness then outstanding), (iv) the Contingent Obligations with respect to Indebtedness of any Joint Venture shall be several, and not joint and several, obligations and shall apply only to a portion of such Indebtedness not exceeding a portion based on the percentage interest of the Company or such Subsidiary in the equity of such Joint Venture (or if the Contingent Obligations with respect to such Indebtedness shall be joint and several, all such Indebtedness shall be included as Contingent Obligations in clause (iii) above), and (v) such Contingent Obligations remain contingent;

(n)                                 Contingent Obligations with respect to indemnity obligations pursuant to provisions of the Employee Benefit Plans of the Company or its Subsidiaries and the Plan, provided that such Indebtedness (i) is incurred in the ordinary course of business and (ii) remains contingent;

(o)                                  Indebtedness and Contingent Obligations incurred outside this Agreement (including guarantees and letters of credit issued in excess of the dollar limits set forth in clauses (f) and (g) above), not exceeding the greater of $105,000,000 or 20% of the Company’s Consolidated Net Worth in the aggregate at any time;

(p)                                  Indebtedness consisting of notes for the purchase of employees’ or retirees’ stock in accordance with existing business practice;

(q)                                  Indebtedness incurred to refinance Indebtedness described in clauses (d), (e), (f), (g) and (j) above or (r) below; provided, however, that (i) the unpaid balance is not increased (except if the incurrence of any amount of excess thereof would otherwise then be permitted by the terms of this Agreement) and (ii) if such refinanced Indebtedness is repaid prior to the scheduled maturity thereof, such refinancing Indebtedness shall (A) not mature or be required to be repaid, purchased or otherwise retired earlier than the corresponding portion of the Indebtedness being prepaid or (B) not result in a Default or an Event of Default; and

(r)                                  unsecured Indebtedness incurred pursuant to the Foreign Subsidiary Credit Agreement by foreign Subsidiaries or Affiliates of the Company pursuant to Section 965 of the Code (in connection with the Jobs Creation Act of 2004) to facilitate the repatriation of funds to the Company, provided that (i) the aggregate original principal amount of such Indebtedness does not exceed $65,000,000, (ii) such Indebtedness is incurred no later than September 30, 2006, and (iii) such Indebtedness is repaid no later than September 30, 2011.

8.03                        Restricted Payments.  The Company shall not declare, pay or make, or agree to declare, pay or make, any Restricted Payment, except

(a)                                  [intentionally omitted];

(b)                                  dividends or distributions in respect of a class of the Company’s Capital Stock payable in the same class of the Company’s Capital Stock;

(c)                                  issuances of Capital Stock upon the exercise of any warrants, options or rights to acquire such Capital Stock;

(d)                                  provided that no Default or Event of Default exists under Section 9.01(a), (f) or (g) or would result therefrom, repurchases of Capital Stock pursuant to the terms of Section 6.10 of the Company’s Bylaws, the Plans and the Company’s Stock Purchase Plan, all as in effect from time to time;

(e)                                  provided that no Default or Event of Default exists under Section 9.01(a), (f) or (g) or would result therefrom, distributions or accumulations of payment-in-kind dividends on any series or class of Capital Stock;

(f)                                    provided that no Default or Event of Default exists under Section 9.01(a), (f) or (g) or would result therefrom, and provided that the net proceeds to the Company from an IPO are at least $50,000,000, repurchases of any employee-held or retiree-held Capital Stock of the Company not exceeding one-third of the net proceeds of such offering; and

(g)                                 provided that no Default or Event of Default exists under Section 9.01(a), (f) or (g) or would result therefrom and the Leverage Ratio (calculated on a pro-forma basis giving effect to any such Restricted Payments) is less than 2.50 to 1.00, redemptions, purchases, repurchases or other payments made to retire or obtain the surrender of Preferred Stock or Permitted Chinese Stock; and

(h)                                 provided that no Default or Event of Default exists under Section 9.01(a), (f) or (g) or would result therefrom, pay cash dividends in respect of Permitted Chinese Stock.

8.04                        Investments.  The Company shall not, and shall not permit any of its Subsidiaries to, make or own any Investment in any Person, except:

(a)                                  Permitted Investments, provided that Investments of the type described in clause (d) of the definition of Permitted Investments that are made outside of the United States shall not exceed $50,000,000 in the aggregate at any time;

(b)                                  any Investment existing on the Amendment Effective Date in any of the Subsidiaries or in any of the Joint Ventures identified on Schedule 6.01;

(c)                                  Investments by any Subsidiary in the Company or in any Wholly-Owned Subsidiary;

(d)                                  Investments by the Company or a Wholly-Owned Subsidiary in any Wholly-Owned Subsidiary;

(e)                                  trade credit extended on usual and customary terms in the ordinary course of business;

(f)                                    advances to employees for moving, relocation and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(g)                                 Investments in the ordinary course of business by the Company or any of its Subsidiaries in contract Joint Ventures for the purpose of performing projects with other companies; provided that if such Joint Ventures are not structured so that neither the Company nor any Significant Subsidiary shall be responsible for the acts or omissions of other companies except to the extent covered by insurance or limited to Indebtedness for expenses permitted by Section 8.02(g), the Company shall have determined that such structure would not individually or in the aggregate with other similarly structured Joint Venture have a Material Adverse Effect;

(h)                                 [Reserved;] and

(i)                                    other Investments not otherwise permitted above; provided, however, that:

(A)                              the aggregate consideration consisting of cash and assumed debt paid by the Company and its Subsidiaries for such Investments in any Fiscal Year shall not exceed $150,000,000.

(B)                                the cash and assumed debt portion of the aggregate consideration paid by the Company and its Subsidiaries for any such single Investment shall not exceed $100,000,000;

(C)                                if the cash and assumed debt portion of the aggregate consideration paid by the Company and its Subsidiaries for any such single Investment exceeds $25,000,000, the Company shall, prior to completing such Investment, submit to the Administrative Agent for distribution to the Lenders, a certificate demonstrating compliance with Section 8.05 on a pro forma basis after giving effect to such Investment;

(D)                               each such Investment shall be subject to Section 7.09 and

(E)                                 no such Investment in any Person shall be opposed by the board of directors of such Person.

8.05                        Financial Covenants.

(a)                                  Leverage Ratio.  The Company shall not permit the Leverage Ratio to be greater than (i) 3.00 to 1.00 as of the end of the first Fiscal Quarter of each Fiscal Year or (ii) 2.75 to 1.00 as of the end of each other Fiscal Quarter.

(b)                                  Minimum Consolidated Net Worth.

(1)                                  Initial Covenant Level.  The Company shall not permit, at the end of any Fiscal Quarter, Consolidated Net Worth to be less than the sum of (i) 85% of the Consolidated Net Worth reported on the audited financial statements for the Fiscal Year of the Company ended September 30, 2003, plus (ii) 50% of Consolidated Net Income for each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2003, in which the Company has positive Consolidated Net Income; plus (iii) 75% of the net difference between (A) the aggregate net cash proceeds received by the Company from an IPO minus (B) the aggregate consideration paid by the Company for the repurchase of any shares of the Company’s Capital Stock, including any shares of Preferred Stock other than Permitted Chinese Stock, using the net cash proceeds from such IPO, plus (iv) 100% of the aggregate net proceeds received by the Company from the sale of any other equity securities of the Company (except for (a) equity securities issued to replace, redeem, or purchase existing equity securities and (b) Permitted Chinese Stock), plus (v) an amount equal to (A) 100% of the principal contributions accrued for stock match programs for employees, consultants and Directors for purchases of the Company’s Capital Stock included in the determination of Consolidated Net Income for each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2003, less (B) the amount of negative Consolidated Net Income for each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2003, in which the Company has negative Consolidated Net Income (provided, however, that the amount determined by this clause (v) shall not be less than zero); plus (vi) 100% of any increase in the Consolidated Net Worth of the Company as a result of the acquisition (by merger or otherwise) of a Person other than a Wholly Owned Subsidiary; plus (vii) 100% of the net change in Consolidated Net Worth as a result of (A) the sale of the Company’s Capital Stock to employees, consultants and Directors, minus (B) the repurchase or redemption of any shares of the Company’s Capital Stock from former employees, consultants and Directors of the Company; minus (viii) a one-time charge of up to $10,000,000 for the impairment of goodwill related to the write-down in value of The McClier Corporation; minus (ix) a one-time, non-cash charge in accordance with GAAP for any adjustment of accruals for defined benefit pension plans from accumulated benefit obligations to projected benefit obligations in an amount not to exceed the lesser of (a) the actual amount of such adjustment or (b) $50,000,000.  For the purpose of determining the Company’s compliance with the foregoing minimum Consolidated Net Worth covenant, notwithstanding any contrary treatment under GAAP, all Preferred Stock shall be treated as equity of the Company.

(c)                                  Fixed Charge Coverage Ratio.  The Company shall not permit, on the last day of any Fiscal Quarter, the Fixed Charge Coverage Ratio to be less than the correlative amount set forth below:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
June 30, 2006	1.10 to 1.00
September 30, 2006	1.10 to 1.00
December 31, 2006	1.10 to 1.00
March 31, 2007	1.10 to 1.00
June 30, 2007 and as of the last day of each Fiscal Quarter ending thereafter	1.25 to 1.00

8.06                        Restriction on Fundamental Changes.  Unless permitted by Section 8.07, the Company shall not, and shall not permit any of its Wholly-Owned Subsidiaries to, enter into any merger, consolidation, reorganization or recapitalization, reclassification of its Capital Stock which causes the maturity date of such Capital Stock (if any) to be earlier than 3 years after the date of such reclassification, liquidate, wind up or dissolve or sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its or their business or assets, whether now owned or hereafter acquired, except that, as long as no Default or Event of Default shall exist after giving effect thereto, any Wholly-Owned Subsidiary may be merged or consolidated into the Company, a Subsidiary Borrower or any other Significant Subsidiary or be liquidated, wound up or dissolved, or all or substantially all of its business or assets may be sold, leased, transferred, or otherwise disposed of, in one transaction or a series of transactions, to the Company, a Subsidiary Borrower or any other Significant Subsidiary; provided that neither the Company nor any Significant Subsidiary may be involved in any such transaction unless the Company, a Subsidiary Borrower, or a Significant Subsidiary, as the case may be, is the surviving or acquiring corporation and the net worth of the Company, such Subsidiary Borrower or a Significant Subsidiary, as the case may be, is unchanged or higher after giving effect to such merger or other transaction.

8.07                        Asset Dispositions.

(a)                                  The Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition, including any Sale-Leaseback Transaction, unless either:

(i)                                     the Board of Directors of the Company has reasonably determined in good faith that the terms of the transaction are fair and reasonable to the Company or such Subsidiary, as the case may be; and within one year after the Asset Disposition the Company or such Subsidiary shall have used any Net Cash Proceeds to (A) replace the properties or assets that were the subject of the Asset Disposition, (B) acquire properties or assets in the businesses of the Company and its Subsidiaries on the date of this Agreement or (C) repay all or part of any Indebtedness covered by the Master Guaranty and Intercreditor Agreement; or

(ii)                                  the aggregate assets disposed of by the Company and its Subsidiaries in any 12-month period during the term of this Agreement shall not have a value exceeding 10% of the Company’s Consolidated Net Worth; and the aggregate assets disposed of by the Company and its Subsidiaries on a cumulative basis during the term of this Agreement shall not have a value exceeding 30% of the Company’s Consolidated Net Worth.

(b)                                  the Company in any event will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, discount (except in the ordinary course of business consistent with past practice to compromise disputes with customers), or otherwise sell for less than the face value thereof or for consideration other than cash, any of their respective accounts receivable.

8.08                        Transactions with Affiliates.  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate of the Company which is not a Subsidiary, unless (i) such transaction is not otherwise prohibited by this Agreement, (ii) such transaction is in the ordinary course of business, and (iii) if such transaction is other than with a Subsidiary, such transaction is on fair and reasonable terms no less favorable to the Company or its Subsidiary, as the case may be, than those terms which might be obtained at the time in a comparable arm’s length transaction with a Person who is not an Affiliate or, if such transaction is not one which by its nature could be obtained from such other Person, is on fair and reasonable terms and was negotiated in good faith; provided that this Section 8.08 shall not restrict (A) payments otherwise allowed under this Agreement and other transfers on account of any shares of Capital Stock of the Company or any Subsidiary, (B) any payments pursuant to the terms of the Certificate of Incorporation or Bylaws of the Company, or to any of the Company’s Employee Benefit Plans or the Plans or (C) the rights, privileges and preferences granted to the holders of Preferred Stock arising under the related certificate of designation, investor rights agreement and regulatory side letter, each either substantially in the forms attached hereto as Schedule 8.08 or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

8.09                        Restrictive Agreements.  Except pursuant to the Foreign Subsidiary Credit Agreement, the Company shall not, and shall not permit any Subsidiaries to, enter into any contractual obligation which restricts or limits the ability of such Subsidiary to (a) pay dividends or make any distribution on its Capital Stock, (b) pay Indebtedness owed the Company or any Subsidiary, (c) make any loans or advances to the Company or (d) except as provided in contractual obligations respecting the specific assets subject to Permitted Liens, transfer any of its property to the Company.

8.10                        Amendments of Bylaws.  The Company shall not amend its Bylaws or amend or modify the terms of its Capital Stock in any respect which accelerates the payment obligations of the Company to a date earlier than 3 years after the date of such amendment without in each case obtaining the prior written consent of the Majority Lenders (which consent shall not be unreasonably withheld).

8.11                        Change in Business.  The Company shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof, without in each case obtaining the prior written consent of the Majority Lenders (which consent shall not be unreasonably withheld).

8.12                        Accounting Changes.  The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any of its consolidated Subsidiaries.

8.13                        Contributions to the Plans.  Except for the Company’s Capital Stock contributed by the Company to the Plans as contributions, the Company shall not make any contributions to the Plans other than in cash.

8.14                        Right to Terminate Post-Retirement Benefits  Except as otherwise required by Applicable Law, if a plan provides post-retirement life insurance, medical or other health related benefits (such as vision or dental) to more than 2,000 former or current employees of the Company or any of its current domestic ERISA Affiliates, the applicable plan documents relating to such benefits will clearly and expressly allow for, and neither the Company nor any of its current domestic ERISA Affiliates will issue any written communication or enter into any written or oral agreement that it is reasonably possible would any way prohibit, the right of the Company and its current domestic ERISA Affiliates to reduce, terminate or amend such benefits in such plan.

SECTION 9.  EVENTS OF DEFAULT

9.01                        Events of Default.  The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an “Event of Default”) hereunder:

(a)                                  Failure to Make Payments.  Any Borrower (i) shall fail to pay when due any principal (whether at stated maturity, upon acceleration, by notice of or other requirement of prepayment, by operation of Section 2.06 or otherwise) of any Loan (including with respect to any Letter of Credit) or (ii) shall fail to pay interest on any Loan or any fees payable hereunder within three (3) Business Days of the date when due or (iii) shall fail to pay any costs, expenses or other amounts payable hereunder or under any Notes or any other Loan Documents within ten (10) Business Days after the Administrative Agent notifies the Company that such amount has become due;

(b)                                  Default in Other Agreements.  The Company or any of its Subsidiaries (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn, committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than 2% of the Company’s Consolidated Net Worth when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation of more than 2% of the Company’s Consolidated Net Worth, and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or Administrative Agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(c)                                  Breach of Certain Covenants.  Any Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation to be performed, observed or complied with by it pursuant to Section 7.01, Section 7.05 (insofar as such Section requires the preservation of the corporate existence of any Borrower), Section 7.06, Section 7.11 or Section 8 (other than Section 8.10);

(d)                                  Breach of Warranty.  Any representation or warranty or certification made or furnished by the Company, any of its Subsidiaries under this Agreement, the other Loan Documents or any agreement, instrument or document contemplated hereby and thereby shall, prove to have been false or incorrect in any material respect when made;

(e)                                  Other Defaults Under Agreement and Other Loan Documents.  The Company or any Subsidiary shall fail to perform, comply with or observe any covenant or obligation to be performed, observed or complied with by it under this Agreement (other than those provisions referred to in Sections 9.0 1(a) and (c) above) or the other Loan Documents and such failure shall not have been remedied or waived within thirty (30) days after notice thereof by the Administrative Agent;

(f)                                    Involuntary Bankruptcy; Appointment of Receiver, Etc. There shall be commenced against the Company, any Subsidiary Borrower or any Significant Subsidiary or an involuntary case seeking the liquidation or reorganization of the Company, any Subsidiary Borrower or any Significant Subsidiary under Chapter 7 or Chapter 11 of the Bankruptcy Code or any similar proceeding under any other Applicable Law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers of the Company, any Subsidiary Borrower or any Significant Subsidiary to take possession of all or a substantial portion of the property or to operate all or a substantial portion of the business of the Company, any Subsidiary Borrower or any Significant Subsidiaries and any of the following events occur: (i) the Company or any of its Subsidiaries consents to the institution of the involuntary case or proceeding; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of sixty (60) days (provided, however, that, during the pendency of such period, the Lenders shall be relieved of their Commitments); or (iv) an order for relief shall have been issued or entered therein;

(g)                                 Voluntary Bankruptcy; Appointment of Receiver, Etc.  The Company, any Subsidiary Borrower or any Significant Subsidiary shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11 of the Bankruptcy Code; or the Company or any Significant Subsidiary shall file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other Applicable Law, or shall consent thereto; or the Company, any Subsidiary Borrower or any Significant Subsidiary shall consent to the conversion of an involuntary case to a voluntary case; or the Company, any Subsidiary Borrower or any Significant Subsidiary shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent or acquiesce to the appointment of, a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar powers to take possession of all or a substantial portion of the property or to operate all or a substantial portion of the business of the Company, any Subsidiary Borrower or any Significant Subsidiary; or the Company, any Subsidiary Borrower or any Significant Subsidiary shall make a general assignment for the benefit of creditors; or the Company, any Subsidiary Borrower, or any Significant Subsidiary shall generally not pay its debts as they become due; or the Board of Directors of the Company, any Subsidiary Borrower or any Significant Subsidiary (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing;

(h)                                 Judgments and Attachments.  The Company or any of its Subsidiaries shall suffer any money judgments, writs, or warrants of attachment, or similar processes, which individually or in the aggregate involve an amount in excess of 3% of the Company’s Consolidated Net Worth and shall not discharge, vacate, bond, or stay the same within a period of 45 days unless the amount of such judgments, writs, warrants or attachments are fully covered by insurance (provided that any deductible in excess of 3% of the Company’s Consolidated Net Worth is supported by a bond or letter of credit in at least the amount by which such deductible exceeds 3% of the Company’s Consolidated Net Worth and the insured has in writing accepted liability therefor; or a judgment creditor shall obtain possession of any material portion of the assets of the Company or any of its Subsidiaries by any means, including, without limitation, levy, distraint, replevin or self-help;

(i)                                    ERISA Liabilities.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Company or any of its ERISA Affiliates in excess of 3% of the Company’s Consolidated Net Worth during the term of this Agreement; (ii) the footnotes in the Company’s annual financial statements fail to disclose all unfunded benefit liabilities (determined in accordance with GAAP), or (iii) the aggregate Unfunded Pension Liability among all Pension Plans exceeds the aggregate Unfunded Pension Liability among all Pension Plans as of September 30, 2003 by more than 3% of the Company’s Consolidated Net Worth;

(j)                                    Failure of Subordination.  Any agreement to subordinate other Indebtedness in an aggregate amount in excess of $1,000,000 in right of payment to the Obligations, at any time and for any reason other than satisfaction in full of all of the Obligations or satisfaction in full of such Subordinated Debt upon the originally stated maturity thereof, ceases to be in full force and effect in any material respect or is declared to be null and void;

(k)                                Termination of Master Guaranty and Intercreditor Agreement.  The Master Guaranty and Intercreditor Agreement, or any material provision therein, shall cease to be in full force and effect for any reason; or the Company or any of the Guarantors shall contest or purport to repudiate or disavow the Master Guaranty and Intercreditor Agreement;

(l)                                    Guarantor Defaults.  Any Guarantor shall fail in any material respect to perform or observe any term, covenant or agreement in the Master Guaranty, and Intercreditor Agreement; or the Master Guaranty and Intercreditor Agreement shall for any reason be partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise cease to be in full force and effect, or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or

(m)                              Change in Ownership.  (i)  Prior to an IPO, any change in the beneficial ownership of the Company shall occur such that the employees of the Company and its Subsidiaries collectively cease to have beneficial ownership or control, whether directly or indirectly through the Plans (including any replacement or successor plans) and the trustee (including any successor trustee) who votes the Company’s Class B Stock and Class C Stock, of at least 51% of the aggregate of the voting stock of the Company.

(ii)                                  After an IPO, an event or series of events by which:

(A)                              any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding:

(1)                                  any employee stock ownership plan or arrangement of the Company or its Subsidiaries,

(2)                                  any current or former employee who owns Common Stock or option rights (as such term is defined below),

(3)                                  any Person that holds Common Stock on behalf of employees or former employees of the Company and its Subsidiaries,

(4)                                  any Employee Benefit Plan of the Company or its Subsidiaries,

(5)                                  any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and

(6)                                  any other Person who acquired Preferred Stock prior to the date of the IPO, or any Affiliate of such Person, provided that at all times after the IPO such Person and its Affiliates collectively own no more than 35% of the voting equity securities of the Company, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5, under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a partially-diluted basis (i.e, taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(B)                                during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

For the avoidance of doubt, an IPO shall not be deemed to cause a breach of this Section 9.01(m), irrespective of its impact on the beneficial ownership of the voting equity securities of the Company.

9.02                        Remedies.  Upon the occurrence of an Event of Default:

(a)                                  If an Event of Default occurs under Section 9.01(f) or (g), then the Commitments shall automatically and immediately terminate and the obligation of the Lenders to make any Loan or issue any Letter of Credit hereunder shall cease, and the unpaid principal amount of and any accrued interest on all of the Loans shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Borrowers.

(b)                                  If an Event of Default occurs under Section 9.01, other than under Section 9.01(f) or (g), the Administrative Agent upon request of the Majority Lenders shall, by written notice to the Borrowers, declare that the Commitments are terminated, whereupon the obligation of the Lenders to make any Loan or issue any Letter of Credit hereunder shall cease, and/or declare the unpaid principal amount of the Loans to be, and the same shall thereupon become, due and payable together with any and all accrued interest thereon, without presentment, demand, protest, any additional notice whatsoever or other requirements of any kind, all of which are hereby expressly waived by the Borrowers.

(c)                                  If an Event of Default occurs under Section 9.01(f) or (g) or if any other Event of Default occurs and the Administrative Agent declares the Loans due and payable, the Borrowers shall be immediately obligated, without demand upon or notice to the Borrowers, all of which are hereby waived by the Borrowers, to pay immediately to the Administrative Agent, an amount of cash equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit).  Any amounts so received shall be deposited in an interest bearing account maintained by the Administrative Agent as collateral security (“Cash Collateral Cover”) for the payment and repayment of all Obligations.  At any time after any such Obligations shall be due and payable (whether by drawing on a Letter of Credit or otherwise) the Cash Collateral Cover may be applied in whole or in part by the Administrative Agent against or on account of all or any part of the Obligations which have become so due and payable.  Interest earned on this account, to the extent such interest is not required for, or applied to, the payment or repayment of the Obligations, shall be paid to the Borrowers.

SECTION 10.  ADMINISTRATIVE AGENT AND ISSUING LENDERS

10.01                 Appointment and Authorization.

(a)                                  Each of the Lenders and each Issuing Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or any Issuing Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)                                  Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Lenders to act for such Issuing Lender with respect thereto; provided, however, that each Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “the Administrative Agent”, as used in this Section 10, included such Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuing Lender.

10.02                 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any the Administrative Agent or attorney-in-fact that it selects with reasonable care.

10.03                 Liability of Administrative Agent and Each Issuing Lender.  None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any official thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower Party to any Loan Document to perform its obligations hereunder or thereunder.  No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

10.04                 Reliance by Administrative Agent and the Issuing Lenders.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)                                  For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

10.05                 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received Requisite Notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Section 9; provided, however, that unless and until the Administrative Agent shall have received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06                 Credit Decision.  Each Lender expressly acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrowers hereunder.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower Party.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower Party which may come into the possession of any of the Administrative Agent-Related Persons.

10.07                 Indemnification.  Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons and the Issuing Lenders (to the extent not reimbursed by or on behalf of any Borrower Party and without limiting the obligation of any Borrower Party to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the termination of the Letters of Credit and the repayment of the Loans and the termination or resignation of the related Administrative Agent) be imposed on, incurred by or asserted against any Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Administrative Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suites, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of any Borrower Party.  Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority, of the United States or other jurisdiction asserts a claim that the Administrative Agency did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amount paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

10.08                 Administrative Agent in Individual Capacity.  Union Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Company and its Subsidiaries and Affiliates as though Union Bank were not the Administrative Agent or an Issuing Lender hereunder and without notice to or consent of the Lenders.  With respect to its Loans and participation in Letters of Credit, Union Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent or an Issuing Lender, and the terms “the Lender” and “the Lenders” shall include Union Bank in its individual capacity.

10.09                 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Union Bank shall also constitute its resignation as Issuing Lender.  If the Administrative Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Issuing Lender and the respective terms “ Administrative Agent,” and “Issuing Lender” shall mean such successor administrative agent and Letter of Credit issuer, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated; the retiring Issuing Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

10.10                 Arranger.  No Person identified herein as the “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement to any Lender.  Without limiting the foregoing, no such Person shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 11.  MISCELLANEOUS

11.01                 Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrowers and acknowledged by the Administrative Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and the Company, and acknowledged by the Administrative Agent, do any of the following:

(a)                                  increase or extend the Commitment of any Lender or subject any Lender to any additional obligations, except as provided in Section 2.04A;

(b)                                  postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any Loan Documents; provided, that any Lender may individually agree to a reduction in such Lender’s interest rate by separate agreement with any Borrower, which reduction, expressed as a percentage of the interest rates that would otherwise be applicable hereunder, shall be notified to the Administrative Agent in writing by such Lender and such Borrower, and the Administrative Agent shall apply such reduction to the interest due to such Lender until it receives written notice from such Lender to the contrary;

(c)                                  reduce the principal of, or the rate of interest specified herein for any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

(d)                                  change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(e)                                  except as provided in Section 4.07, change the Pro Rata Share of any Lender or change the right of any Lender to receive its Pro Rata Share (or other applicable share as expressly provided herein) of any payment or distribution to be made hereunder;

(f)                                    amend this Section 11.01 or Section 2.13 or any provision providing for consent or other action by all the Lenders or amend the definition of “Majority Lenders;”

(g)                                 amend the definition of “Offshore Currency;” or

(h)                                 discharge any Guarantor, except (i) in connection with a sale of the Capital Stock of such Guarantor in accordance with Section 8.06 or Section 8.07 or (ii) subject to the terms of the Master Guaranty and Intercreditor Agreement, unless such Guarantor is no longer a Significant Subsidiary;

provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by any affected the Issuing Lender in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of any Issuing Lender under this Agreement or any Letter of Credit Applications relating to any Letter of Credit Issued by it, and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

11.02                 Transmission and Effectiveness of Communications and Signatures.

(a)                                  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 11.02 or, in the case of any Borrower, the Administrative Agent, or the Issuing Lender, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Company, the Administrative Agent and the Issuing Lender.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent and the Issuing Lender pursuant to Section 2 shall be in writing (which may be by facsimile), except as provided herein and shall not be effective until actually received by such Person.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 11.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)                                  Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)                                  Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites may be used only to distribute routine communications, subject to the applicable provisions of Section 6.02, such as financial statements, backlog, projections, management letters, compliance certificates and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Issuing Lender or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04                 Costs and Expenses.  Each Borrower shall, whether or not the transactions contemplated hereby shall be consummated:

(a)                                  pay or reimburse Union Bank (including in its capacity as the Administrative Agent and an Issuing Lender) and Harris (in its capacity as the Syndication Agent and an Issuing

Lender) within five Business Days after demand for all costs and expenses incurred by Union Bank or Harris in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by Union Bank (including in its capacity as the Administrative Agent and an Issuing Lender) with respect thereto;

(b)                                  pay or reimburse each Lender and the Administrative Agent within five Business Days after demand for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any “workout” or restructuring regarding the Loans, and including in any bankruptcy or insolvency proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs incurred by the Administrative Agent and any Lender; and

(c)                                  during the continuance of an Event of Default, pay or reimburse Union Bank (including in its capacity as the Administrative Agent and an Issuing Lender) within five Business Days after demand for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by Union Bank (including in its capacity as the Administrative Agent and an Issuing Lender) in connection with the matters referred to under Sections (a) and (b) of this Section.

11.05                 Indemnity and Reimbursements.

(a)                                  In addition to the payment of expenses pursuant to Section 11.04, each Borrower agrees (i) to indemnify, defend and hold harmless the Administrative Agent, each Issuing Lender, each Lender and any holder of any interest in any Notes and the officers, directors, employees, agents, attorneys and Affiliates of the Administrative Agent, each Lender and such holders (the “Indemnitees”) from and against (A) any and all transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement and the other Loan Documents or the making of a Loan or issuance of a Letter of Credit, and (B) any and all liabilities, losses, damages, penalties (except, in the case of tax penalties, amounts imposed as a result of the unreasonable delay of the Lenders in paying taxes), judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, Attorney Costs) which may be imposed on, incurred by or asserted against such Indemnitee arising out of or in connection with (1) this Agreement or any Loan Document, the making of any Loan or the issuance of any Letter of Credit or any use or intended use of any Letter of Credit or the proceeds of any Loan or any Letter of Credit, or (2) any tax penalties (except amounts imposed as a result of the unreasonable delay of the Lenders in paying taxes) and interest due the IRS relating to the foregoing (the “Indemnified Liabilities”), and (ii) to reimburse the Indemnitees, upon their demand as incurred for any costs or expenses (including, without limitation, Attorney Costs) incurred in connection with investigating, defending or preparing to defend or participating (including as a witness) in any investigative, administrative or judicial proceeding whether or not such Indemnitee shall be designated a party thereto, whether commenced or threatened, with respect to any such actual, alleged or threatened liability, loss, damage, penalty (except, in the case of tax penalties, amounts imposed as a result of the unreasonable delay of the Lenders in paying taxes), judgment, suit, claim, cost or expense. Notwithstanding the foregoing, no Borrower shall have any obligation hereunder with respect to (1) any Indemnified Liabilities owed to any Borrower that are directly attributable to claims by a Borrower that the Administrative Agent or the Lenders have breached this Agreement or (2) any Indemnified Liabilities to the extent they are finally adjudged by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of any Indemnitee.

(b)                                  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate -of exchange used shall be Spot Rate.  The obligation of the Borrowers in respect of any such sum due from them shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Loan Documents (the “Agreement Currency”), be discharged only to the extent that the Administrative Agent and the Lenders can purchase the Dollar Equivalent of the Agreement Currency.  If the amount of the Agreement Currency so purchased is insufficient, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify relevant Indemnitees against such loss.  If the Dollar Equivalent of the Agreement Currency is greater than the amount due, the Lender agrees to return any excess to the Person who may be entitled thereto.

(c)                                  Each Indemnitee will promptly notify the Company of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 11.05; provided, however, that the failure to so notify the Company shall in no way impair any Borrower’s obligations under this Section 11.05, except to the extent that such failure. to so notify has an adverse effect on such Borrower.  If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee indemnified or intended to be indemnified pursuant to this Section 11.05, the Borrowers shall be entitled to participate in the defense of such action, suit, or proceeding at their own expense.  Unless an Event of Default has occurred and is continuing, to the extent a Borrower so elects, it may assume such defense (and by such assumption shall be deemed to have accepted responsibility for any judgment, settlement, or other liability arising therefrom other than such as may arise as a result of the gross negligence or willful misconduct of the Indemnitee), to be conducted by counsel chosen by it, which counsel shall be satisfactory to such Indemnitee.  Each Borrower agrees to keep such Indemnitee advised of the status of such defense and to consult with such Indemnitee prior to taking any material position with respect thereto.  Such Indemnitee shall, however, be entitled to employ counsel (including in-house counsel) separate from the Borrowers and from any other party in such action if such Indemnitee shall reasonably determine that a conflict of interest exists which makes representation by counsel chosen by the Borrowers not advisable.  The fees and disbursements of such separate counsel (including the allocated cost of in-house counsel) shall be paid by the Borrowers; provided that the Borrowers shall not be required to pay the fees and disbursements of more than one such separate counsel in any one proceeding or series of related proceedings.  Such Indemnitee shall not agree to the settlement of any such claim without the consent of the Borrowers, unless the Borrowers shall have been given notice of the commencement of an action and shall have failed to assume or fund the defense thereof as herein provided or an Event of Default under Section 9.01(f) or (g) shall have occurred or there shall have been delivered to the Company notice under Section 9.02(b).  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding provisions may be of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law.  All Indemnified Liabilities shall be payable on demand.

(d)                                  The obligations of the Borrowers under this Section 11.05 shall survive the termination of this Agreement and the discharge of the Borrowers’ other obligations hereunder.

11.06                 Marshalling; Payments Set Aside.  None of the Administrative Agent, any Issuing Lender or the Lenders shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Borrower makes a payment or payments to the Administrative Agent, any Issuing Lender or the Lenders, or the Administrative Agent, any Issuing Lender or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any Issuing Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy or insolvency proceeding, or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or any Issuing Lender, as the case may be, upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.

11.07                 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent, each Issuing Lender and each Lender.

11.08                 Assignments, Participations, Etc.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C

Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.02 and 4.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrowers (at their expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) release any Guarantor from the Master Guaranty and Intercreditor Agreement. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.02 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a foreign Person if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.01 as though it were a Lender.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment, to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Issuing Lender, and (ii) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (B) an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)           Notwithstanding anything to the contrary contained herein, if at any time Union Bank or Harris assigns all of its Commitment and Loans pursuant to subsection (b) above, Union Bank or Harris may, upon 15 days’ notice to the Company and the Lenders, resign as an Issuing Lender.  In the event of any such resignation as an Issuing Lender, the Company shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Union Bank or Harris as an Issuing Lender.  Union Bank or Harris shall retain all the rights and obligations of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations pursuant to Section 3.04).

(i)            Each Lender agrees to take normal and reasonable precautions and exercise due care, to maintain the confidentiality of all information identified as “confidential” by any Borrower and provided to it by a Borrower or any Subsidiary of any Borrower, or by the Administrative Agent on such Borrower’s or Subsidiary’s benefit, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Lender, or (ii) was or become available on a non-confidential basis from a source other than a Borrower, provided that such source is not bound by a confidentiality agreement with any Borrower known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any Applicable Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party, (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, and (F) to such Lender’s independent auditors and other professional advisors provided such auditors or professional advisors agree in writing to keep such information confidential to the same extent required of the Lenders hereunder.  Notwithstanding the foregoing, each Borrower authorizes each Lender to disclose to any Participant, Assignee or counterparty (or its advisor) to any swap, securitization or derivative transaction referencing or involving any of the rights or obligations of such Lender under this Agreement (each, a “Transferee”) and to any prospective Transferee, such financial and other information in such Lender’s possession concerning any Borrower or its Subsidiaries which has been delivered to the Administrative Agent or the Lenders pursuant to this Agreement or which has been delivered to the Administrative Agent or the Lenders by any Borrower in connection with the Lender’s credit evaluation of the Borrowers prior to entering into this Agreement; provided, however, that, unless otherwise agreed by the Borrowers, such Transferee agrees in writing to such Lender to keep such information confidential to the same extent required of the Lenders hereunder.  Notwithstanding anything herein to the contrary, effective immediately upon commencement of any discussions regarding the transactions contemplated in this Agreement and any other Loan Document, confidential information shall not include, and all parties to this Agreement or any of the Loan Documents (and each employee representative, or other agent of any such party) may disclose to any and all Persons without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

(j)            Each Lender shall promptly notify the Borrowers if it determines or otherwise treats the Loans and/or its interest in Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1.

11.09      Set-Off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of any Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 11.09 are in addition to the other rights and remedies (including other rights of set-off) which the Lender may have.

11.10      Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

11.11      Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

11.12      Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.13      No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Issuing Lenders and the Administrative Agent, and their permitted successors, assignees and participants, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. None of the Administrative Agent, any Issuing Lender, or any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

11.14      Time.  Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

11.15      Governing Law and Jurisdiction.

(a)           THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK EXCEPT, IN THE CASE OF SECTION 3, TO THE EXTENT THAT SUCH LAWS ARE INCONSISTENT WITH THE UCP; PROVIDED THAT ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  THE BORROWERS, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

11.16      Waiver of Jury Trial.  THE BORROWERS, THE LENDERS, EACH ISSUING BANK AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH

RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE BORROWERS, THE LENDERS, THE ISSUING BANKS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY ARE WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.17      Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers, the Lenders, the Issuing Lenders and the Administrative Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and letter referenced in Section 2.09(c) and any prior arrangements made with respect to the payment by the Borrowers of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent, each Issuing Lender or the Lenders.

11.18      Obligations Several and Not Joint; Certain Waivers.

(a)           The obligations of the Borrowers (except in their capacity, if any, as a Guarantor under the Master Guaranty and Intercreditor Agreement) under this Agreement are several and not joint.

(b)           Each Borrower agrees that neither the Administrative Agent nor any Lender shall have any responsibility to inquire into the apportionment, allocation or disposition of the proceeds of any Credit Extension as among the Borrowers.

(c)           Each Borrower hereby irrevocably appoints each other Borrower as its agent and attorney-in-fact for all purposes of the Loan Documents, including without limitation the giving and receiving of notices and other communications, the making of requests for, or conversions or continuations of, Loans, Letters of Credit, the execution and delivery of certificates and the receipt and allocation of disbursements from the Lenders.

(d)           Each Borrower acknowledges that the handling of this credit facility as one facility as set forth in this Agreement is solely an accommodation to the Borrowers and is done at their request.  Each Borrower agrees that neither the Administrative Agent nor any Lender shall incur any liability to any Borrower as a result thereof.  To induce the Administrative Agent and the Lenders to enter into this Agreement, and in consideration thereof, each Borrower hereby agrees to indemnify the Administrative Agent and each Lender and hold such entity harmless from and against any and all liabilities, expenses, losses, damages and/or claims of damage or injury asserted against such entity by any Borrower or by any other Person arising from or incurred by reason of the structuring of this credit facility as herein provided, reliance by the

Administrative Agent or the Lenders on any requests or instructions from any Borrower, or any other action taken by the Administrative Agent or a Lender hereunder.  This Section shall survive termination of this Agreement.

(e)           Each Borrower represents and warrants to the Administrative Agent and the Lenders that (i) it has established adequate means of obtaining from each other Borrower on a continuing basis financial and other information pertaining to the business, operations and condition (financial and otherwise) of each other Borrower and its respective property, and (ii) each Borrower now is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of each other Borrower, and its property.  Each Borrower hereby waives and relinquishes any duty on the part of the Administrative Agent or any Lender to disclose to such Borrower any matter, fact or thing relating to the business, operations or condition (financial or otherwise) of any other Borrower, or the property of any other Borrower, whether now or hereafter known by the Administrative Agent or any Lender during the life of this Agreement.

(f)            Each Borrower acknowledges that its Obligations may derive from value provided directly to another Person and, in full recognition of that fact, each Borrower consents and agrees that the Administrative Agent and any Lender may, at any time and from time to time, without notice to, demand on, or the agreement of, such Borrower, and without affecting the enforceability or security of the Loan Documents:

(i)            with the agreement of each other Borrower, supplement, modify,, amend, extend, renew, accelerate or change the terms of the Obligations, or otherwise change the time for payment of the Obligations or any part thereof, including increasing or decreasing the rate of interest thereon;

(ii)           with the agreement of each other Borrower, supplement, modify, amend or waive, or enter any agreement, approval or consent with respect to, the Obligations or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

(iii)          with the agreement of each other Borrower, accept new or additional instruments, documents or agreements in exchange for, or relative to, any. of the Loan Documents or the Obligations or any part thereof;

(iv)          accept partial payments on the Obligations;

(v)           with the agreement of each other Borrower, receive and hold additional security or guaranties for the Obligations or any part thereof;

(vi)          release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as the Administrative Agent or any Lender in its sole and absolute discretion may determine;

(vii)         release any party or any guarantor from any personal liability with respect to the Obligations or any part thereof;

(viii)        settle, release on terms satisfactory to the Administrative Agent or such Lender and each other Borrower, or by operation of Applicable Law or otherwise liquidate or enforce any Obligations and any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; and/or

(ix)           consent to the merger, change or any other restructuring or termination of the corporate existence of each other Borrower or any other Person, and correspondingly restructure the Obligations, continuing existence of any Lien under any other Loan Document to which any Borrower is a party or the enforceability hereof or thereof with respect to all or any part of the Obligations.

(g)           Each Borrower expressly waives any right to require the Administrative Agent or any Lender to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any other Person or any other Person, and agrees that the Administrative Agent and any Lender may proceed against Borrowers in such order as they shall determine in their sole and absolute discretion.  The Administrative Agent and any Lender may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions.  Each Borrower agrees that the Administrative Agent or any Lender and any. other Borrower may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the obligations of such Borrower under the Loan Documents.

(h)           Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of any other Borrower or any other Person with respect to any Obligations, (ii) the unenforceability or invalidity as to any other Borrower or any other Person of the Obligations, (iii) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (iv) the cessation for any cause whatsoever of the liability of any Borrower or any other Person (other than by reason of the full payment and performance of all Obligations), (v) to the extent permitted by law, any failure of the Administrative Agent or any Lender to give notice of sale or other disposition to any Borrower or any defect in any notice that may be given in connection with any sale or disposition, (vi) to the extent permitted by law, any failure of the Administrative Agent or any Lender to comply with applicable laws in connection with the sale or other disposition of any security for any Obligation, including without limitation any failure of the Administrative Agent or any Lender to conduct a commercially reasonable sale or other disposition of any security for any obligation, (vii) any act or omission of the Administrative Agent or any Lender or others that directly or indirectly results in or aids the discharge or release of any Borrower or any other Person or the Obligations or any other security or guaranty therefore by operation of law or otherwise, (viii) any failure of the Administrative Agent or any Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any other Borrower, (ix) the election by the Administrative Agent or any Lender, in any bankruptcy proceeding of any other Borrower, of the application or non-application of Section 1111 (b)(2) of the United States Bankruptcy Code, (x) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code in connection with the bankruptcy of any other Borrower, (xi) any use of cash collateral under Section 363 of the United States Bankruptcy Code, or (xii) any agreement or stipulation with any other Borrower with respect to the provision of adequate protection in any bankruptcy proceeding of any Person.

(i)            Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, each Borrower hereby waives with respect to each other Borrower and their respective successors and assigns (including any surety) and any other party any and all rights at law or in equity, to subrogation to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which any Borrower may have or hereafter acquire against each other Borrower or any other party in connection with or as a result of Borrowers’ execution, delivery and/or performance of this Agreement or any other Loan Document to which any Borrower is a party.  Each Borrower agrees that it shall not have or assert any such rights against one another or their respective successors and assigns or any other party (including any surety), either directly or as an attempted setoff to any action commenced against any Borrower by another Borrower (as borrower or in any other capacity) or any other party.  Each Borrower hereby acknowledges and agrees that this waiver is intended to benefit the Lenders and shall not limit or otherwise affect Borrowers, liability hereunder, under any other Loan Document to which any Borrower is a party, or the enforceability hereof or thereof.

11.19      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower Party, which information includes the name and address of each Borrower Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

The Company:

AECOM TECHNOLOGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

The Subsidiary Borrowers:

MAUNSELL HK HOLDINGS, LIMITED,
a limited company organized under the laws of
Hong Kong

By:
Name:
Title:

AECOM UK, LIMITED,
a limited company organized under the laws of the United Kingdom

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A.,
as Administrative Agent

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A., as an Issuing Lender, the Swing Line Lender and a Lender

By:
Name:
Title:

BANK OF MONTREAL, acting under its trade name BMO Capital Markets, as Syndication Agent

By:
John A. Armstrong
Vice President

HARRIS N.A. (successor by merger to
Harris Trust and Savings Bank),
as an Issuing Lender and a Lender

By:
John A. Armstrong
Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:
Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

BNP PARIBAS,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as a Lender

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

CITY NATIONAL BANK,
as a Lender

By:
Name:
Title:

THE NORTHERN TRUST COMPANY,
as a Lender

By:
Name:
Title:

AMEGY BANK, N.A. (formerly Southwest Bank of Texas, N.A.), as a Lender

By:
Name:
Title:

EXHIBIT A

FORM OF REQUEST FOR EXTENSION OF CREDIT

Date:

To:	Union Bank of California, N.A.,
as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of July      , 2006 among AECOM Technology Corporation, a Delaware corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (each, a “Subsidiary Borrower” and together with the Company, the “Borrowers”), the Lenders from time to time party thereto, Union Bank of California, N.A., as the Administrative Agent, an Issuing Lender and the Swing Line Lender, Harris N.A. (successor by merger to Harris Trust and Savings Bank), as an Issuing Lender, and Bank of Montreal, acting under its trade name BMO Capital Markets, as the Syndication Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

The undersigned hereby requests (select one):

☐  A Borrowing of Loans                  ☐  A Conversion or Continuation of Loans

1.             On                                                             (a Business Day).

2.             In the amount of [$]                                            .

3.	Comprised of
[type of Loan requested]

4.             For Offshore Rate Loans:  with an Interest Period of                       months.

The foregoing request complies with the requirements of Sections 2.01 and 2.03 of the Agreement.  In connection with any Request for Extension of Credit for a Borrowing of Loans, the undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect to the application of the proceeds therefrom:

(a)           all of the representations and warranties of the Borrowers contained in Section 6 of the Agreement and in any other Loan Documents and all of the representations and warranties of the Guarantors in the Master Guaranty and in any other Loan Documents shall be true and correct in all material respects on and as of this Funding Date as though made on and as of this date; and

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(b)           no Default or Event of Default has occurred and is continuing or would result from this Extension of Credit.

[APPLICABLE BORROWER]

By:

Name:

Title:

2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[To Be Attached]

1

EXHIBIT C

FORM OF
NOTE

$	September 22, 2006

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to the order of                                                          (the “Lender”), on the Termination Date (as defined in, and from time to time extended in accordance with, the Agreement referred to below) the amount of                            Dollars ($                        ), or such lesser principal amount of Loans (as defined in the Agreement referred to below) payable by the Borrower to the Lender on such Termination Date under the Amended and Restated Credit Agreement dated as of September 22, 2006 among the Borrower, the other borrowers party thereto, the Lenders from time to time party thereto, Union Bank of California, N.A., as the Administrative Agent, an Issuing Lender and the Swing Line Lender, Harris N.A. (successor by merger to Harris Trust and Savings Bank), as an Issuing Lender, and Bank of Montreal, acting under its trade name, BMO Capital Markets, as the Syndication Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times as are specified in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent at the Administrative Agent’s Payment office for the account of the Lender in immediately available funds in the currency of such Loan.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the “Notes” referred to in the Agreement.  Reference is hereby made to the Agreement for rights and obligations of payment and prepayment, events of default and the right of the Lender to accelerate the maturity hereof upon the occurrence of such events.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity, of its Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

The Borrower agrees to pay all collection expenses, court costs and Attorney Costs (whether or not litigation is commenced) which may be incurred by the Lender in connection with the collection or enforcement of this Note.

1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

[AECOM TECHNOLOGY CORPORATION,
a Delaware corporation

By:
Name:
Title: ]

[MAUNSELL HK HOLDINGS, LIMITED,
a limited company organized under the laws of Hong Kong

By:
Name:
Title: ]

[AECOM UK, LIMITED,
a limited company organized under the laws of the United Kingdom

By:
Name:
Title: ]

2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

1

EXHIBIT D

MASTER GUARANTY AND INTERCREDITOR AGREEMENT

[To Be Attached]

1

EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [insert name of Assignor] (the “Assignor”) and [insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities and Letters of Credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund(1)]

3.	Borrowers:	AECOM Technology Corporation
Subsidiary Borrowers from time to time party thereto

4.	Administrative Agent:	Union Bank of California, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Amended and Restated Credit Agreement dated as of September 22, 2006, among AECOM Technology Corporation, the Subsidiary Borrowers from time to time party thereto, the several financial institutions from time to time party thereto, Union Bank of California, N.A., as Administrative Agent, an Issuing Lender and the Swing Line Lender, Harris N.A. (successor by merger to Harris Trust and Savings Bank), as an Issuing Lender, and Bank of Montreal, acting under its trade name BMO Capital Markets, as Syndication Agent.

(1)  Select as applicable.

1

6.                                       Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)

Commitment	$	$		%

Effective Date:                   , 20     [to be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefore.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title

(2)           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

Consented to and Accepted:

UNION BANK OF CALIFORNIA, N.A., as Administrative Agent

By:
Title
[Consented to:](3)

AECOM TECHNOLOGY CORPORATION

By:
Title

UNION BANK OF CALIFORNIA, N.A., as an Issuing Lender

By:
Title

HARRIS N.A. (successor by merger to Harris Trust and Savings Bank), as an Issuing Lender

By:
Title

(3)                                  To be added only if the consent of the Company and/or other parties (e.g., an Issuing Lender) is required by the terms of the Credit Agreement.

3

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS

1.                                       Representations and Warranties.

1.1.                              Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                              Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Collateral Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

1.3                                 Assignee’s Address for Notices, Etc.  Attached hereto as Schedule I is all contact information, address, account and other administrative information relating to the Assignee.

2.                                       Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal,. interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or

1

after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this Assignment directly between themselves.

3.                                       General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of California.

2

SCHEDULE 1 TO ASSIGNMENT AND ACCEPTANCE
ADMINISTRATIVE DETAILS

(Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and account and payment information)

3

EXHIBIT F

INSTRUMENT OF JOINDER FOR
ADDITIONAL SUBSIDIARY BORROWERS

Dated:

Reference is made to that certain Amended and Restated Credit Agreement dated as of September 22, 2006, among AECOM Technology Corporation, a Delaware corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (each, a “Subsidiary Borrower” and together with the Company, the “Borrowers”), the Lenders from time to time party thereto, Union Bank of California, N.A., as the Administrative Agent and an Issuing Lender, Harris N.A. (successor by merger to Harris Trust and Savings Bank), as an Issuing Bank, and Bank of Montreal, acting under its trade name BMO Capital Markets, as the Syndication Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

The undersigned, a Wholly-Owned Subsidiary of the Company (“Subsidiary”) hereby agrees to become a Subsidiary Borrower and agrees to be bound by all the terms and conditions of the Agreement applicable to a Borrower from and after the date hereof as if a signatory to the Agreement. Concurrently herewith, Subsidiary is executed and delivering a duly completed joinder agreement in the form of Exhibit A to the Master Guaranty and Intercreditor Agreement, whereby such Subsidiary Borrower agrees to be bound by the terms and conditions of the Master Guaranty and Intercreditor Agreement as an Obligor Subsidiary in accordance with the terms thereof.

The undersigned Subsidiary hereby makes the representations and warranties applicable to a Subsidiary Borrower to the matters set forth in Section 6 of the Credit Agreement as of the date hereof.

The undersigned hereby consent to the Subsidiary becoming a party to the Credit Agreement and the Master Guaranty and Intercreditor Agreement.  This Instrument of Joinder is executed by the parties hereto as of the date first written above.

[New Subsidiary Borrower]

By:
Name:
Title:

Consented:	Existing Borrowers party to the Credit
Agreement and existing Subsidiary guarantors
UNION BANK OF CALIFORNIA, N.A.,	party to the Master Guaranty and Intercreditor
as Administrative Agent	Agreement

By:	By:
Vice President	Name:
Title:

1

EXHIBIT G

FORM OF FUNDS TRANSFER AGREEMENT

[To Be Attached]

1

EXHIBIT H

FORM OF FUNDS TRANSFER AUTHORIZATION

[To Be Attached]

1

EXHIBIT I

FORM OF MASTER REPETITIVE WIRE INSTRUCTION

[To Be Attached]

1

SCHEDULE 1.01(a)

SUBSIDIARY BORROWERS AS OF EFFECTIVE DATE

Maunsell HK Holdings, Limited

AECOM UK, Limited

1

SCHEDULE 1.01(b)

MANDATORY COST RATE

The Mandatory Cost Rate is an addition to the interest rate on a Loan to compensate a Lender for the cost attributable to such Loan resulting from the imposition from time to time under the Bank of England Act 1998 (the “Act”) and/or by the Bank of England and/or the Financial Services Authority (the “FSA”) (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest-bearing deposits or Special Deposits (whether interest-bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund such a Loan.

The Mandatory Cost Rate will be the percentage rate per annum (or the arithmetical average of the percentage rates where there is more than one Mandatory Cost Reference Lender supplying the same) determined by the Administrative Agent (rounded upward, if necessary, to four decimal places) as the rate resulting from the application (as appropriate) of the following formulae:

(a)                                  in relation to Loans or other unpaid amounts denominated in Sterling:

XL + S(L-D) + F x 0.01
100 - (X+S)

(b)                                 in relation to Loans or other unpaid amounts denominated in any currency other than Sterling:

F x 0.01

where, in each case, on the day of application of the formula:

X                                       is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which such Mandatory Cost Reference Lender is required under or pursuant to the Act to maintain cash ratio deposits with the Bank of England;

L                                         is the rate determined in accordance with subsection (a) of the definition of “Offshore Rate” applicable to such Loan;

F                                         is the rate of charge payable by such Mandatory Cost Reference Lender to the FSA pursuant to paragraphs 2.02 or 2.03 (as the case may be) of the Fees Regulations (but for this purpose the figure at paragraph 2.02b or 2.03b (as the case may be) shall be deemed to be zero) and expressed in pounds per £1 million of the Fee Base of such Mandatory Cost Reference Lender;

S                                         is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which such Mandatory Cost Reference Lender is required to maintain by the Bank of England (or other United Kingdom governmental authorities or agencies); and

1

D                                       is the percentage rate per annum payable by the Bank of England to such Mandatory Cost Reference Lender on Special Deposits.

(X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero.)

The Mandatory Cost Rate for any Interest Period shall be calculated at or about 11:00 a.m. (London time) on the first day of such Interest Period for the duration of such Interest Period.

The determination of the Mandatory Cost Rate in relation to any Interest Period shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

If there is any change in circumstance (including the imposition of alternative or additional requirements, including capital adequacy requirements) which in the reasonable opinion of the Administrative Agent renders or will render the above formula (or any element thereof, or any defined term used therein) inappropriate or inapplicable, the Administrative Agent shall promptly notify the Company and the Lenders thereof and (following consultation with the Majority Lenders) shall be entitled to vary the same with the prior written consent of the Company, which shall not be unreasonably withheld. Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in a notice from the Administrative Agent to the Company and the Lenders.

For the purposes of this Schedule:

The terms “Eligible Liabilities” and “Special Deposits” shall bear the meanings ascribed to them under or pursuant to the Act or by the Bank of England (as may be appropriate), on the day of the application of the formula.

“Fee Base” has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

“Fees Regulations” means, as appropriate, either:

(a)                                  the Banking Supervision (Fees) Regulations 2000; or

(b)                                 such other law or regulations as from time to time may be in force, relating to the payment of fees for banking supervision.

2

SCHEDULE 2.01

COMMITMENTS
AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share

1

SCHEDULE 2.02

OFFSHORE CURRENCIES AS OF AMENDMENT EFFECTIVE DATE

euro
Australian Dollars
Canadian dollars
English pounds sterling
Hong Kong dollars
Japanese yen
New Zealand Dollars
Singapore Dollars

Letter of Credit Currency only

Thai Baht

1

SCHEDULE 7.01

SUBSIDIARY FINANCIAL STATEMENTS

Domestic:

1.                                       Consoer Townsend Envirodyne Engineers, Inc.

2.                                       DMJM + Harris, Inc.

3.                                       DMJMH+N, Inc.

4.                                       DMJM Aviation, Inc.

5.                                       Metcalf & Eddy, Inc.

6.                                       TCB Inc.

Global:

7.                                       ANZAME (Australia, New Zealand, Asia, Middle East)

8.                                       HK/China

9.                                       Europe

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SCHEDULE 8.01

EXISTING LIENS

Debtor	Secured Party	Comments
KHN, a Joint Venture	New England Mutual Life Insurance Co.	Loan on Holmes & Narver Building in Orange, California. See Schedule 8.02, item (D)

1

SCHEDULE 8.02

EXISTING INDEBTEDNESS

(See attachment)

1

SCHEDULE 8.08

CERTIFICATE OF DESIGNATIONS OF
PREFERRED STOCK

INVESTORS RIGHTS AGREEMENT

REGULATORY SIDE LETTER

(see attachments)

1

SCHEDULE 11.02

LENDING OFFICES AND ADDRESSES FOR NOTICES

COMPANY

AECOM TECHNOLOGY CORPORATION
555 South Flower Street, Suite 3700
Los Angeles, California 90071-2300

Attention:	Vice President, Corporate Development
with a copy to the Corporate Counsel
Telephone: (213) 593-8718
Facsimile: (213) 593-8730
Electronic Mail: kim.gant@aecom.com

with a copy to:

AECOM TECHNOLOGY CORPORATION
555 South Flower Street, Suite 3700
Los Angeles, California 90071-2300

Attention:	Eric Chen
Telephone: (213) 593-8719
Facsimile: (213) 593-8727
Electronic Mail: eric.chen@aecom.com

1

UNION BANK OF CALIFORNIA, N.A.

Administrative Agent’s Office and Union Bank of California’s Lending Office
(for payments and Requests for Extensions of Credit):

Credit Contact:

Union Bank of California, N.A.

445 South Figueroa Street, 15th Floor

Los Angeles, California  90071

Attn:	David J. Stassel, Vice President
Phone:	(213) 236-7768
Fax:	(213) 236-7635
E-mail:	david.stassel@uboc.com

Operations Contact:

Union Bank of California, N.A.

Commercial Loan Documentation Center

Mail Code 4-957-161

601 Potrero Grande Drive, 1st Floor

Monterey Park, California  91754

Attn:	Manuel Poniente
Phone:	(323) 720-2583
Fax:	(323) 720-2780
E-mail:	manuel.poniente@uboc.com

Address for wire transfers:

Bank:	Union Bank of California, N.A.
Address:	Monterey Park
ABA Routing #	122000496
Account Name:	Wire Transfer Clearing CLO
Attn:	Commercial Loan Operations
Reference:	AECOM Technology Corporation

2

HARRIS N.A.

Address for all communications (except wire transfers):

Harris N.A.

111 West Monroe Street

Chicago, Illinois 60603

Credit Contact:

Attn:	John A. Armstrong, Vice President, or Isabella Battista, Vice President
Phone:	Armstrong (312) 461-2962; Battista (312) 293-8358
Fax:	Armstrong (312) 293-5068; Battista (312) 293-5852
E-mail:	john.a.armstrong@bmo.com; isabella.battista@bmo.com;

Operations Contact:

Attn:	Anita Blake
Phone:	(312) 461-3454
Fax:	(312) 293-5884
E-mail:	anita.blake@bmo.com

Address for wire transfers:

Bank:	Harris N.A.
Address:	Chicago, Illinois
ABA Routing #	071 000 288
Account #:	109 215 4
Account Name:	Credit Account
Reference:	AECOM Technology Corporation

3

WELLS FARGO BANK, N.A.

Credit Contact:

Wells Fargo Bank, N.A.

MAC E2064-12B

333 South Grand Avenue, 12th Floor

Los Angeles, California  90071

Attn:	Vanessa Sheh Meyer, Senior Vice President, or Ling Li, Vice President
Phone:	Meyer (213) 253-7318; Li (213) 253-7320
Fax:	Meyer (213) 253-7302, Li (213) 253-7302
E-mail:	meyerv@wellsfargo.com; lilingf@wellsfargo.com

Operations Contact:

Wells Fargo Bank, N.A.

MAC A0187-080

201 Third Street, 8th Floor

San Francisco, California  94103

Attn:	Judy Chan, Vice President and Manager
Phone:	(415) 477-5433
Fax:	(415) 979-0675
E-mail:	chanj@wellsfargo.com

4

Address for wire transfers:

Bank:	Wells Fargo Bank, N.A.
Address:	San Francisco, California
ABA Routing #	121-000-248
Account #:	271-2507201
Account Name:	MEMSYN
Reference:	AECOM Technology Corp. Obligor # to be determined.

5

U.S. BANK NATIONAL ASSOCIATION

Credit Contact:

U.S. Bank National Association

National Corporate Banking West

Mail Code: PD-OR-P4CB

555 SW Oak Street, 4th Floor

Portland, Oregon  97204

Attn:	Janet E. Jordan, Vice President or Conan Schleicher
Phone:	Jordan (503) 275-5871; Schleicher (503) 275-5101
Fax:	(503) 275-5428
E-mail:	janet.jordan@usbank.com; conan.schleicher@usbank.com

Operations Contact:

U.S. Bank National Association

Commercial Loan Servicing Department

Mail Code: PD-OR-P7LN

555 SW Oak Street

Portland, Oregon  97204

Attn:	Lennie Regalado, or Hanny Nawawi
Phone:	Regalado (503) 275-4395; Nawawi (503) 275-7894
Fax:	(503) 275-4600
E-mail:	lennie.regalado@usbank.com; hanny.nawawi@usbank.com

6

Letters of Credit Contact

U.S. Bank National Association

International Banking Division

111 S.W. Fifth Street, Mail Code PD-OR-T5CE

Portland, Oregon  97204

Attn:	Nancy Tousignant, Vice President
Phone:	(503) 275-7951
Fax:	(503) 275-5132
E-mail:	nancy.tousignant@usbank.com

7

Address for wire transfers:

Bank:	U.S. Bank National Association
Address:	Portland, Oregon
ABA Routing #	123-000-220
Account #:	00340012160600
Account Name:	Commercial Loan Servicing West
Attn:	Lennie Regalado
Reference:	AECOM

8

LASALLE BANK NATIONAL ASSOCIATION

Address for all communications (except wire transfers):

LaSalle Bank National Association

135 S. LaSalle Street

Chicago, Illinois 60603

Credit Contact:

Attn:	Steve Trepiccione or John M. O’Connell
Phone:	Trepiccione (312) 904-7824; O’Connell (312) 904-9214
Fax:	(312) 904-6021
E-mail:	steve.trepiccione@abnamro.com; john.m.o’connell@abnamro.com

Operations Contact:

Attn:	Joyce Fitzgibbons on Jeanette Lahart
Phone:	Fitzgibbons (312) 992-1631; Lahart (312) 904-0598
Fax:	(312) 904-6373
E-mail:	joyce.fitzgibbons@abnamro.com; jeanette.lahart@abnamro.com

9

Address for wire transfers:

Bank:	LaSalle Bank National Association
Address:	Chicago, Illinois
ABA Routing #	122 000 496
Account #:	77070 196431
Attn:	Commercial Loan Operations
Reference:	AECOM Technology Corp.

10

CITY NATIONAL BANK

Credit Contact:

City National Bank

555 South Flower Street, 16th Floor

Los Angeles, California  90071

Attn:	Brandon Feitelson
Phone:	(213) 673-9016
Fax:	(213) 673-9801
E-mail:	brandon.feitelson@cnb.com

Operations Contact:

City National Bank

831 S. Douglas Street

Suite 100

El Segundo, California 90245

Attn:	Jennifer Dator-Danas
Phone:	(310) 297-8078
Fax:	(310) 297-8062

11

Address for wire transfers:

Bank:	City National Bank
ABA Routing #	122-016-066
Account #:	101-306674
Reference:	AECOM Technology Corp.

12

HSBC BANK USA

Credit Contact:

HSBC Bank USA

452 Fifth Ave., 5th Floor

New York, New York 10018

Attn:	George Linhart or Chris Croker
Phone:	Linhart (212) 525-3326; Croker (212) 525-2605
Fax:	(212) 525-2479
E-mail:	george.linhart@us.hsbc.com; christopher.j.croker@us.hasbc.com

Operations Contact:

HSBC Bank USA

One HSBC Center, 26th Floor

Buffalo, New York 14203

Attn:	Donna L. Riley or Maria Mendez Tadak
Phone:	Riley (716) 841-4178; Tadak (716) 841-2291
Fax:	(716) 841-0269

13

Address for wire transfers:

Bank:	HSBC Bank USA
ABA Routing #	021001088
Account #:	001-940503
Account Name:	Syndication & Asset Group
Attn:	Donna L. Riley
Reference:	AECOM

14

AMEGY BANK, N.A.

Address for all communications (except wire transfers):

Amegy Bank, N.A.

P.O. Box 27459

Houston, Texas 77227-7459

Credit Contact:

Attn:	Gary Tolbert or Blake Stoehr
Phone:	Tolbert (713) 235-8855; Stoehr (713) 232-2079
Fax:	(713) 561-0343
E-mail:	gtolbert@swbanktx.com; bstoehr@swbanktx.com

Operations Contact:

Attn:	Maxine Hunter or Faye Cain
Phone:	Hunter (713) 232-6355; Cain (713) 232-6363
Fax:	(713) 693-7467
E-mail:	mhunter@swbanktx.com; fcain@swbanktx.com

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Address for wire transfers:

(Fed Wire Payment Instructions)

Bank:	Amegy Bank, N.A.
ABA Routing #	113 011 258
Account #:	1000527
Account Name:	Loans Wire Clearing
Attn:	Maxine Hunter
Reference:	AECOM Technology Corp.

(Standby Letter of Credit Wire Payment Instructions)

Bank:	Amegy Bank, N.A.
ABA Routing #	112 011 258
Account #:	1000527
Account Name:	Loans Wire Clearing
Attn:	Maxine Hunter
Reference:	AECOM Technology Corp.

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BNP PARIBAS

Credit Contact:

BNP Paribas
One Front Street, 23rd Floor
San Francisco, California 94111

Attn:	Jaime Dillon
Phone:	(415) 772-1366
Fax:	(415) 291-0563
E-mail:	jaime.dillon@americas.bnpparibas.com

Operations Contact (with a copy to Credit Contact):

BNP Paribas

919 Third Avenue, 3rd Floor

New York, New York 10022

Attn:	Thomas Kunz
Phone:	(212) 471-6655
Fax:	(212) 841-2682
E-mail:	thomas.kunz@americas.bnpparibas.com

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Address for wire transfers:

Bank:	BNP Paribas New York
ABA Routing #	026007689 (CHIPS: 768)
F/O	BNP Paribas San Francisco
Account #:	521 315 434 01
Attn:	San Francisco Loan Operations
Reference:	AECOM Technology Corporation

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BANK OF AMERICA, N.A.

Credit Contact:

Bank of America, N.A.

Mail Code:  CA9-194-24-05

333 South Hope Street, 24th Floor

Los Angeles, CA 90071

Attn:	Robert W. (Bob) Troutman or G. Scott Lambert
Phone:	Troutman (213) 621-8765; Lambert (213) 621-8766
Fax:	(213) 621-8793
E-mail:	bob.troutman@bankofamerica.com; scott.lambert@bankofamerica.com

Operations Contact:

Bank of America, N.A.

CA4-702-02-05, Bldg. B

2001 Clayton Road

Concord, CA 94520-2405

Attn:	Christina F. (Tina) Obcena
Phone:	(925) 675-8788
Fax:	(888) 969-9246
E-mail:	tina.obcena@bankofamerica.com

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Address for wire transfers:

Bank:	Bank of America
ABA Routing #	026009593
Account #:	3750836479
Account Name:	Credit Services West
Attn:	Tina Obcena
Reference:	AECOM Technology

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THE NORTHERN TRUST COMPANY

Credit Contact:

The Northern Trust Company

50 S. LaSalle Street

Chicago, IL 60675

Attn:	John Burda
Phone:	(312) 557-3455
Fax:	(312) 444-7028
E-mail:	JEB4@NTRS.COM

Operations Contact:

The Northern Trust Company

801 South Canal

Chicago, Illinois 60675

Attn:	Mike Lorenzi
Phone:	(312) 557-1840
Fax:	(312) 630-1566
E-mail:	ML29@NTRS.COM

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Address for wire transfers:

Bank:	The Northern Trust Bank
Address:	Chicago, Illinois
ABA Routing #	071-000-152
Account #:	5186401000
Account Name:	Commercial Loans
Reference:	Maunsell

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